EXHIBIT 10.1

CREDIT AGREEMENT

DATED AS OF MAY 19, 2005

AMONG

NORTH AMERICAN ENERGY PARTNERS INC.

as Borrower,

THE LENDERS LISTED HEREIN,

as Lenders,

BNP PARIBAS (CANADA),

as Administrative Agent

and

GE CANADA FINANCE HOLDING COMPANY,

as Collateral Agent

i

4.2 Letter of Credit Fees	67

4.3 Drawings and Reimbursement of Amounts Paid Under Letters of Credit	68

4.4 Obligations Absolute	71

4.5 Nature of Issuing Lenders’ Duties	72

SECTION 5. SECURITY	72

5.1 Collateral Documents	72

5.2 Registration	73

5.3 Sharing Collateral Documents	74

5.4 Form of Collateral Documents	75

5.5 After-Acquired Property	75

5.6 Continuing Collateral Documents	76

5.7 Dealing with Collateral Documents	76

5.8 Effectiveness	76

5.9 Release and Discharge of Collateral Documents	77

5.10 Transfer of Collateral Documents	77

SECTION 6. CONDITIONS TO LOANS AND LETTERS OF CREDIT	77

6.1 Conditions to Closing	77

6.2 Conditions to All Loans	83

6.3 Conditions to Letters of Credit	84

6.4 Waiver	85

SECTION 7. COMPANY’S REPRESENTATIONS AND WARRANTIES	85

7.1 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries	85

7.2 Authorization of Borrowing, etc.	86

7.3 Financial Condition	87

7.4 No Material Adverse Change; No Restricted Junior Payments	87

7.5 Title to Properties; Liens; Real Property; Intellectual Property	87

7.6 Litigation; Adverse Facts	89

7.7 Payment of Taxes	89

7.8 Performance of Agreements; Material Contracts	89

7.9 Benefit Plans	90

7.10 Certain Fees	90

7.11 Environmental Protection	90

7.12 Employee Matters	91

7.13 Solvency	91

7.14 Matters Relating to Collateral	91

7.15 Disclosure	92

7.16 Related Documents	92

7.17 Accounts	92

7.18 Compliance with Existing Senior Notes	93

7.19 Deemed Repetition	93

SECTION 8. COMPANY’S AFFIRMATIVE COVENANTS	93

8.1 Financial Statements and Other Reports	93

8.2 Existence, etc.	99

8.3 Payment of Taxes and Claims; Tax	99

8.4 Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds	100

8.5 Inspection Rights; Lender Meeting	102

8.6 Compliance with Laws, etc.	103

8.7 Environmental Matters	103

8.8 First Priority Liens	105

8.9 Execution of Subsidiary Guarantee; Collateral Documents After the Closing Date; Further Assurances	105

8.10 Cash Management	107

SECTION 9. COMPANY’S NEGATIVE COVENANTS	109

9.1 Indebtedness	109

9.2 Liens and Related Matters	110

9.3 Investments; Acquisitions	112

9.4 Contingent Obligations	113

9.5 Restricted Junior Payments	114

9.6 Financial Covenants	115

9.7 Restriction on Fundamental Changes; Asset Sales	117

9.8 Transactions with Shareholders and Affiliates	118

9.9 Sales and Lease-Backs	119

9.10 Conduct of Business	119

9.11 Amendments or Waivers of Certain Agreements	119

9.12 Fiscal Year	120

SECTION 10. EVENTS OF DEFAULT	120

10.1 Failure to Make Payments When Due	120

10.2 Default in Other Agreements	121

10.3 Breach of Certain Covenants	121

10.4 Breach of Warranty	121

10.5 Other Defaults Under Loan Documents	121

10.6 Involuntary Bankruptcy; Appointment of Receiver, etc.	122

10.7 Voluntary Insolvency	122

10.8 Judgments and Attachments	123

10.9 Dissolution	123

10.10 Seizure	123

10.11 Change in Control	123

10.12 Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations	123

10.13 Conduct of Business By Holdings	124

10.14 Conduct of Business by Finance Co.	124

10.15 Amendment of Certain Documents of Holdings	124

SECTION 11. ADMINISTRATIVE AGENT AND COLLATERAL AGENT	125

11.1 Appointment	125

11.2 Powers and Duties; General Immunity	127

11.3 Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness	128

11.4 Right to Indemnity	129

11.5 Successor Agents and Swing Line Lender	129

11.6 Collateral Documents and Guarantees	130

11.7 Duties of Other Agents	132

11.8 Administrative Agent May File Proofs of Claim	132

11.9 Borrowing Base Communication	133

SECTION 12. MISCELLANEOUS	133

12.1 Successors and Assigns; Assignments and Participations in Loans and Letters of Credit	133

12.2 Expenses	137

12.3 Indemnity	138

12.4 Set-Off; Security Interest in Deposit Accounts	140

12.5 Ratable Sharing	140

12.6 Amendments and Waivers	141

12.7 Independence of Covenants	143

12.8 Notices; Effectiveness of Signatures	143

12.9 Survival of Representations, Warranties and Agreements	144

12.10 Failure or Indulgence Not Waiver; Remedies Cumulative	144

12.11 Marshalling; Payments Set Aside	144

12.12 Severability	145

12.13 Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver	145

12.14 Release of Subsidiary Guarantee	145

12.15 Release of Security Interest on Asset Disposition	146

12.16 Applicable Law	146

12.17 Construction of Agreement; Nature of Relationship	146

12.18 Consent to Jurisdiction and Service of Process	147

12.19 Waiver of Jury Trial	147

12.20 Confidentiality	148

12.21 Paramountcy; Superseding Effect	149

12.22 Counterparts; Effectiveness	149

v

EXHIBITS

I	FORM OF NOTICE OF BORROWING

II	FORM OF NOTICE OF CONVERSION/ROLLOVER

III	FORM OF REQUEST FOR ISSUANCE

IV	INTENTIONALLY LEFT BLANK

V	FORM OF BA DISCOUNT NOTE

VI	FORM OF BORROWING BASE CERTIFICATE

VII	FORM OF COMPLIANCE CERTIFICATE

VIII	INTENTIONALLY DELETED

IX	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

X	FORM OF FINANCIAL CONDITION CERTIFICATE

XI	FORM OF SUBSIDIARY GUARANTEE

XII	FORM OF HOLDINGS GUARANTEE

XIII	FORM OF DEBENTURE

XIV	FORM OF DEPOSIT INSTRUMENT

XV	FORM OF COMPANY PLEDGE AGREEMENT

XVI	FORM OF SUBSIDIARY PLEDGE AGREEMENT

XVII	FORM OF HOLDINGS PLEDGE AGREEMENT

XVIII	FORM OF OPINION OF COMPANY COUNSEL

XIX	FORM OF OPINION OF FINANCE CO. COUNSEL

XX	FORM OF BORROWER GUARANTEE

XXI	FORM OF INTERCREDITOR AGREEMENT

XXII	FORM OF BLOCKED ACCOUNT AGREEMENT

SCHEDULES

1.1	LENDER HEDGE AGREEMENTS

1.2	EXISTING BNPPC LETTERS OF CREDIT

2.1	LENDERS’ COMMITMENTS AND PRO RATA SHARES

7.1	SUBSIDIARIES OF COMPANY; CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP; MANAGEMENT

7.5B	REAL PROPERTY INTERESTS

7.5C	MATERIAL SERIAL NUMBER EQUIPMENT

7.5D	INTELLECTUAL PROPERTY

7.8	MATERIAL CONTRACTS

8.10	CASH MANAGEMENT ACCOUNTS

9.1	EXISTING INDEBTEDNESS

9.2	PERMITTED LIENS

9.3	EXISTING INVESTMENTS

9.4	CONTINGENT OBLIGATIONS

NORTH AMERICAN

ENERGY PARTNERS INC.

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of May 19, 2005 and entered into by and among NORTH AMERICAN ENERGY PARTNERS INC., a Canadian corporation (“Company”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as “Lenders”), BNP PARIBAS (CANADA), as administrative agent for Lenders (in such capacity, “Administrative Agent”) and GE CANADA FINANCE HOLDING COMPANY, as collateral agent (the “Collateral Agent”).

RECITALS

WHEREAS, from and after the Closing Date (this and other capitalized terms used in these recitals without definition being used as defined in subsection 1.1), Lenders, at the request of Company, have agreed to extend a revolving credit facility to Company, the proceeds of which will be used to provide financing for working capital and other general corporate purposes of Company and its Subsidiaries;

WHEREAS, on or before the Closing Date, Company will issue and sell not less than U.S.$60,481,000 in aggregate principal amount of Senior Second Lien Secured Notes;

WHEREAS, on or before the Closing Date, Company will issue and sell not less than $7,500,000 in Series B New Preferred Stock to certain shareholders of Parent or their Affiliates pursuant to the Equity Issuance.

WHEREAS, on the Closing Date, Company will apply the proceeds of the Senior Second Lien Secured Notes to repay all outstanding Indebtedness under the Existing Credit Agreement;

WHEREAS, Company desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Collateral Agent, on behalf of Lenders, Swap Lenders and Agents, a First Priority Lien on all of its present and after acquired real and personal property, including all of the capital stock of its Subsidiaries; and

WHEREAS, all of the Subsidiaries of Company have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guarantees by granting to Collateral Agent, on behalf of Lenders, Swap Lenders and Agents, a First Priority Lien on all of their real and personal property, including a pledge of all of the capital stock of their Subsidiaries, and Holdings has agreed to guarantee the Obligations hereunder, with recourse limited to a pledge by Holdings of the capital stock of Company;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders, Collateral Agent and Administrative Agent agree as follows:

Section 1.	DEFINITIONS

1.1	Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Acquisition Agreement” means that certain Purchase Agreement among Norama Ltd. and NAEL, as sellers, Martin Gouin and Roger Gouin, as Principals, and NACG Preferred Corp. and NACG Acquisition Inc., as Buyers, entered into as of October 31, 2003.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 11.5A.

“Advisory Services Agreement” means the letter Advisory Services Agreement dated November 21, 2003 among the Permitted Holders, the Company, NACG, Parent, Holdings and each of their present and future direct and indirect wholly-owned subsidiaries;

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“After-Acquired Property” has the meaning assigned to that term in subsection 5.5.

“Agents” means Administrative Agent and Collateral Agent.

“Agreement” means this Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Applicable Law” means any and all laws, regulations, ordinances, or other legally binding rules, judgments, orders, decrees, permits, concessions, grants, franchises or governmental restrictions issued or promulgated by a Governmental Authority and applicable to the matter in question.

“Approved Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means the sale by Company or any of its Subsidiaries to any Person other than Company or any of its wholly-owned Subsidiaries that is a Subsidiary Guarantor of:

(i) any of the Capital Stock of any of Company’s Subsidiaries,

(ii) all or substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or

(iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries other than:

(a) inventory sold in the ordinary course of business,

(b) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection,

(c) asset dispositions permitted by clauses (iii) (as to obsolete and worn out property only), (v), (vi) or (vii) of subsection 9.7, and

(d) any such other assets to the extent that (I) the aggregate value of such assets sold in any single transaction or related series of transactions is equal to or less than Cdn. $2,500,000, (II) the aggregate value of such assets sold in any consecutive 12 month period is equal to or less than Cdn. $5,000,000, and (III) the aggregate value of such assets sold from the Closing Date to the date of determination is equal to or less than Cdn. $15,000,000, provided, however, that if Company has provided an Officer’s Certificate as contemplated in subclause 2.4A(iii)(a)(2), and is otherwise in compliance with clauses 2.4A(iii)(a) and 9.7(iv), such sale of assets shall constitute an Asset Sale and shall not count against the amounts set forth in this clause (d), in each case to the extent of the Net Asset Sale Proceeds which are the subject of such Officer’s Certificate.

“Assignment Agreement” means an Assignment and Assumption Agreement in substantially the form of Exhibit IX annexed hereto.

“BA Discount Note” means a non-interest bearing promissory note of Company, denominated in Cdn. Dollars, issued by Company to a Non-Acceptance Lender as part of an issuance of Bankers’ Acceptances, and substantially in the form attached as Exhibit V or such other form as may be agreed to by the Administrative Agent, Company and such Non-Acceptance Lender.

“BA Discount Proceeds” means, in respect of any Bankers’ Acceptance, the amount obtained by multiplying (a) the aggregate face amount of such Bankers’ Acceptance by (b) the amount (rounded up or down to the fifth decimal place with .000005 being rounded up) determined by dividing one by the sum of one plus the product of (i) the BA Discount Rate, and (ii) a fraction, the numerator of which is the number of days in the BA Interest Period of such Bankers’ Acceptance and the denominator of which is 365.

“BA Discount Rate” means:

(i) in relation to a Bankers’ Acceptance accepted by a Schedule I Lender, the CDOR Rate;

(ii) in relation to a Bankers’ Acceptance accepted by a Schedule II Lender or Schedule III Lender, the lesser of:

(a) the average Discount Rate applicable to such issue as quoted by the Schedule II Reference Lenders; and

(b) the CDOR Rate plus 0.10% per annum;

provided that if both such rates are equal, then the “BA Discount Rate” applicable thereto shall be the rate specified in (ii)(a) above; and

(iii) in relation to a BA Equivalent Advance:

(a) made by a Schedule I Lender, the CDOR Rate; and

(b) made by a Lender which is not a Schedule I Lender, the rate determined in accordance with subparagraph (ii) of this definition.

“BA Equivalent Advance” means, in relation to a borrowing of, Conversion into or Rollover of Bankers’ Acceptances, a Loan in Cdn. Dollars made by a Non-Acceptance Lender as part of such Loan, as provided in Section 3.7.

“BA Interest Period” means, with respect to each Bankers’ Acceptance, the period selected by Company hereunder and being of 1, 2, 3 or 6 months’ duration, subject to market availability (or, subject to the agreement of the Lenders, a longer or shorter period) commencing on the date of borrowing, Rollover or Conversion in respect thereof, provided that:

(i) the last day of each BA Interest Period shall be also the first day of the next BA Interest Period in the case of a Rollover; and

(ii) the last day of each BA Interest Period shall be a Business Day.

“Bankers’ Acceptance” means a non-interest bearing draft drawn by Company in Cdn. Dollars, accepted by a Lender and issued for value pursuant to this Agreement and includes a depository bill under the DBNA and a bill of exchange under the Bills of Exchange Act (Canada).

“Bankruptcy Law” means (i) the Bankruptcy and Insolvency Act (Canada), the Companies Creditors’ Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada), (ii) Title 11 of the United States Code entitled “Bankruptcy”, and (iii) any analogous laws relating to bankruptcy and insolvency, each as now and hereafter in effect, or any successor statute.

“Benefit Plan” means any employee benefit plan, including pensions, maintained by Company or any of its Subsidiaries that is mandated or governed by any Applicable Law.

“Blocked Account Agreement” means any blocked account agreement delivered pursuant to Section 8.10.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Bonding Program” means one or more agreements with one or more bonding companies under which bonding companies provide, for the account of Company and/or its Subsidiaries, bid bonds, performance bonds, labour and material payment bonds, maintenance bonds and other bonds used in the ordinary course of business of Company and its Subsidiaries, as the same may be amended, modified or replaced (including with another bonding company) from time to time.

“Borrowing Availability” means, as of any date of determination, the lesser of (i) the amount of the Revolving Loan Commitments as of such date, less the Total Utilization of Revolving Loan Commitments, and (ii) the Borrowing Base as of such date, less the First Lien Exposure.

“Borrowing Base” means, as at any date of determination, an aggregate amount equal to:

(i) the lesser of (A) 85% of the NOLV for Consolidated PP&E, (B) 60% of the book value of Consolidated PP&E, and (C) Cdn. $110,000,000, plus

(ii) 75% of the value of Eligible Accounts Receivable;

less any Reserves.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit VI annexed hereto delivered to Administrative Agent and Collateral Agent by Company pursuant to subsection 8.1(xiv), with appropriate attachments.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of Alberta, Ontario or Quebec, or is a day on which banking institutions located in either such province are authorized or required by Applicable Law or other governmental action to close.

“Canadian Dollars”, “Cdn. Dollars”, “Cdn. $” and the sign “$” (unless otherwise specified) mean the lawful money of Canada.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real or personal) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock or other equity interests of a Person.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Equivalents” means, as at any date of determination,

(i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the Government of Canada or the United States Government, or (b) issued by any agency of Canada or the United States, the obligations of which are guaranteed by the Government of Canada or backed by the full faith and credit of the United States, respectively, in each case maturing within one year after such date;

(ii) marketable direct obligations issued by any province of Canada or state of the United States of America, or any political subdivision of either, or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P, at least P-1 from Moody’s, or at least R-1 high from Dominion Bond Rating Service Limited;

(iv) deposits at or financial instruments issued by any Canadian chartered bank which has a long-term debt rating of at least A+ by S&P, A1 by Moody’s or A(high) by Dominion Bond Rating Service Limited;

(v) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender, or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, if such commercial bank (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than U.S.$100,000,000; and

(vi) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) through (v) above, and (b) has net assets of not less than Cdn. $500,000,000.

“CDOR Rate” means, on any date which Bankers’ Acceptances are to be issued pursuant hereto, the per annum rate of interest which is the rate determined as being the arithmetic average of the annual yield rates applicable to Cdn. Dollar bankers’ acceptances having identical issue and comparable maturity dates as the Bankers’ Acceptances proposed to be issued by Company displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by Administrative Agent in good faith after 10:00 a.m. (Toronto time) to reflect any error in a posted rate or in the posted average annual rate), provided if such a rate does not appear on such CDOR Page, then the CDOR Rate, on any day, shall be the Discount Rate quoted by Administrative Agent determined as of 10:00 a.m. (Toronto time) on such day which would be applicable in respect of an issue of bankers’ acceptances in a comparable amount and with comparable maturity dates to the Bankers’ Acceptances proposed to be issued by Company on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.

“Change in Control” means any of the following:

(i) any Person or group (as such term is used in section 13(d) of the Exchange Act) of Persons (other than a Permitted Holder and any entity formed by a Permitted Holder solely for the purpose of owning Capital Stock of Holdings) shall become the beneficial owner, directly or indirectly (with beneficial ownership being as defined and calculated as set forth in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), of shares representing more than 50% of the Capital Stock (measured by voting power rather than number of shares) that is at the time entitled to vote for the election of the Board of Directors of Holdings or the Company;

(ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company or Holdings, as applicable, was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the Board of Directors then in office;

(iii) the failure at any time of Holdings to legally and beneficially own and control 100% of the issued and outstanding shares of capital stock of Company (other than the New Preferred Stock held by common shareholders of Parent or their Affiliates) or the failure at any time of Holdings to have the ability to elect all of the Governing Body of Company or the failure at any time of Company to legally and beneficially own and control 100% of the issued and outstanding shares of capital stock of NACG;

(iv) there is a report filed with any securities commission or securities regulatory authority in Canada, disclosing that any offeror (as the term “offeror” is defined in Section 89(1) of the Securities Act (Ontario) for the purpose of Section 101 of the Securities Act (Ontario), or any successor provision to either of the foregoing), other than the Company, any Subsidiary Guarantor or any employee benefit plan of either the Company, any Subsidiary Guarantor, or any Permitted Holder has acquired beneficial ownership (within the meaning of the Securities Act (Ontario)) of, or the power to exercise control or direction over, any Capital Stock or Securities convertible into, any Capital Stock of the Company, that together with such offeror’s securities (as the term “offeror’s securities” is defined in Section 89(1) of the Securities Act (Ontario) or any

successor provision thereto in relation to the Capital Stock of the Company) would constitute voting stock of the Company representing more than 50% of the total voting power attached to all voting stock of the Company then outstanding; and

(v) the occurrence of any “Change of Control” as defined in the Senior Second Lien Secured Note Indenture or the Senior Note Indenture.

As used herein, the term “beneficially own” or “beneficial ownership” shall have the meaning set forth in clause (i) above.

“Clearing House” shall have the meaning ascribed thereto in the DBNA, including for certainty The Canadian Depository For Securities Limited or its nominee, CDS & Co.

“Closing Date” means the date on which all conditions set forth in Section 6.1 are satisfied or waived.

“Closing Date Mortgaged Property” has the meaning set forth in subsection 6.1J.

“Closing Date Mortgages” has the meaning set forth in subsection 6.1J.

“Collateral” means, collectively, all of the real and personal property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations and the Secured Swap Obligations.

“Collateral Account” means an interest-bearing bank account in the name of Administrative Agent, with all amounts on deposit therein being the subject of a First Priority Lien in favour of the Collateral Agent pursuant to the Debenture of the Company.

“Collateral Agent” has the meaning assigned to that term in recitals to this Agreement and also means and includes any successor Collateral Agent appointed pursuant to subsection 11.5A.

“Collateral Documents” means the Mortgages, the Deposit Instruments, the Holdings Pledge Agreement, the Company Pledge Agreement, the Subsidiary Pledge Agreements, and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Collateral Agent, on behalf of Lenders, Swap Lenders and Agents, a First Priority Lien on any real or personal property of that Loan Party as security for the Obligations and the Secured Swap Obligations.

“Company” has the meaning assigned to that term in recitals to this Agreement.

“Company Pledge Agreement” means the Securities Pledge Agreement executed and delivered by Company on or after the Closing Date, substantially in the form of Exhibit XV annexed hereto, as such Company Pledge Agreement may thereafter be amended, supplemented or otherwise modified from time to time in accordance herewith, including by the further pledge of Capital Stock from time to time in accordance herewith.

“Compliance Certificate” means a certificate substantially in the form of Exhibit VII annexed hereto.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures paid in cash by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries. For purposes of this definition, the purchase price of equipment that is purchased (a) simultaneously with the trade-in of existing equipment, or (b) with insurance proceeds, shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be. The aggregate of the net cash proceeds of dispositions of assets by Company and its Subsidiaries during the period that, in conformity with GAAP, were included in “dispositions of property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries, will be deducted from Consolidated Capital Expenditures for the period. For the purposes of Section 9.6A, Company may exclude from Consolidated Capital Expenditures the amounts actually expended in fiscal year April 1, 2005 to March 31, 2006 to construct an onsite maintenance facility required in order to carry out its obligations under its existing contract with Canadian Natural Resources Limited, up to a maximum amount of $15,500,000.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any interest expense not payable in Cash (such as non-cash amortization and write-off of discount and debt issuance costs).

“Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding the current portions of Funded Debt and Capital Leases.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) costs and expenses incurred by Company in entering into this Agreement, issuing the Senior Second Lien Secured Notes and repaying the obligations under the Existing Credit Agreement (including the write-off of any deferred financing costs), (vii) accrual of stock based compensation expense to the extent not paid in cash, (viii) payment made to PricewaterhouseCoopers and MacLeod Dixon LLP with respect to work performed prior to the Closing Date on behalf of the lenders under the Existing Credit Agreement, and (ix) cost and expenses incurred by the Company in connection with the Equity Issuance in an aggregate amount not to exceed $200,000, and (x) other non-cash items (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period), but only, in the case of clauses (ii)-(x), to the extent deducted in the calculation of Consolidated Net Income, less other non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period), all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA and (b) the Consolidated Working Capital Adjustment minus (ii) the sum, without duplication, of the amounts for such period of (A) voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of Revolving Loans except to the extent the Revolving Loan Commitments are permanently reduced in connection with such repayments), (B) Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures other than Revolving Loans), (C) Consolidated Cash Interest Expense, and (D) current taxes based on income of Company and its Subsidiaries and paid in cash with respect to such period.

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Cash Interest Expense, (ii) scheduled principal payments in respect of Consolidated Total Debt, (iii) current taxes based on income of Company and its Subsidiaries and paid in cash with respect to such period, (iv) Restricted Junior Payments, (v) the aggregate amount of all rents paid or payable during that period under all Capital Leases to which Company or any of its Subsidiaries is a party (for certainty, excluding the interest portion to the extent included by (i) above), and (vi) Consolidated Capital Expenditures, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements and amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP, but excluding any such amounts referred to in subsection 2.3 payable on or before the Closing Date.

“Consolidated Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated Total Debt as at such day to (b) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such day.

“Consolidated Net Income” means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded:

(i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except in the case of income to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period,

(ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries,

(iii) the income of any Subsidiary of Company that is not a Subsidiary Guarantor to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organizational Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary,

(iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any pension plan,

(v) to the extent not included in clauses (i) through (iv) above, any net extraordinary gains or net non-cash extraordinary losses, and

(vi) the impact of currency translation gains and losses and mark-to-market gains and losses on any Hedge Agreement.

“Consolidated PP&E” means, as at any date of determination, the assets (net of depreciation) of Company and its Subsidiaries on a consolidated basis which may properly be classified as property, plant and equipment in conformity with GAAP, excluding any assets subject to a Lien in favour of any Person other than Collateral Agent for the benefit of the Lenders that ranks pari passu with or ahead of the Liens created by the Collateral Documents, to the extent of the lesser of the fair market value of such asset and the amount secured by such Lien.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP (with the amount of any such Indebtedness incurred in any currency other than Canadian Dollars, to the extent of the principal amount hedged pursuant to a Currency Agreement, determined by reference to the exchange rate between such currency and Canadian Dollars set forth in such Currency Agreement as the basis for determining the respective parties obligations thereunder).

“Consolidated Working Capital” means, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (but without duplication):

(i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof,

(ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or

(iii) under Hedge Agreements.

Contingent Obligations shall include (a) the direct or indirect guarantee, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Contractual Obligation”, as applied to any Person, means any provision of any contract, undertaking, agreement, indenture, mortgage, deed of trust or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, or any provision of any Securities issued by that Person.

“Conversion” means the conversion or deemed conversion of a Loan to another type of Loan in accordance with Section 2.2C and in the case of Bankers’ Acceptances, Section 3,

in each case, or otherwise as occurs automatically hereunder, but in any case under the same credit facility under which the original Loan was made.

“Currency Agreement” means any foreign exchange contract, or any, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, in each case to which Company or any of its Subsidiaries is a party.

“DBNA” means the Depository Bills and Notes Act (Canada).

“Debenture” means a Fixed and Floating Charge Debenture executed and delivered by the Company and each Subsidiary Guarantor, substantially in the form of Exhibit XIII annexed hereto, as such Debenture may thereafter be amended, supplemented or otherwise modified from time to time.

“Deposit Account” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Deposit Instrument” means a deposit agreement in respect of each Debenture executed and delivered by the Company and each Subsidiary Guarantor, substantially in the form of Exhibit XIV annexed hereto, as such Deposit Instrument may thereafter be amended, supplemented or otherwise modified from time to time.

“Desktop Appraisal” means the desktop appraisal of Consolidated PP&E performed by Century Services, Inc. dated April 7, 2005.

“Discount Rate” means, with respect to the issuance of a bankers’ acceptance in the Canadian bankers’ acceptance market, the rate of interest per annum, calculated on the basis of a year of 365 days (rounded upwards, if necessary, to the nearest whole multiple of 1/100th of one percent) which is equal to the discount exacted by a purchaser taking initial delivery of such bankers’ acceptance, calculated as a rate per annum and as if the issuer thereof received the discount proceeds in respect of such bankers’ acceptance on its date of issuance and had repaid the respective face amount of such bankers’ acceptance on the maturity date thereof.

“Domestic Subsidiary” means any Subsidiary of Company that is incorporated or organized under the laws of Canada or any province of territory thereof.

“Eligible Accounts Receivable” means, with respect to Company and its Subsidiaries, the accounts receivable of Company and its Subsidiaries acceptable to each of the Collateral Agent and the Administrative Agent, for inclusion in the calculation of the Borrowing Base. In determining the amount to be so included, the face amount of such accounts receivable shall be reduced by the amount of all returns, discounts, deductions, claims, credits, charges, or other allowances. Unless otherwise approved in writing by Collateral Agent and Administrative Agent, an account receivable shall not be an Eligible Account Receivable if:

(i) it arises out of a sale made by such Loan Party to an Affiliate of such Loan Party or any other Loan Party;

(ii) its payment terms are longer than 60 days from date of invoice,

(iii) it is unpaid more than 120 days from date of invoice;

(iv) it is from the same account debtor or its Affiliate and 25% or more of all accounts receivable from that account debtor (and its Affiliates) are ineligible under (iii) above;

(v) the account debtor for such account receivable is a creditor of Company or any Subsidiary of Company and has asserted in writing a right of setoff against Company or any Subsidiary of Company, or has disputed its liability or otherwise has made any claim with respect to such account receivable or any other account receivable which has not been resolved, in each case to the extent of the amount of such asserted right of setoff, or the amount of such dispute or claim, as the case may be;

(vi) the account debtor has filed a petition or commenced a voluntary case under any applicable Bankruptcy Laws, as now constituted or hereafter amended, or any similar law in any other jurisdiction or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction over the account debtor in an involuntary case under such Bankruptcy Laws, or if any other petition or other application for relief under such Bankruptcy Laws has been filed by or against the account debtor, or if the account debtor has failed, suspended business, declared itself to be insolvent, is unable to pay its debts as they become due (or has admitted same in writing) or has consented to or suffered a receiver, receiver-manager, trustee, liquidator or custodian to be appointed for it or any portion of its assets or affairs;

(vii) such account receivable is not payable in Canadian Dollars or U.S. Dollars or the account debtor for such account receivable is located outside the United States or Canada, unless such account receivable is supported by an irrevocable letter of credit or accounts receivable insurance satisfactory to Administrative Agent and Collateral Agent (as to form, substance and issuer) and assigned to and directly drawable by Collateral Agent, or is otherwise supported on terms acceptable to Collateral Agent in its sole discretion;

(viii) the sale to the account debtor is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return;

(ix) Collateral Agent determines by its own credit analysis that collection of such account receivable is reasonably uncertain or that such account receivable will likely not be paid (provided that for certainty, Collateral Agent shall have no obligation to do so);

(x) the account debtor is a Canadian federal, provincial, municipal or local government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, unless such account receivable has been assigned to Collateral Agent on behalf of Lenders, Swap Lenders and Agents in accordance with all Applicable Laws;

(xi) the goods giving rise to such account receivable have not been shipped and delivered to and accepted by the account debtor, or the services giving rise to such account receivable have not been performed;

(xii) such account receivable does not comply with all requirements of Applicable Law such that its enforceability is not assured;

(xiii) such account receivable is subject to any adverse security deposit, progress payment or other similar advance made by or for the benefit of the applicable account debtor;

(xiv) such account receivable is not subject to a valid and perfected First Priority Lien in favor of Collateral Agent or does not otherwise conform to the representations and warranties contained in the Loan Documents;

(xv) such account receivable arises from progress billing on fixed price contracts where there is no definitive unit of measurement used as a basis for the billing other than an estimated percentage of completion; provided that an equipment or site mobilization fee shall not be considered a progress billing; or

(xvi) such account receivable is not evidenced by an invoice issued to the applicable account debtor.

“Eligible Assignee” means:

(i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and

(ii) (a) a commercial bank, insurance company or other financial institution organized under the laws of the United States or any state thereof, or under the laws of Canada; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a treasury branch or other financial institution carrying on substantially the same business as a bank and organized under the laws of a Province of Canada, or (d) a commercial bank organized under the laws of any other country or a political subdivision thereof, provided that, in any case, unless an Eligible Assignee has become an assignee of Loans at a time when an Event of Default has occurred and is continuing, Company shall have no obligation under Section 2.6A to gross-up for Taxes withheld or paid solely because such Eligible Assignee is a non-resident of Canada within the meaning of the Income Tax Act unless Company otherwise agrees in writing to do so.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, designation, finding, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any common law relating to environmental matters and all current or future statutes, ordinances, orders, rules, regulations, by-laws, judgments, Governmental Authorizations, or any other binding requirements of any Governmental Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation, recycling or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of the environment, natural resources or human, plant or animal health, safety or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility.

“Equity Issuance” means the issuance by the Company of the New Preferred Stock on or before the Closing Date.

“Equity Issuance Documentation” means the definitive documentation relating to the Equity Issuance, in form and substance satisfactory to the Administrative Agent, the Collateral Agent and the Lenders. Without limiting the foregoing, such documentation shall, unless otherwise permitted by Section 9.11A, not contain any mandatory put, redemption, repayment, sinking fund or other required cash payment (other than a liquidation preference) prior to the date that is 91 days after the Revolving Loan Commitment Termination Date or any covenant or event of default (other than any covenant restricting payments by the Company with respect to the common stock of the Company in violation of the liquidation preference of the Equity Issuance).

“Event of Default” means each of the events set forth in Section 10.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Existing BNPPC Letters of Credit” means the letters of credit described on Schedule 1.2.

“Existing Credit Agreement” means that certain Credit Agreement dated as of November 26, 2003 by and among Company, the financial institutions party thereto, BNP Paribas, as syndication agent, and Royal Bank of Canada, as administrative agent.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Finance Co.” means NACG Finance LLC, a Delaware limited liability company.

“Financial Plan” has the meaning assigned to that term in subsection 8.1(ix).

“First Lien Exposure” means, at any time, the sum of (i) the Total Utilization of the Revolving Loan Commitments plus (ii) the total liabilities of the Company and its Subsidiaries under all Lender Hedge Agreements determined on a “mark to market” basis, provided that for the purpose of calculating First Lien Exposure, the amount of such liabilities under this clause (ii) shall not be less than zero.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (a) such Lien is perfected and has priority over any other Lien on, or adverse claim against, such Collateral, other than (for all purposes herein except the definition of “Eligible Accounts Receivable”) Liens created by the Company and its Subsidiaries as permitted by subsections 9.2A(i),(ii), and (iv), and (b) such Lien is the only Lien (other than Liens permitted pursuant to subsection 9.2A) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on March 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year may be designated by reference to the calendar year in which such Fiscal Year ends.

“Fronting Bank” means, in respect of the issuance of Letters of Credit, BNP PARIBAS (Canada) and any successor Fronting Bank appointed pursuant to subsection 11.5C.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt”, as applied to any Person, means all Indebtedness of that Person (including any current portions thereof) which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly renewable or extendable at the option of that Person to a date more than one year from (including an option of that Person under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more from), the date of the creation thereof.

“Funding and Payment Office” means:

(i) in the case of the Administrative Agent (a) the office of BNP PARIBAS (Canada) as Administrative Agent located at 1981 McGill College Avenue, Montreal,

Quebec H3A 2W8 Canada, as advised by BNP PARIBAS (Canada) to Company and Lenders in writing or (b) such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Company and each Lender, and

(ii) in the case of the Swing Line Lender (a) the office of BNP PARIBAS (Canada) as Swing Line Lender located at 1981 McGill College Avenue, Montreal, Quebec H3A 2W8 Canada, as advised by BNP PARIBAS (Canada) to Company and Lenders in writing or (b) such other office of Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by Swing Line Lender to Company and each Lender.

“Funding Date” means the date of the funding of a Loan, or the issuance of any Letter of Credit.

“GAAP” has the meaning assigned to that term in subsection 1.2.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Governmental Authority” means:

(i) any government, parliament or legislature, any municipal council or authority, or any government regulatory or administrative authority, agency, commission or board and any other statute, rule, regulation or bylaw making entity in each case having jurisdiction in the relevant circumstances;

(ii) any Person acting under the authority of any of the foregoing or under a statute, rule, regulation or bylaw thereof; and

(iii) any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances.

“Governmental Authorization” means any approval, certificate, franchise, permit, license, registration, authorization, plan, directive, consent, order or consent decree of or from, or notice to, any Governmental Authority.

“Guarantees” means the Holdings Guarantee and the Subsidiary Guarantee.

“Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “hazardous recyclables”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to the environment, natural resources, or human, plant or animal health safety or welfare

(including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the environment, natural resources or human, plant or animal health, safety or welfare or to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, whether intentional or unintentional, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, recycling, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

“Holdings” means NACG Preferred Corp., a Canadian corporation.

“Holdings Certificate of Designations” means the provisions of Holdings’ Articles of Incorporation relating to the Holdings Preferred Stock, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement and as such provisions may be amended from time to time thereafter to the extent permitted under subsection 9.11.

“Holdings Guarantee” means the limited recourse Guarantee executed and delivered by Holdings on the Closing Date substantially in the form of Exhibit XII annexed hereto, as such Holdings Guarantee may thereafter be amended, supplemented or otherwise modified from time to time in accordance herewith.

“Holdings Pledge Agreement” means the Securities Pledge Agreement executed and delivered by Holdings on the Closing Date, substantially in the form of Exhibit XVII annexed hereto, as such Holdings Pledge Agreement may thereafter be amended, supplemented or otherwise modified from time to time in accordance herewith.

“Holdings Preferred Stock” means 35,000 shares of 8% Series A Preferred Stock of Holdings with a liquidation preference of $1000 per share and with the other terms set forth in the Holdings Certificate of Designations.

“Income Tax Act” means the Income Tax Act (Canada), and the regulations promulgated thereunder, as amended.

“Indebtedness”, as applied to any Person, means:

(i) all indebtedness for borrowed money,

(ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP,

(iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,

(iv) any obligation owed for all or any part of the deferred purchase price of property or services which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument,

(v) Synthetic Lease Obligations, and

(vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 12.3.

“Indemnitee” has the meaning assigned to that term in subsection 12.3.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of May 19, 2005 by and between the Collateral Agent, on behalf of Lenders, Swap Lenders and Agents, and Wells Fargo Bank, N.A. and Computershare Trust Company of Canada, collectively as the second lien collateral agent on behalf of the holders of the Senior Second Lien Secured Notes, in form and substance satisfactory to the Collateral Agent, the Agents and the Lenders.

“Interest Payment Date” means with respect to any Prime Rate Loan, the first Business Day of each month, commencing on the first such date to occur after the Closing Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means:

(i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company),

(ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary,

(iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales or services to that other Person in the ordinary course of business, or

(iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements.

Except for Investments specified in subclause (iv) above, which such Investments shall be valued at their mark-to-market value at the time of any such valuation, the amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

“IP Collateral” means, collectively, the Intellectual Property that constitutes Collateral under the Debenture.

“Issuing Lender”, with respect to any Letter of Credit, means the Revolving Lender that agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 4.1B(ii).

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 12.1B, and the term “Lenders” shall include Swing Line Lender unless the context otherwise requires, provided that the term “Lenders”, when used in the context of a commitment or subcommitment, shall mean Lenders having that commitment or subcommitment.

“Lender Hedge Agreements” means the Hedge Agreements described on Schedule 1.1 attached hereto.

“Letter of Credit” or “Letters of Credit” means Canadian Dollar standby letters of credit issued or to be issued by Issuing Lenders for the account of Company pursuant to subsection 4.1, for the purpose of supporting:

(i) Indebtedness of Company or any of its Subsidiaries in respect of industrial revenue or development bonds or financings,

(ii) workers’ compensation liabilities of Company or any of its Subsidiaries,

(iii) the obligations to insurers of Company or any of its Subsidiaries,

(iv) obligations with respect to Capital Leases or Operating Leases of Company or any of its Subsidiaries, and

(v) performance, payment, deposit or surety obligations of Company or any of its Subsidiaries (including under the Bonding Program), in any case in the ordinary course of the Loan Parties’ business.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 4.3B or otherwise reimbursed by Company.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” or “Loans” means one or more Revolving Loans and for certainty includes extensions of credit made by way of Bankers’ Acceptances.

“Loan Documents” means this Agreement, Bankers’ Acceptances, BA Discount Notes, Letters of Credit (and any applications for, or reimbursement agreements or other documents executed by Company in favor of an Issuing Lender relating to, the Letters of Credit), the Guarantees, the Intercreditor Agreement, the Collateral Documents and any Blocked Account Agreement.

“Loan Party” means each of Holdings, Company and any of Company’s Subsidiaries from time to time executing a Loan Document, and “Loan Parties” means all such Persons, collectively.

“Management Fees” means fees payable pursuant to the Advisory Services Agreement.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the United States Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means any of (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries taken as a whole, or (ii) the impairment of the ability of the Loan Parties, taken as a whole, to perform the Obligations in any material way, or (iii) the impairment of the ability of Administrative Agent, the Collateral Agent or Lenders to enforce the Obligations. Losses incurred and expected to be incurred under the OPTI-Nexen Contract shall not constitute or give rise to a Material Adverse Effect so long as such losses do not exceed $15,000,000 in the aggregate.

“Material Contract” means any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew, as at the date of determination, could reasonably be expected to have a Material Adverse Effect.

“Mortgage” means:

(i) each Debenture,

(ii) any other security document (whether designated as a debenture, a deed of trust, a mortgage, a security agreement or any similar title) executed and delivered by any Loan Party in such form as may be approved by Collateral Agent in its sole discretion, in each case with such changes thereto as may be recommended by Administrative Agent’s local counsel based on local laws or customary local mortgage or deed of trust practices, or

(iii) at option of Collateral Agent, in the case of After-Acquired Property, an amendment or supplement to an existing Mortgage, in form satisfactory to Collateral Agent, adding such After-Acquired Property to any existing Mortgage in order to specifically describe it within the fixed charges thereof, in either case as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time.

“NACG” means North American Construction Group Inc., a Canadian corporation.

“NAEL” means North American Equipment Ltd., an Alberta corporation.

“Net Asset Sale Proceeds”, with respect to any Asset Sale, means Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs (including professional fees and costs) incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale.

“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds received by Company or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, expropriation, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof.

“Net Securities Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the (i) issuance of Capital Stock of or incurrence of Indebtedness by Holdings, Company or any of its Subsidiaries and (ii) capital contributions made by a holder of Capital Stock of Holdings or Company.

“New Preferred Stock” means the Series A New Preferred Stock and the Series B Preferred Stock, collectively.

“NOLV” means with respect to Consolidated PP&E, on any date, the orderly liquidation value net of liquidation costs of Consolidated PP&E determined by the most recent NOLV Appraisal delivered on or prior to such date.

“NOLV Appraisal” means an appraisal of the orderly liquidation value net of liquidation costs of Consolidated PP&E by an appraiser acceptable to Collateral Agent; without limiting the right of Collateral Agent to use any other appraiser in its sole discretion, Century Services, Inc. is acceptable to the Collateral Agent for the purposes of the initial NOLV Appraisal.

“Non-Acceptance Lender” means (i) a Lender which ceases to accept Bankers’ Acceptances in the ordinary course of its business or (ii) in respect of Lenders which are not Canadian chartered banks or Schedule III Lenders, a Lender who, by notice in writing to Administrative Agent and Company, elects thereafter to make BA Equivalent Advances in lieu of accepting Bankers’ Acceptances.

“Non-Consenting Lender” has the meaning assigned to that term in subsection 2.8.

“Notice of Borrowing” means an irrevocable notice substantially in the form of Exhibit I annexed hereto.

“Notice of Conversion/Rollover” means an irrevocable notice substantially in the form of Exhibit II annexed hereto.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Collateral Agent, Lenders or any of them under the Loan Documents, whether for principal (including BA Equivalent Advances, reimbursement of amounts paid under Bankers’ Acceptances, and reimbursement of drawings under Letters of Credit), interest, fees, expenses, indemnification or otherwise.

“Officer” means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Officer’s Certificate”, as applied to any Person that is a corporation, partnership or, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“Old System Issuer” means a Lender, other than a Non-Acceptance Lender, who elects not to accept Bankers’ Acceptances as depository bills under the DBNA.

“Operating Lease”, as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real or personal) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“OPTI-Nexen Contract” means the construction contract dated April 12, 2004 between OPTI Canada Inc. and Nexen Petroleum Canada, as owner, and North American Enterprises Ltd., as contractor, in connection with site preparation for the steam assisted gravity drainage processing facility, well pads, roads, flowlines and upgrader at the owner’s Long Lake Upgrader project near Ft. McMurray, Alberta.

“Organizational Documents” means the documents (including bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Parent” means NACG Holdings Inc., a Canadian corporation.

“Parent Common Stock” means the common stock of Parent.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 12.1C.

“Permitted Encumbrances” means the following types of Liens:

(i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 8.3;

(ii) Liens imposed by law, such as statutory liens and deemed trusts, carriers’ liens, builders’ liens, warehousemen’s liens, mechanics’ liens, materialmen’s liens and other liens, privileges or other charges of a similar nature in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 10 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

(iii) Liens constituted by the delivery of bonds issued under the Bonding Program, or letters of credit, in any case provided in the ordinary course of business to secure the performance of bids, trade contracts, leases, government contracts, statutory obligations, and other similar obligations (exclusive of obligations for the payment of borrowed money), in any case so long as no other Liens are provided except as permitted under subsections 9.2(i),(ii) and (iv);

(iv) Liens provided in connection with workers’ compensation, unemployment insurance and other types of social security in the ordinary course of business, so long as no foreclosure, sale or similar proceedings have been commenced with respect thereto;

(v) Liens constituted by the delivery of an appeal bond posted with a court in connection with litigation to which the Company or a Subsidiary is subject, so long as no other Liens are provided except as permitted under subsections 9.2 (i), (ii) and (iv);

(vi) any attachment or judgment Lien not constituting an Event of Default under subsection 10.8;

(vii) Liens reserved in or exercisable under any real property lease for rent or otherwise to effect compliance with the terms of such lease, in respect of which the rent or other obligations (a) are not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 10 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

(viii) Liens in favour of a public utility or any municipality or governmental or other public authority when required by such utility, municipality or authority in connection with the operations of Company or Subsidiary, provided that all such Liens only secure (a) amounts not yet overdue or (b) amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 10 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

(ix) Liens granted pursuant to the Collateral Documents;

(x) Liens in favour of the Company or a Subsidiary Guarantor on assets of any Subsidiary of the Company;

(xi) any interest or title of a lessor under any Capital Lease, provided that such Liens do not extend to any property or assets which are not leased property subject to such Capital Lease; and

(xii) Liens incidental to current operations which have not at such time been filed pursuant to Applicable Law against the Company’s or a Subsidiary Guarantor’s assets, or which relate to obligations not due or delinquent.

“Permitted Holders” means The Sterling Group, L.P., Genstar Capital, L.P., Perry Strategic Capital Inc., Stephens Group, Inc., and their respective Affiliates (in each case, other than portfolio companies thereof).

“Permitted Joint Venture Investment” means a Joint Venture in the same or substantially the same business line of the Company in which Company or a Subsidiary Guarantor (a) owns at least 30% of the ownership interests, and (b) has the right to receive a percentage of the profits or distributions at least equal to the percentage of its ownership interest.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subclauses thereof) and agencies or other administrative or regulatory bodies thereof.

“Pledge Agreement” means the Holdings Pledge Agreement, the Company Pledge Agreement, Subsidiary Pledge Agreement, and any other share pledge agreement in substantially similar form executed and delivered from time to time under this Agreement.

“Pledged Collateral” means, collectively, the “Pledged Collateral” as defined in the Holdings Pledge Agreement, the Company Pledge Agreement, and the Subsidiary Pledge Agreements.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Prime Rate” means, for any day, the greater of:

(i) the rate of interest per annum established from time to time by Administrative Agent as the reference rate of interest for the determination of interest rates that Administrative Agent will charge to commercial customers in Canada for Cdn. dollar demand loans in Canada; and

(ii) the rate of interest per annum equal to the average annual yield rate for one month Cdn. dollar Bankers’ Acceptances (expressed for such purpose as a yearly rate per annum ) which rate is shown on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service at 10:00 a.m. (Toronto time) on such day or, if such day is not a Business Day, on the immediately preceding Business Day, plus 1.0% per annum.

“Prime Rate Loans” means Loans in Canadian Dollars bearing interest at rates determined by reference to the Prime Rate as provided in subsection 2.2A.

“Prior Claims” means all Liens created by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior to or pari passu with Collateral Agent’s Liens against all or part of the Collateral, including for amounts owing for employee source deductions, goods and services taxes, sales taxes, employer health taxes, municipal taxes, withholding taxes, vacation pay, workers’ compensation, pension fund obligations and overdue rents.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein deemed purchased by any Lender or any assignments of any Swing Line Loans deemed purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 12.1. The initial Pro Rata Share of each Lender for purposes of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

“Refunded Swing Line Loans” has the meaning assigned to that term in subsection 2.1A(ii)(d).

“Register” has the meaning assigned to that term in subsection 2.1D.

“Reimbursement Date” has the meaning assigned to that term in subsection 4.3B.

“Related Documents” means, collectively, the Acquisition Agreement, the Advisory Services Agreement, the Holdings Certificate of Designations, the Senior Note Indenture, the Senior Second Lien Secured Note Indenture, the Second Lien Collateral Documents and the Equity Issuance Documentation.

“Release” means any intentional or unintentional release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Request for Issuance” means a request for the issuance of a Letter of Credit substantially in the form of Exhibit III annexed hereto.

“Requisite Lenders” means Lenders having or holding more than 66 2/3% of the sum of the aggregate Revolving Loan Exposure of all Lenders.

“Reserves” means reserves against the Borrowing Base established by Collateral Agent in its sole discretion, including without limitation, in respect of Prior Claims. Without limiting the generality of the foregoing, until such time as Collateral Agent has received and approved the initial NOLV Appraisal (for which Century Services, Inc. has been commissioned to perform as of the date hereof), the “Reserves” shall include a 10% appraised reserve against the NOLV as determined by the Desktop Appraisal.

“Restricted Junior Payment” means:

(i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company or its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class,

(ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company or its Subsidiaries now or hereafter outstanding,

(iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company or its Subsidiaries now or hereafter outstanding, and

(iv) any voluntary or optional payment or prepayment of principal of, premium, if any, or voluntary or optional redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment of

Indebtedness by the Company or its Subsidiaries unless it is with respect to (I) the Obligations, or (II) Indebtedness that is permitted by subclauses 9.1(ii), (iii), (v) and (viii),

other than in any case those made to the Company or a Subsidiary Guarantor. For certainty, (A) the issuance of any exchange notes containing substantially identical terms (except that such exchange notes will not contain terms with respect to transfer restrictions or the accrual of liquidated damages) to the Senior Second Lien Secured Notes exchanged for such exchange notes, as contemplated by the Senior Second Lien Secured Note Indenture, and (B) the acquisition and/or retirement of such Senior Second Lien Secured Notes or Senior Notes in connection with any such exchange (and not involving any payment in cash), shall not constitute a Restricted Junior Payment.

“Revolving Lender” means a Lender that has a Revolving Loan Exposure.

“Revolving Loan Commitment” means (i) the commitment of a Revolving Lender to make Revolving Loans to Company pursuant to subsection 2.1A(i), and in the case of the Swing Line Lender, to make Swing Line Loans pursuant to subsection 2.1A(ii), and in the case of each other Revolving Lender, to purchase assignments of Swing Line Loans pursuant to subsection 2.1A(ii), (ii) the commitment of Revolving Lenders to accept Bankers’ Acceptances pursuant to subsection 3.1A, and (iii) the commitment of Revolving Lenders to issue (or participate in) Letters of Credit pursuant to subsection 4.1, and “Revolving Loan Commitments” means such commitments of all Revolving Lenders in the aggregate.

“Revolving Loan Commitment Termination Date” means March 1, 2010.

“Revolving Loan Exposure”, with respect to any Revolving Lender, means, as of any date of determination:

(i) prior to the termination of the Revolving Loan Commitments, that Lender’s Revolving Loan Commitment, and

(ii) after the termination of the Revolving Loan Commitments, the sum of:

(a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, including the aggregate face amount of all outstanding Bankers’ Acceptances accepted by that Lender, and the aggregate face amount of all outstanding BA Equivalent Advances, in each case made by that Lender under the Revolving Loan Commitment, plus

(b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder), plus

(c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit, plus

(d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any assignments thereof purchased by other Revolving Lenders), plus

(e) the aggregate amount of all assignments purchased by that Lender in any outstanding Swing Line Loans.

“Revolving Loans” means the Loans made by Revolving Lenders to Company pursuant to subsection 2.1A(i), by Swing Line Lender pursuant to subsection 2.1A(ii), and by Revolving Lenders in connection with Refunded Swing Line Loans pursuant to subsection 2.1A(ii).

“Rollover” means, with respect to Bankers’ Acceptances, the issuance of new Bankers’ Acceptances or the making of new BA Equivalent Advances (subject to the provisions hereof) in respect of all or any portion of Bankers’ Acceptances (or BA Equivalent Advances made in lieu thereof) maturing at the end of the BA Interest Period applicable thereto, all in accordance with Section 2.2C and Section 3.

“Schedule I Lender” means a Lender which is a Canadian chartered bank listed on Schedule I to the Bank Act (Canada).

“Schedule II Lender” means a Lender which is a Canadian chartered bank listed on Schedule II to the Bank Act (Canada).

“Schedule II Reference Lenders” means up to two Schedule II Lenders or Schedule III Lenders which are designated as such by Administrative Agent and Company from time to time (it being agreed that Administrative Agent and Company may at any time terminate the designation of a Lender as a Schedule II Reference Lender and designate another Schedule II Lender or Schedule III Lender as a Schedule II Reference Lender in its place by delivery to the Lenders of a written notification to such effect executed by Administrative Agent), provided that if a Person ceases to be a Lender hereunder, then such Person shall thereupon cease to be a Schedule II Reference Lender without further action.

“Schedule III Lender” means a Lender which is an authorized foreign bank listed on Schedule III to the Bank Act (Canada).

“Second Lien Collateral Documents” means each of the guarantees and security documents entered into by the Loan Parties in connection with the Senior Second Lien Secured Notes.

“Second Priority” means with respect to any Lien on the Collateral, Liens subordinated pursuant to the Intercreditor Agreement to the Liens thereon in favor of the

Collateral Agent for the benefit of the Agents and the Lenders securing the Obligations and the Secured Swap Obligations.

“Secured Swap Obligations” means all indebtedness, obligations and liabilities of Company or any Subsidiary Guarantor under the Lender Hedge Agreements.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the United States Securities Act of 1933, as amended from time to time, and any successor statute.

“Sellers” means Norama, Ltd. an Alberta corporation, and NAEL.

“Senior Note Indenture” means the indenture dated November 26, 2003 pursuant to which the Senior Notes are issued, as such indenture may be amended from time to time to the extent permitted under subsection 9.11.

“Senior Notes” means the U.S.$200,000,000 in aggregate principal amount of Senior Notes due 2011 of Company issued pursuant to the Senior Note Indenture, and any exchange notes containing substantially identical terms issued as contemplated in the Senior Note Indenture (except that such exchange notes will not contain terms with respect to transfer restrictions or the accrual of liquidated damages).

“Senior Second Lien Secured Note Indenture” means the indenture dated May 19, 2005 pursuant to which the Senior Second Lien Secured Notes are issued, as such indenture may be amended from time to time to the extent permitted under subsection 9.11.

“Senior Second Lien Secured Notes” means the U.S.$60,481,000 in aggregate principal amount of Second Priority Senior Second Lien Secured Notes due 2010 of Company issued pursuant to the Senior Second Lien Secured Note Indenture, and any exchange notes containing substantially identical terms issued as contemplated in the Senior Second Lien Secured Note Indenture (except that such exchange notes will not contain terms with respect to transfer restrictions or the accrual of liquidated damages).

“Series A New Preferred Stock” means the non-voting Series A preferred stock issued by the Company on or before the Closing Date pursuant to the Equity Issuance Documentation.

“Series B New Preferred Stock” means the non-voting Series B preferred stock issued by the Company on or before the Closing Date pursuant to the Equity Issuance Documentation.

“Solvent”, with respect to any Person, means that as of the date of determination both:

(i) (a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person, (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction, and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and

(ii) such Person is “solvent” within the meaning given that term and similar terms under Applicable Laws (if any) relating to fraudulent transfers and conveyances.

For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sterling” means The Sterling Group, L.P., a Texas limited partnership.

“St. Paul Priority Agreement” means that certain Priority Agreement dated on or about the date hereof among Administrative Agent, Collateral Agent, the trustee for the Senior Second Lien Secured Notes, St. Paul Guarantee Insurance Company, Computershare Trust Company of Canada, Parent and its Subsidiaries.

“Subject Lender” has the meaning assigned to that term in subsection 2.7A.

“Subsidiary”, with respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Unless the context indicates otherwise, “Subsidiary” means a Subsidiary of Company.

“Subsidiary Guarantee” means the Subsidiary Guarantee executed and delivered by Subsidiaries of Company on the Closing Date and to be joined by additional Subsidiaries of Company from time to time thereafter in accordance with subsection 8.9, substantially in the form of Exhibit XI annexed hereto, as such Subsidiary Guarantee may hereafter be amended, supplemented or otherwise modified from time to time.

“Subsidiary Guarantor” means NACG, Finance Co., North American Construction Ltd., North American Caisson Ltd., North American Engineering Inc., North American Enterprises Ltd., North American Industries Inc., North American Maintenance Ltd., North American Mining Inc., North American Pipeline Inc., North American Road Inc., North American Services Inc., North American Site Services Inc., Griffiths Pile Driving Inc., North American Site Development Ltd., and any other Subsidiary of Company that executes and delivers a counterpart of, or joinder agreement in respect of, the Subsidiary Guarantee on the Closing Date or from time to time thereafter pursuant to subsection 8.9.

“Subsidiary Pledge Agreements” means the Securities Pledge Agreements executed and delivered by any Subsidiary Guarantor on or after the Closing Date, substantially in the form of Exhibit XVI annexed hereto, as such Subsidiary Pledge Agreements may thereafter be amended, supplemented or otherwise modified from time to time in accordance herewith.

“Supplemental Collateral Agent” has the meaning assigned to that term in subsection 11.1B.

“Swap Lender” means any party to a Lender Hedge Agreement (other than any Loan Party or their Affiliates).

“Swing Line Account” has the meaning assigned to that term in subclause 2.1A(ii)(b).

“Swing Line Lender” means BNP PARIBAS (Canada), or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

“Swing Line Loan Subcommitment” means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(ii).

“Swing Line Loans” means the Prime Rate Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(ii).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness for borrowed money or Capital Leases of such Person (without regard to accounting treatment).

“Taxes” means all taxes, levies, imposts, stamp taxes, duties, fees, deductions, withholdings, charges, compulsory loans or restrictions or conditions resulting in a charge which are imposed, levied, collected, withheld or assessed by any country or political subdivision or taxing authority thereof now or at any time in the future, together with interest thereon and penalties, charges or other amounts with respect thereto, if any, and “Tax” and “Taxation” shall be construed accordingly.

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding Revolving Loans including, for certainty, the face amount of all outstanding Bankers’ Acceptances and BA Discount Notes made under the Revolving Loan Commitment, Swing Line Loans and the Letter of Credit Usage.

“Unasserted Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of and interest on, and fees relating to, any Indebtedness and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under Letters of Credit) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“U.S. Dollars” and the sign “U.S.$” mean the lawful money of the United States of America.

1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

A. GAAP. Wherever in this Agreement reference is made to “generally accepted accounting principles” or “GAAP”, such reference shall be deemed to be to the recommendations at the relevant time of the Canadian Institute of Chartered Accountants, or any successor institute, applicable on a consolidated basis (unless otherwise specifically provided or contemplated herein to be applicable on an unconsolidated basis) as at the date on which such calculation is made or required to be made in accordance with such principles. Where the character or amount of any asset or liability or item of revenue or expense or amount of equity is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any other Loan Document, such determination or calculation shall, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with generally accepted accounting principles applied on a consistent basis.

B. Consequential. Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Administrative Agent pursuant to clauses 8.1(ii), 8.1(iii) and 8.1(ix) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 8.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 7.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Company, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and

Company shall provide to Administrative Agent reconciliation statements provided for in subsection 8.1(v).

1.3	Other Definitional Provisions and Rules of Construction.

A. Plural. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B. Section References. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

C. Including. The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D. Miscellaneous. Unless the context requires otherwise (a) any definition of or reference to any Applicable Law, agreement, instrument or other document herein shall be construed as referring to such Applicable Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, and (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

Section 2.	AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1	Revolving Loan Commitments; Making of Loans; the Register.

A. Revolving Loan Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein and in the other Loan Documents set forth, (A) each Lender having a Revolving Loan Commitment hereby severally agrees to make the Loans as described in subsection 2.1A(i), (B) Swing Line Lender hereby agrees to make the Swing Line Loans as described in subsection 2.1A(ii), and (C) each Lender having a Revolving Loan Commitment hereby severally agrees to make the Refunded Swing Line Loans as described in subsection 2.1A(ii)(d).

(i) Revolving Loans. Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5 and to be available by way of Prime Rate Loans and Bankers’ Acceptances. The original amount of each Revolving Lender’s Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Revolving Loan Commitments is Cdn.$40,000,000, provided that the Revolving Loan Commitments of Revolving Lenders shall be adjusted among Revolving Lenders to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 12.1B, and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4. Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments, shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(i) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that (i) in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect and (ii) in no event shall the First Lien Exposure exceed the Borrowing Base then in effect.

(ii) Swing Line Loans.

(a) General Provisions. Swing Line Lender hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Subcommitment to be used for the purposes identified in subsection 2.5, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender’s outstanding Revolving Loans and Swing Line Lender’s Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender’s Revolving Loan Commitment. The original amount of the Swing Line Loan Subcommitment is Cdn.$3,000,000, provided that any reduction of the Revolving Loan Commitments made pursuant to subsection 2.4 that reduces the aggregate Revolving Loan Commitments to an amount less than the then current amount of the Swing Line Loan Subcommitment shall result in an automatic corresponding reduction of the Swing Line Loan Subcommitment to the amount of the aggregate Revolving Loan Commitments, as so reduced, without any further action on the part of Company, Administrative Agent or Swing Line Lender. The Swing Line Loan Subcommitment shall expire on the Revolving

Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Swing Line Loans and the Swing Line Loan Subcommitment shall be subject to the limitation that (i) in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect and (ii) in no event shall the First Lien Exposure exceed the Borrowing Base then in effect.

(b) Swing Line Account. Swing Line Lender will establish at its Funding Branch of Account a Cdn. Dollar account of Company, referred to herein as a “Swing Line Account”. The Swing Line Account shall record the day to day banking business of Company conducted through the Swing Line Lender. If, at the end of any Business Day, the balance in the Swing Line Account:

(1) is a credit in excess of Cdn.$100,000, Swing Line Lender may apply the amount of the credit or any part thereof rounded down to the nearest Cdn.$50,000, as applicable, as a repayment of any Prime Rate Loans owing to the Swing Line Lender under the Swing Line; or

(2) is a debit, the Swing Line Lender shall make available a Swing Line Loan (to the extent that such Advance would not, when added to the outstanding Swing Line Loans, exceed the Swing Line Loan Subcommitment), in an amount rounded up to the nearest Cdn. $50,000, as the case may be, to place Company in a minimum net credit position of zero.

(c) Swing Line Loans by Request. In addition to the automatic advance of Swing Line Loans pursuant to clause 2.1A(ii)(b)(2) above, Swing Line Lender also agrees to make Swing Line Loans available pursuant to a Notice of Borrowing delivered as provided herein.

(d) Swing Line Loan Prepayment with Proceeds of Other Revolving Loans. With respect to any Swing Line Loans that have not been voluntarily prepaid by Company pursuant to subsection 2.4A(i), Swing Line Lender shall, on the first Business Day of each week, and at any other time in its sole and absolute discretion, deliver a notice to the Lenders holding the Revolving Loan Commitments requiring Revolving Lenders to make Revolving Loans that are Prime Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given. Company hereby authorizes the giving of any such notice and the making of any such Revolving Loans. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving

Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans by depositing such proceeds in the Swing Line Account, and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 12.5.

(e) Swing Line Loan Assignments. If for any reason (1) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans or (2) the Revolving Loan Commitments are terminated at a time when any Swing Line Loans are outstanding, each Revolving Lender shall be deemed to, and hereby agrees to, have purchased an assignment of such outstanding Swing Line Loans in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (2), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loans together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Revolving Lender shall deliver to Swing Line Lender an amount equal to its respective assignment in same day funds at the Funding and Payment Office. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each Revolving Lender agrees to enter into an Assignment Agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Revolving Lender fails to make available to Swing Line Lender the amount of such Revolving Lender’s assignment as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Prime Rate. In the event Swing Line Lender receives a payment of any amount in which other Revolving Lenders have purchased assignments as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Revolving Lender its Pro Rata Share of such payment.

(f) Revolving Lenders’ Obligations. Anything contained herein to the contrary notwithstanding, each Revolving Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1A(ii)(d) and each Revolving Lender’s obligation to purchase an assignment of any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (2) the occurrence or continuance of an Event of Default or a Potential Event of Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that, unless Requisite Lenders agree otherwise, Swing Line Lender shall not make a Swing Line Loan if at the time of the request for a Swing Line Loan the Swing Line Lender has received written notice from Company or a Lender that a Potential Event of Default or an Event of Default has occurred and is continuing (unless and until it has been confirmed that no Potential Event of Default or Event of Default has occurred and is continuing).

(g) Indemnification. Each Revolving Lender agrees to indemnify Swing Line Lender (to the extent not reimbursed by Company), rateably according to its Pro Rata Share from and against any and all losses and claims of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Swing Line Lender in any way relating to or arising out of any Swing Line Loans, provided that no Lender shall be liable for any portion of such losses or claims resulting from the Swing Line Lender’s gross negligence or willful misconduct.

B. Borrowing Mechanics. Revolving Loans made on any Funding Date by way of Prime Rate Loans (other than Swing Line Loans) or Bankers’ Acceptances (other than Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(ii)(d), or Revolving Loans made pursuant to subsection 4.3C) shall be in an aggregate minimum amount of Cdn.$1,000,000 and multiples of Cdn.$100,000 in excess of that amount.

Swing Line Loans made on any Funding Date pursuant to a Notice of Borrowing shall be in an aggregate minimum amount of Cdn.$1,000,000 and multiples of Cdn.$100,000 in excess of that amount. Swing Line Loans made pursuant to subclause 2.1A(ii)(b) do not require a notice of Borrowing, and are not subject to minimum amounts except as set out in that subclause.

Prime Rate Loans made by Revolving Lenders weekly (or at the request of Swing Line Lender) pursuant to subclause 2.1A(ii)(d) shall be in minimum amounts of Cdn.$500,000 and multiples of Cdn.$100,000 in excess thereof.

Whenever Company desires that Lenders make Revolving Loans by way of Prime Rate Loans (other than Swing Line Loans), it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 11:00 a.m. (Toronto time) at least one Business Day in advance of the proposed Funding Date.

Whenever Company desires that Lenders make Revolving Loans by way of Bankers’ Acceptances, it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 11:00 a.m. (Toronto time) at least three Business Days in advance of the proposed Funding Date.

Whenever Company desires that Swing Line Lender make a Swing Line Loan pursuant to clause 2.1A(ii)(c), it shall deliver to Swing Line Lender, with a copy to Administrative Agent, a duly executed Notice of Borrowing no later than 11:00 a.m. (Toronto time) on the proposed Funding Date (which for greater certainty may be delivered by facsimile transmission).

Company shall notify Administrative Agent prior to the funding of any Loans requested by Company in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date. The acceptance by Company of the proceeds of any Loans (including Swing Line Loans) shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in any Notice of Borrowing.

Except as set out in subsection 2.6C, a Notice of Borrowing for, or a Notice of Conversion/Rollover for Conversion to, or Rollover of, Bankers’ Acceptances shall be irrevocable, and Company shall be bound to make a borrowing or to effect a Conversion or Rollover in accordance therewith.

Notwithstanding the foregoing provisions of this subsection 2.1B, no Bankers’ Acceptances may be made and no Prime Rate Loan may be converted into Bankers’ Acceptances until the earlier of the 30th day after the Closing Date and the date specified by Administrative Agent to Company on which the primary syndication of the Loans has been completed.

C. Disbursement of Funds. All Revolving Loans (other than Swing Line Loans made by Swing Line Lender) shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Revolving Loan Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder.

Promptly after receipt by Administrative Agent of a Notice of Borrowing by way of Prime Rate Loans (other than Swing Line Loans) pursuant to subsection 2.1B, Administrative Agent shall notify each Lender for the type of Loan of the proposed borrowing. Each such Lender shall make the amount of its Loan available to Administrative Agent not later than 12:00 noon (Toronto time) on the applicable Funding Date in same day funds at the Funding and

Payment Office. Except as provided in subsection 2.1A(ii) with respect to Revolving Loans used to repay Refunded Swing Line Loans, or subsection 4.3B with respect to Revolving Loans used to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 6.1 (in the case of Loans made on the Closing Date) and 6.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to an account of Company maintained by Company with Administrative Agent at the Funding and Payment Office by 12:00 noon on the Funding Date, or as otherwise instructed by Company in writing and acceptable to Administrative Agent.

After receipt by Swing Line Lender of a Notice of Borrowing by way of Swing Line Loans pursuant to subsection 2.1A(ii)(c), Swing Line Lender shall make the amount of its Swing Line Loan available to Company not later than 12:00 noon (Toronto time) on the applicable Funding Date, in each case in same day funds to be credited to an account of Company maintained by Company with Swing Line Lender at the Funding and Payment Office of Swing Line Lender.

Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Prime Rate Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Prime Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Prime Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Loan Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

D. The Register. Administrative Agent shall maintain at its address referred to in subsection 12.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the Revolving Loan Commitment, Swing Line Loan Subcommitment, Revolving Loans and Swing Line Loans of each Lender from time to time (the “Register”). Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Revolving Loan Commitments and

Loans listed therein for all purposes hereof; all amounts owed with respect to any Revolving Loan Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent is listed in the Register as a Lender, shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Revolving Loan Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Revolving Loan Commitments and each payment in respect hereof, and any such recordation shall be prima facie evidence of the contents thereof, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records. Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Revolving Loan Commitments or any Obligations in respect of any Loans.

2.2	Interest on the Loans.

A. Rate of Interest. Subject to the provisions of subsection 2.6, each Prime Rate Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Prime Rate.

Subject to the provisions of subsection 2.6, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Prime Rate.

The applicable basis for determining the rate of interest with respect to any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Revolving Loan may be changed from time to time pursuant to subsection 2.2C. If on any day a Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Prime Rate.

(i) Subject to the provisions of subsections 2.2D, 2.2I and 2.6, the Revolving Loans shall bear interest or accrue fees through maturity as follows:

(a) if a Prime Rate Loan (other than a Swing Line Loan), then interest at the sum of the Prime Rate plus 2.0% per annum;

(b) if a Swing Line Loan, then interest at the sum of the Prime Rate plus 1.5% per annum, for the sole account of Swing Line Lender; and

(c) if a Bankers’ Acceptance, then interest and fees as provided in Section 3.

(d) if a Letter of Credit, then fees and interest as provided in Section 4.

B. Interest Payments. Subject to the provisions of subsection 2.2D, interest on each Prime Rate Loan (including Swing Line Loans) shall be payable monthly in arrears on each Interest Payment Date in respect of the immediately preceding calendar month based on the actual number of days in such month, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid), and at maturity (including final maturity), provided that in the event any Revolving Loans that are Prime Rate Loans are prepaid pursuant to subsection 2.4A(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Prime Rate Loans (or, if earlier, at final maturity).

C. Conversion or Rollover. Subject to the provisions of Section 3, Company shall have the option:

(i) to convert at any time all or any part of its outstanding Revolving Loans (other than Swing Line Loans) equal to Cdn.$1,000,000 and multiples of Cdn.$100,000 in excess of that amount from Prime Rate Loans to an issue of Bankers’ Acceptances, or from Bankers’ Acceptances to Prime Rate Loans;

(ii) upon the expiration of a BA Interest Period applicable to Bankers’ Acceptances, to rollover all or any portion of such Loan equal to Cdn.$1,000,000 and multiples of Cdn.$100,000 in excess of that amount as a new issue of Bankers’ Acceptances;

provided that an issue of Bankers’ Acceptances may only be converted into a Prime Rate Loan on the expiration date of the BA Interest Period applicable thereto.

Company shall deliver a duly executed Notice of Conversion/Rollover to Administrative Agent no later than 11:00 a.m. (Toronto time) at least one Business Day in advance of the proposed Conversion date (in the case of a Conversion to a Prime Rate Loan) and at least three Business Days in advance of the proposed Conversion/Rollover date (in the case of a Conversion to, or a Rollover of, Bankers’ Acceptances). Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Rollover. A Conversion or Rollover shall not be subject to the conditions to making a Loan set out in subsection 6.2.

D. Default Rate. Upon the occurrence and during the continuance of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by Applicable Law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under any Bankruptcy Laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Prime Rate Loans), provided that (i) in the case of Bankers’ Acceptances, upon the expiration of the BA Interest Period in effect at the time any such increase in interest rate is effective such Bankers’ Acceptances shall thereupon become Prime Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Prime Rate Loans, and (ii) subclause 4.3D(i) shall apply in respect of fees payable in respect of Letters of Credit, and not this subclause 2.2D. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2D is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

E. Computation of Interest. Interest on the Loans shall be computed on the basis of a 365-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or, with respect to a Prime Rate Loan being converted from Bankers’ Acceptances, the date of Conversion to such Prime Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or, with respect to a Prime Rate Loan being converted to Bankers’ Acceptances, the date of Conversion of such Prime Rate Loan, as the case may be, shall be excluded, provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

F. Prima Facie Evidence. Each determination by Administrative Agent (or by the Issuing Lender as applicable) of the amount of interest, fees or other amounts due from Company hereunder shall be prima facie evidence of the accuracy of such determination.

G. Accrual. All interest, fees and other amounts payable by Company hereunder shall accrue daily, be computed as described herein, and be payable both before and after demand, maturity, default and judgment.

H. No Merger. To the extent permitted by Applicable Law, the covenant of Company to pay interest at the rates provided herein shall not merge in any judgment relating to any obligation of Company to the Lenders or Administrative Agent and any provision of the Interest Act (Canada) or Judgment Interest Act (Alberta) which restricts any rate of interest set forth herein shall be inapplicable to this Agreement and to the extent permitted by Applicable Law is hereby waived by Company.

I. Maximum Rate. No interest or fee to be paid hereunder or under the other Loan Documents shall be paid at a rate exceeding the maximum rate permitted by Applicable Law. In the event that such interest or fee exceeds such maximum rate, such interest or fees shall be credited to Company for application to any other Obligations then due and owing (or if no other Obligations are then due and owing, refunded to Company), so as to be payable at the highest rate recoverable under Applicable Law. For the purposes of the application of the Criminal Code (Canada), the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles and in the event of any dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Administrative Agent shall be conclusive for the purpose of such determination.

J. Interest Act Rate Conversion. Whenever a rate of interest hereunder is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

K. No Deemed Reinvestment. The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for deemed reinvestment, before and after maturity, default and judgment. The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

2.3	Fees.

A. Commitment Fees. Company agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the sum of (i) the aggregate principal amount of outstanding Revolving Loans including for certainty, the face amount of all Bankers’ Acceptances and BA Discount Notes outstanding under the Revolving Loan Commitment (but excluding any outstanding Swing Line Loans) plus (ii) the Letter of Credit Usage, multiplied by .50% per annum, such commitment fees to be calculated on the basis of a 365-day year and the actual number of days elapsed and to be calculated quarterly in arrears for the three month periods ending on March 31, June 30, September 30 and December 31 of each year, and payable on the first Business Day of the month immediately following each such quarter, commencing on the first such Business Day to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date.

B. Other Fees. Company agrees to pay to Agents such fees in the amounts and at the times separately agreed upon between Company and Agents.

2.4	Repayments; Voluntary and Mandatory Prepayments; Application of Proceeds.

A. Repayments and Prepayments; Reductions in Revolving Loan Commitments.

(i) Voluntary Repayments and Prepayments. Company may, upon written notice to Administrative Agent on or prior to 12:00 noon (Toronto time) on the date of repayment, at any time and from time to time, repay without premium or penalty any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of Cdn.$1,000,000 and multiples of Cdn.$100,000 in excess of that amount.

Company may, upon not less than one Business Day’s prior written notice to Administrative Agent by 12:00 noon (Toronto time) on the date required who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay without premium or penalty any Revolving Loans that are Prime Rate Loans (other than Swing Line Loans) on any Business Day in whole or in part in an aggregate minimum amount of Cdn.$1,000,000 and multiples of Cdn.$100,000 in excess of that amount.

Company may, upon not less than three Business Days’ prior written notice to Administrative Agent by 12:00 noon (Toronto time) on the date required who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay, without premium or penalty, any Revolving Loans that are Bankers’ Acceptances on any Business Day in whole or in part in an aggregate minimum amount of Cdn.$1,000,000 and multiples of Cdn.$100,000 in excess of that amount, provided that Bankers’ Acceptances may only be prepaid on the expiration of the BA Interest Period.

Notice of repayment or prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the date specified for payment therein. Any such voluntary payment shall be applied as specified in subsection 2.4A(iv).

(ii) Voluntary Reduction of Revolving Loan Commitments. Company may, upon not less than three Business Days’ prior written or upon such lesser number of days’ prior written notice, as determined by Administrative Agent in its sole discretion, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction, provided that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of Cdn.$1,000,000 and multiples of Cdn.$100,000 in excess of that amount. Company’s notice to Administrative Agent (who will promptly notify each Revolving Lender of such notice) shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Company’s notice and shall reduce the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share.

(iii) Mandatory Prepayments and Mandatory Reductions of Revolving Loan Commitments. The Loans shall be prepaid and the Revolving Loan Commitments shall be permanently reduced, in the amounts and under the circumstances set forth below, all such prepayments and reductions to be applied as set forth below or as more specifically provided in subsection 2.4A(iv) and subsection 2.4F:

(a) Prepayments and Reductions From Net Asset Sale Proceeds. Promptly, but not later than 5 Business Days after the date of receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Company shall either:

(1) prepay the Loans and collateralize Bankers’ Acceptances, and the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such Net Asset Sale Proceeds, or

(2) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, deliver to Administrative Agent an Officer’s Certificate setting forth (x) that portion of such Net Asset Sale Proceeds that Company or such Subsidiary intends to reinvest in equipment or other productive assets of the general type used in the business of Company and its Subsidiaries within 170 days of such date of receipt and (y) the proposed use of such portion of the Net Asset Sale Proceeds and such other information with respect to such reinvestment as Administrative Agent may reasonably request, and Company shall, or shall cause one or more of its Subsidiaries to, diligently apply such portion to such reinvestment purposes, provided that, pending such reinvestment, such portion of the Net Asset Sale Proceeds shall be applied to prepay outstanding Revolving Loans (without a reduction in Revolving Loan Commitments) to the full extent thereof. In addition, Company shall, no later than 170 days after receipt of such Net Asset Sale Proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make an additional prepayment of the Loans and the Revolving Loan Commitments shall be permanently reduced in the full amount of all such Net Asset Sale Proceeds not so applied or not so reinvested.

(b) Prepayments and Reductions from Net Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by Administrative Agent or by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be applied as a prepayment pursuant to the provisions of subsection 8.4C, Company shall prepay the Loans and collateralize Bankers’ Acceptances, and the Revolving Loan Commitments shall be permanently reduced, as provided in subsection 2.4A(iv) and subsection 2.4F, as applicable, in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

(c) Prepayments and Reductions Due to Issuance of Equity Securities. On the date of receipt of the Net Securities Proceeds from the issuance of any Capital Stock (i) of Holdings or from any capital contribution to Holdings by any holder of Capital Stock thereof after the Closing Date, in excess of $1,000,000 in any Fiscal Year, or (ii) of Company or any of its Subsidiaries, Company shall prepay the Loans and collateralize Bankers’ Acceptances in an aggregate amount equal to the amount of such Net Securities Proceeds (without reduction of the Revolving Loan Commitments), all as provided in subsection 2.4A(iv) and subsection 2.4F, as applicable.

(d) Prepayments and Reductions Due to Issuance of Indebtedness. On the date of receipt of the Net Securities Proceeds from the issuance of any Indebtedness of Company or any of its Subsidiaries after the Closing Date, other than Indebtedness permitted pursuant to subsection 9.1, Company shall prepay the Loans, and collateralize Bankers’ Acceptances, and the Revolving Loan Commitments shall be permanently reduced, in an aggregate amount equal to the amount of such Net Securities Proceeds, all as provided in subsection 2.4A(iv) and subsection 2.4F, as applicable.

(e) Cash Collateralization from Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2006), Company shall, no later than 120 days after the end of such Fiscal Year, shall deliver to Collateral Agent an amount equal to 50% of such Consolidated Excess Cash Flow (which shall be deposited into a collateral account and held by the Collateral Agent as additional Collateral for the pro rata benefit of the Lenders and the Swap Lenders).

(f) Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations. Concurrently with any prepayment of the Loans, and collateralization of Bankers’ Acceptances, and/or reduction of the Revolving Loan Commitments pursuant to subsections 2.4A(iii)(a)-(e), Company shall deliver to Administrative Agent an Officer’s Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds or Net Securities Proceeds, as the case may be, that gave rise to such prepayment, collateralization and/or reduction. In the event that Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer’s Certificate, Company shall promptly make an additional prepayment of the Loans, or collateralization of Bankers’ Acceptances, in an amount equal to the amount of such excess, and shall reduce the Revolving Loan Commitments accordingly, all as provided in subsection 2.4A(iv) and subsection 2.4F, as applicable, and Company shall concurrently therewith deliver to Administrative Agent an Officer’s Certificate demonstrating the derivation of the additional amount resulting in such excess.

(g) Prepayments Due to Reductions of Revolving Loan Commitments or Due to Insufficient Borrowing Base. Company shall immediately prepay first the Swing Line Loans, second the other Revolving Loans (including collateralization of Bankers’ Acceptances), and third, collateralize Letters of Credit, to the extent necessary so that (A) the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect, and (B) the First Lien Exposure shall not at any time exceed the Borrowing Base then in effect.

(iv) Application of Prepayments; Reduction of Revolving Loan Commitments.

(a) Application of Voluntary Prepayments by Type of Loans and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4A(i) shall be applied as specified by Company in the applicable notice of prepayment, provided that in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied:

(1) first, to repay outstanding Swing Line Loans to the full extent thereof, without reduction of Revolving Loan Commitments,

(2) second, to repay other outstanding Revolving Loans to the full extent thereof, including cash collateralizing any outstanding Bankers’ Acceptances issued under the Revolving Loan Commitments, without reduction of Revolving Loan Commitments, and

(3) third, to collateralize Letters of Credit.

(b) Application of Mandatory Prepayments by Type of Loans. Except as provided in subsection 2.4F, any amount required to be applied as a mandatory prepayment of the Loans, collateralization of Bankers’ Acceptances or Letters of Credit, and a reduction of the Revolving Loan Commitments, in any case pursuant to subsections 2.4A(iii)(a)-(g), shall be applied:

(1) first, to prepay the Swing Line Loans to the full extent thereof and, to the extent required by the applicable provision of subsection 2.4A(iii), to permanently reduce the Revolving Loan Commitments by the amount of such prepayment,

(2) second, to the extent of any remaining portion of such amount, to prepay other Prime Rate Loans to the full extent thereof and, to the extent required by the applicable provision of subsection 2.4A(iii), to further permanently reduce the Revolving Loan Commitments by the amount of such prepayment, and

(3) third, to the extent of any remaining portion of such amount, to collateralize Bankers’ Acceptances under the Revolving Loan Facility to the full extent thereof and, to the extent required by the applicable provision of subsection 2.4A(iii), to further permanently reduce the Revolving Loan Commitments by the amount so collateralized, effective the date of maturity of the Bankers’ Acceptances so collateralized.

Any mandatory reduction of Revolving Loan Commitments pursuant to this subsection 2.4 shall be in proportion to each Revolving Lender’s Pro Rata Share.

(c) Application of Prepayments to Prime Rate Loans and Bankers’ Acceptances. Any prepayment of Revolving Loans shall be applied first to Prime

Rate Loans to the full extent thereof before application to collateralization of Bankers’ Acceptances or Letters of Credit, provided that Company shall first deposit the remainder of such prepayments not applied to prepay Prime Rate Loans in the Collateral Account pursuant to subsection 2.4D to be applied thereafter to prepay Bankers’ Acceptances having BA Interest Periods expiring on a date or dates nearest the date of deposit in accordance with this subsection 2.4A(iv), upon expiration of such BA Interest Periods, and second (if required) to the Collateral Account pursuant to subsection 2.4E to be applied thereafter to reimburse the Issuing Lender for drawing on Letters of Credit expiring on a date or dates nearest the date of deposit in accordance with this subsection 2.4A(iv), upon expiration of such Letters of Credit.

B. General Provisions Regarding Payments.

(i) Manner and Time of Payment. All payments by Company of principal, interest, fees and other Obligations shall be made in Canadian Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 noon (Toronto time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Notwithstanding the foregoing, payments of amounts deposited in the Collateral Account pursuant to the proviso to subsection 2.4A(iv)(c) shall be deemed to have been paid by Company on the applicable date or dates such amounts are applied to prepay Bankers’ Acceptances or to reimburse drawings under Letters of Credit. Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(ii) Application of Payments to Principal and Interest. Except as provided in subsection 2.2B, all payments in respect of the principal amount of any Prime Rate Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii) Apportionment of Payments. Aggregate payments of principal and interest shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions set forth below its name on the appropriate signature page hereof or at such other account as such Lender may request in subsequent payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees and letter of credit fees of such Lender, if any, when received by Administrative Agent pursuant to subsection 2.3 and subsection 4.2.

(iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

C. Authorized Debit. Company authorizes and directs Administrative Agent to automatically debit the Company’s bank accounts for all amounts payable by Company under this Agreement, including the repayment of principal and the payment of interest and fees and all charges agreed to by Company for the maintaining of the Company’s accounts. Administrative Agent shall, as soon as is practical after making any such debit, inform Company of the amount thereof and provide reasonable details of the calculation thereof.

D. Collateralization of Bankers’ Acceptances. With respect to the prepayment or cash collateralization of unmatured Bankers’ Acceptances to the extent required hereunder (it being acknowledged that any requirement to pay or prepay Bankers’ Acceptances prior to their maturity shall be construed as a requirement to provide cash collateral under this provision), Company shall provide for the funding of such unmatured Bankers’ Acceptances by paying to and depositing with Administrative Agent cash collateral for each such unmatured Bankers’ Acceptances; such cash collateral deposited by Company shall be held by Administrative Agent in the Collateral Account with interest to be credited to Company at rates prevailing at the time of deposit for similar accounts with Administrative Agent. Such Collateral Account shall be held as security for the obligations of Company in relation to such Bankers’ Acceptances and the security of Administrative Agent thereby created shall rank in priority to all other Liens and adverse claims against such cash collateral. Such cash collateral shall be applied to satisfy pro tanto the obligations of Company for such Bankers’ Acceptances as they mature and Administrative Agent is hereby irrevocably directed by Company to apply any such cash collateral to such maturing Bankers’ Acceptances. Amounts held in such Collateral Account may not be withdrawn by Company; however, interest on such deposited amounts shall be for the account of Company and may be withdrawn by Company so long as no Potential Event of Default or Event of Default is then continuing. If after maturity of the Bankers’ Acceptances for which such funds are held and application by Administrative Agent of the amounts in such Collateral Accounts to satisfy the obligations of Company hereunder with respect to the Bankers’ Acceptances being repaid, any excess remains, such excess shall be promptly paid by Administrative Agent to Company so long as no Potential Event of Default or Event of Default is then continuing.

E. Collateralization of Letters of Credit. With respect to funding the cash collateralization of unexpired Letters of Credit to the extent required hereunder (it being acknowledged that any requirement to pay or prepay or collateralize Letters of Credit prior to their expiry date shall be construed as a requirement to provide cash collateral under this provision), it is agreed that Company shall provide for the funding of such unexpired Letters of Credit by paying to and depositing with the Administrative Agent for the benefit of the Issuing Lender cash collateral for each such unexpired Letter of Credit; such cash collateral deposited by Company shall be held by the Administrative Agent for the benefit of the Issuing Lender in the Collateral Account with interest to be credited to Company at rates prevailing at the time of deposit for similar accounts with the Administrative Agent. Such Collateral Account shall be held as security for the obligations of Company in relation to such Letters of Credit and the security of the Administrative Agent and Issuing Lender thereby created in such cash collateral shall rank in priority to all other Liens and adverse claims against such cash collateral. Such cash collateral shall be applied to satisfy the obligations of Company for such Letters of Credit as payments are made thereunder and the Issuing Lender is hereby irrevocably directed by Company to so apply any such cash collateral. Amounts held in such Collateral Account may not be withdrawn by Company; however, interest on such deposited amounts shall be for the account of Company and may be withdrawn by Company so long as no Potential Event of Default or Event of Default is then continuing. If after expiry of the Letters of Credit for which such funds are held and application by the Administrative Agent and Issuing Lender of the amounts in such Collateral Account to satisfy the obligations of Company hereunder with respect to the Letters of Credit being repaid, any excess remains, such excess shall be promptly paid by Administrative Agent to Company so long as no Potential Event of Default or Event of Default is then continuing.

F. Application of Proceeds after Event of Default. Upon the occurrence and during the continuance of an Event of Default, if requested by Requisite Lenders (a) all payments received on account of the Obligations, whether from Company, from any Subsidiary Guarantor or otherwise, shall be applied by Administrative Agent against the Obligations and (b) all proceeds received by Collateral Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Collateral Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Obligations and Secured Swap Obligations, in each case in the following order of priority:

(i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Agents in connection therewith, and all amounts for which Agents are entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Agents in connection with the Loan Documents, all in accordance with subsections 11.4, 12.2 and 12.3 and the other terms of this Agreement and the Loan Documents;

(ii) thereafter, to the payment of all other Obligations (including the cash collateralization of outstanding Letters of Credit) and the obligations under Secured Swap Obligations for the ratable benefit of the holders thereof (subject, in the case of amounts to be applied to the Obligations, to the provisions of subsection 2.4B(ii) hereof); and

(iii) thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5	Use of Proceeds.

The proceeds of any Revolving Loans shall be applied by Company for working capital and other general corporate purposes, which may include the making of intercompany loans to and equity Investments in any of Company’s wholly-owned Subsidiaries, in each case in accordance with subsection 9.3, for their own general corporate purposes.

2.6	Increased Costs; Taxes; Capital Adequacy; Change in Law; Illegality.

A. Taxes. Company shall make all payments required hereunder, whether by way of principal, interest or otherwise, without regard to any defense, counterclaim or right of set-off available to Company and without withholding any Taxes (for the purposes of this subclause 2.6A, “Taxes” shall not include Taxes on such Lender’s overall income, and franchise taxes). If Company is required by Applicable Law to deduct any withholding Taxes from or in respect of any amounts payable under this Agreement (i) the amounts payable by Company hereunder will be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.6A) Administrative Agent and the Lenders will receive an amount equal to the sum they would have received had no such deductions been made, (ii) Company will make such deductions, and (iii) Company will pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with Applicable Law. Notwithstanding the foregoing, unless a Person becomes a Lender as a result of an assignment of Loans at a time when an Event of Default has occurred and is continuing, Company shall have no obligation to gross-up for Taxes withheld or paid solely because such Lender is a non-resident of Canada within the meaning of the Income Tax Act, unless Company otherwise agrees in writing to do so.

B. Capital Adequacy Adjustment. If any Lender shall have determined, acting reasonably, that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Loan Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within 10 Business Days after receipt by Company from such Lender of the statement referred to in Section 2.7A, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction.

C. Market for Bankers’ Acceptances. In the event that at any time subsequent to the giving of a Notice of Borrowing or Notice of Conversion/Rollover to Administrative Agent by Company with regard to any requested Bankers’ Acceptances, but before the date of the borrowing, Rollover or Conversion, as the case may be, the Administrative Agent makes a determination, which shall be conclusive and binding upon Company, absent manifest error, that there no longer exists an active market for Bankers’ Acceptances then:

(i) the right of Company to request Bankers’ Acceptances or BA Equivalent Advances from any Lender shall be suspended until Administrative Agent determines that the circumstances causing such suspension no longer exist, and so notifies Company;

(ii) any outstanding Notice of Borrowing requesting a Loan by way of Bankers’ Acceptances or BA Equivalent Advances shall (unless revoked by Company before the Funding Date) be deemed to be a Notice of Borrowing requesting a Loan by way of Prime Rate Loans in the amount specified in the original Notice of Borrowing;

(iii) any outstanding Notice of Conversion/Rollover requesting a Conversion of a Prime Rate Loan into Bankers’ Acceptances or BA Equivalent Advances shall be deemed to be revoked; and

(iv) any outstanding Notice of Conversion/Rollover requesting a Rollover of Bankers’ Acceptances or BA Equivalent Advances shall (unless revoked by Company before the Funding Date) be deemed to be a Notice of Conversion/Rollover requesting a Conversion of such Loans into Prime Rate Loans.

The Agent shall promptly notify Company and the Lenders of any suspension of Company’s right to request Bankers’ Acceptances or BA Equivalent Advances and of any termination of any such suspension.

D. Change in Law. If, after the date hereof, the adoption of any Applicable Law, regulation, treaty or official directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any court or by any Governmental Authority or any other entity charged with the interpretation or administration thereof or compliance by a Lender with any request or direction (whether or not having the force of law) of any such authority or entity hereafter:

(i) subjects such Lender to, or causes the withdrawal or termination of a previously granted exemption with respect to, any Taxes (for the purposes of this subclause 2.6D, “Taxes” shall not include Taxes on such Lender’s overall income, and franchise taxes), or changes the basis of taxation of payments due to such Lender, or increases any existing Taxes on payments of principal, interest or other amounts payable by Company to such Lender under this Agreement;

(ii) imposes, modifies or deems applicable any reserve, liquidity, special deposit, regulatory or similar requirement against assets or liabilities held by, or deposits in or for the account of, or loans by such Lender, or any acquisition of funds for loans or commitments to fund loans or obligations in respect of undrawn, committed lines of credit or in respect of Bankers’ Acceptances accepted by such Lender;

(iii) imposes on such Lender or requires there to be maintained by such Lender any capital adequacy or additional capital requirements (including a requirement which affects such Lender’s allocation of capital resources to its obligations) in respect of any Loan, Letter of Credit or obligation of such Lender hereunder, or any other condition with respect to this Agreement; or

(iv) directly or indirectly affects the cost to such Lender of making available, funding or maintaining any Loan, or issuing or participating in any Letter of Credit or otherwise imposes on such Lender any other condition or requirement affecting this Agreement or any Loan or any obligation of such Lender hereunder;

and the result of (i), (ii), (iii) or (iv) above, in the sole determination of such Lender acting in good faith, is:

(a) to increase the cost to such Lender of performing its obligations hereunder with respect to any Loan or Letter of Credit;

(b) to reduce any amount received or receivable by such Lender hereunder or its effective return hereunder or on its capital in respect of any Loan, Letter of Credit or any Revolving Loan Commitment; or

(c) to cause such Lender to make any payment with respect to or to forego any return on or calculated by reference to, any amount received or receivable by such Lender hereunder with respect to any Loan, Letter of Credit or any Revolving Loan Commitment;

such Lender shall determine that amount of money which shall compensate the Lender for such increase in cost, payments to be made or reduction in income or return or interest foregone (herein referred to as “Additional Compensation”). Upon a Lender having determined that it is entitled to Additional Compensation in accordance with the provisions of this Section, the Lender shall promptly so notify Company and Administrative Agent. The relevant Lender shall provide Company and Administrative Agent with a photocopy of the relevant law, rule, guideline, regulation, treaty or official directive (or, if it is impracticable to provide a photocopy, a written summary of the same) and a certificate of a duly authorized officer of such Lender setting forth the Additional Compensation and the basis of calculation therefor, which shall be conclusive evidence of such Additional Compensation in the absence of manifest error. Company shall pay to such Lender within 10 Business Days of the giving of such notice such Lender’s Additional Compensation. Each of the Lenders shall be entitled to be paid such Additional Compensation from time to time to the extent that the provisions of this Section are then applicable notwithstanding that any Lender has previously been paid any Additional Compensation.

2.7	Statement of Lenders; Obligation of Lenders to Mitigate.

A. Statements. Each Lender, Issuing Lender or Agent claiming compensation or reimbursement pursuant to subsection 2.6 or 2.7B shall deliver to Company (with a copy to

Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B. Mitigation. Each Lender, Issuing Lender and Agent agrees that, as promptly as practicable after the officer of such Person responsible for administering the Loans or Letters of Credit of such Person, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would entitle such Person to receive payments under subsections 2.6 or 2.9, use reasonable efforts to make, issue, fund or maintain the Commitments, Loans or Letters of Credit, as applicable, of such Person through another lending or letter of credit office of such Person, if (i) as a result thereof the additional amounts which would otherwise be required to be paid to such Person pursuant to subsection 2.6 or 2.9 would be materially reduced, and (ii) as determined by Person, acting reasonably, such action would not otherwise be disadvantageous to such Person; provided that such Person will not be obligated to utilize such other lending or letter of credit office pursuant to this subclause 2.7B unless Company agrees to pay all incremental expenses incurred by such Person as a result of utilizing such other lending or letter of credit office in connection with such Loans or Letters of Credit as described above.

2.8	Replacement of a Lender.

If Company receives a statement of amounts due pursuant to subsection 2.7A from a Lender, a Revolving Lender defaults in its obligations to fund a Revolving Loan pursuant to this Agreement, a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 12.6, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected, or a Lender has, pursuant to subsection 2.9, declared its obligations under this Agreement with respect to certain Loans to be terminated (any such Lender, a “Subject Lender”), so long as (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Revolving Loan Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender (such as a “back-to-back” letter of credit) are made) and (iii), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Company pursuant to subsection 2.7 and/or is unwilling to remedy its default upon 10 days prior written notice to the Subject Lender and Administrative Agent and/or is unwilling to approve the applicable amendment, modification or waiver upon 5 days prior written notice to the Subject Lender and Administrative Agent, Company may require the Subject Lender to assign all of its Loans and Revolving Loan Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 12.1B, provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6 and/or 2.7B (if applicable)) owed to it through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 12.1B(i) shall have been paid to Administrative Agent, (3) all of the requirements for such assignment contained in subsection 12.1B including the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement and other supporting documents, have been fulfilled, and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Company also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Revolving Loan Commitments.

2.9	Illegality.

If a Lender determines, in good faith, that the adoption of any Applicable Law, regulation, treaty or official directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any court or by any Governmental Authority or any other entity charged with the interpretation or administration thereof or compliance by a Lender with any request or direction (whether or not having the force of law) of any such authority or entity, now or hereafter makes it unlawful or impossible for any Lender to make, fund or maintain a Loan, issue a Letter of Credit or maintain a Revolving Loan Commitment, or to give effect to its obligations in respect of such a Loan, Revolving Loan Commitment or a Letter of Credit, such Lender may, by written notice thereof to Company and to Administrative Agent (which shall include in reasonable detail an explanation of its determination) declare its obligations under this Agreement in respect of such Loan, Letter of Credit or Revolving Loan Commitment to be terminated whereupon the same shall, subject to subsection 2.7B, forthwith terminate, and Company shall, subject to subsection 2.7B, within the time required by such law (or at the end of such longer period as such Lender at its discretion has agreed), either effect a Conversion of such Loan in accordance with the provisions hereof (if such Conversion would resolve the unlawfulness or impossibility) or prepay the principal of such Loan, and collateralize such Letter of Credit, and pay accrued interest, such Additional Compensation as may be applicable with respect to such Loan to the date of such payment. If any such change shall only affect a portion of such Lender’s obligations under this Agreement which is, in the opinion of such Lender and Administrative Agent, severable from the remainder of this Agreement so that the remainder of this Agreement may be continued in full force and effect without otherwise affecting any of the obligations of Administrative Agent, the other Lenders or Company hereunder, such Lender shall only declare its obligations under that portion so terminated.

Section 3.	BANKERS’ ACCEPTANCES

3.1	Acceptance of Bankers’ Acceptances; Form and Execution.

A. Bankers’ Acceptances. Pursuant to subsection 2.1A, Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the 30th day prior to the Revolving Loan Commitment Termination Date that the Lenders accept Bankers’ Acceptances issued by Company or make BA Equivalent Advances to Company. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, such Lenders shall accept such Bankers’ Acceptances, or make BA Equivalent Advances in lieu thereof, in accordance with the provisions of this subsection 3.1, provided that Company shall not request that any Lender having a Revolving Loan Commitment accept such Bankers’ Acceptances, or make BA Equivalent Advances (and no Lender shall do so) if, after giving effect to such issuance a Bankers’ Acceptance or BA Equivalent Advance would have a term ending later than the Revolving Loan Commitment Termination Date.

B. Applicable Provisions. The following provisions shall apply to each Bankers’ Acceptance hereunder:

(i) the face amount at maturity of each draft drawn by Company to be accepted as a Bankers’ Acceptance shall be Cdn. $100,000 and integral multiples thereof;

(ii) each draft drawn by Company and presented for acceptance by a Lender shall be drawn on the standard form of such Lender in effect at the time, specifying the BA Interest Period, provided that Administrative Agent may require the Lenders to use a generic form of Bankers’ Acceptance, in a form satisfactory to each Lender, acting reasonably, provided by Administrative Agent for such purpose in place of the Lenders’ own forms;

(iii) subject to subparagraph 3.1B(iv), Bankers’ Acceptances shall be signed by duly authorized officers of Company or, in the alternative, the signatures of such officers may be mechanically reproduced in facsimile thereon and Bankers’ Acceptances bearing such facsimile signatures shall be binding on Company as if they had been manually executed and delivered by such officers on behalf of Company. Notwithstanding that any person whose manual or facsimile signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for Company on the date of issuance of a Bankers’ Acceptance, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such Bankers’ Acceptance shall be binding on Company; and

(iv) in lieu of Company signing Bankers’ Acceptances in accordance with subparagraph 3.1B(iii), and, for so long as the power of attorney in subparagraph 3.2A is in force with respect to a given Lender, such Lender shall execute and deliver Bankers’ Acceptances on behalf of Company in accordance with the provisions thereof and, for certainty, all references herein to drafts drawn by Company, Bankers’ Acceptances executed by Company or similar expressions shall be deemed to include Bankers’ Acceptances executed in accordance with a power of attorney, unless the context otherwise requires.

If and for so long as the power of attorney referred to in subsection 3.2A is in force with respect to each Lender, it is intended that pursuant to the DBNA, all Bankers’ Acceptances accepted by the Lenders (other than Old System Issuers) under this Agreement will be issued in the form of a “depository bill” (as defined in the DBNA), and deposited with a Clearing House. In order to give effect to the foregoing, Administrative Agent will, subject to the approval of Company and the Lenders (other than Old System Issuers), establish and notify Company and the Lenders of any additional procedures, consistent with the terms of this Agreement and the DBNA, as are reasonably necessary to accomplish such intention, including:

(a) any instrument held by Administrative Agent for the purposes of Bankers’ Acceptances will have marked prominently and legibly on its face and within its text, at or before the time of issue, the words “This is a depository bill subject to the Depository Bills and Notes Act (Canada)”;

(b) any reference to the authentication of the Bankers’ Acceptance will be removed; and

(c) any reference to the “bearer” will be removed and such Bankers’ Acceptances will not be marked with any words prohibiting negotiation, transfer or assignment of it or of an interest in it.

3.2	Power of Attorney; Provision of Bankers’ Acceptances to Lenders.

A. Power of Attorney. As a condition precedent to each Lender’s obligation to accept Bankers’ Acceptances hereunder, Company hereby appoints each Lender, acting by any authorized signatory of the Lender in question, the attorney of Company:

(i) to sign for and on behalf and in the name of Company as drawer, drafts in such Lender’s standard form which are depository bills as defined in the DBNA, payable to a Clearing House ;

(ii) for drafts which are not depository bills, to sign for and on behalf and in the name of Company as drawer and to endorse on its behalf, Bankers’ Acceptances drawn on the Lender payable to the order of such Lender;

(iii) for BA Discount Notes, to sign for and on behalf and in the name of Company as drawer and to endorse on its behalf BA Discount Notes payable to the order of such Lender;

(iv) to fill in the amount, date and maturity date of such Bankers’ Acceptances (or BA Discount Notes as applicable); and

(v) to deposit and/or deliver such Bankers’ Acceptances which have been accepted by such Lender or such BA Discount Notes which are payable to the order of such Lender,

provided that such acts in each case are to be undertaken by the Lender in question strictly in accordance with instructions given to such Lender by Company as provided in this Section. For certainty, signatures of any authorized signatory of a Lender may be mechanically reproduced in facsimile on Bankers’ Acceptances (or BA Discount Notes as applicable) in accordance herewith and such facsimile signatures shall be binding and effective as if they had been manually executed by such authorized signatory of such Lender.

Instructions from Company to a Lender relating to the execution, completion, endorsement, deposit and/or delivery by that Lender on behalf of Company of Bankers’

Acceptances (or BA Discount Notes as applicable) which Company wishes to submit to the Lender for acceptance by the Lender shall be communicated by Company in writing to Administrative Agent by delivery to Administrative Agent of Notices of Borrowing and Notices of Conversion/ Rollover, as the case may be, in accordance with this Agreement which, in turn, shall be communicated by Administrative Agent, on behalf of Company, to the Lender.

The communication in writing by Company, or on behalf of Company by Administrative Agent, to the Lender of the instructions set out in the Notices of Borrowing and Notice of Conversion/Rollover Notices referred to above shall constitute (a) the authorization and instruction of Company to the Lender to sign for and on behalf and in the name of Company as drawer the requested Bankers’ Acceptances (or BA Discount Notes as applicable) and to complete and/or endorse Bankers’ Acceptances (or BA Discount Notes as applicable) in accordance with such information as set out above, and (b) the request of Company to the Lender to accept such Bankers’ Acceptances and deposit the same with a Clearing House or deliver the same, as the case may be, in each case in accordance with this Agreement and such instructions. Company acknowledges that a Lender shall not be obligated to accept any such Bankers’ Acceptances except in accordance with the provisions of this Agreement.

A Lender shall be and it is hereby authorized to act on behalf of Company upon and in compliance with instructions communicated to that Lender as provided herein if the Lender reasonably believes such instructions to be genuine. If a Lender accepts Bankers’ Acceptances pursuant to any such instructions, that Lender shall confirm particulars of such instructions and advise Administrative Agent that it has complied therewith by notice in writing to Administrative Agent in accordance with the provisions hereof. A Lender’s actions in compliance with such instructions, confirmed and advised to Administrative Agent by such notice, shall be prima facie evidence of having been in accordance with the instructions of Company.

B. Revocation. The power of attorney in subsection 3.2A may be revoked by Company with respect to any particular Lender at any time upon not less than 5 Business Days’ prior written notice served upon the Lender in question and Administrative Agent, provided that no such revocation shall reduce, limit or otherwise affect the obligations of Company in respect of any Bankers’ Acceptance (or BA Discount Note as applicable) executed, completed, endorsed, deposited and/or delivered in accordance herewith prior to the time at which such revocation becomes effective. If the power of attorney is so revoked with respect to any Lender, Company shall, from time to time as required by the applicable Lenders, provide to Administrative Agent for delivery to each such Lender drafts drawn in blank by Company (pre-endorsed and otherwise in fully negotiable form, if applicable) in quantities sufficient for each such Lender to fulfill its obligations hereunder. Any such pre-signed drafts which are delivered by Company to Administrative Agent or a Lender shall be held in safekeeping by Administrative Agent or such Lender, as the case may be, with the same degree of care as if they were Administrative Agent’s or such Lender’s property, and shall only be dealt with by the Lenders and Administrative Agent in accordance herewith. No Lender shall be responsible or liable for its failure to make its share of any Bankers’ Acceptances required hereunder if the cause of such failure is, in whole or in part, due to the failure of Company to provide such pre-signed drafts to Administrative Agent (for delivery to such Lender) on a timely basis.

C. Delivery of Drafts. By 11:00 a.m. (Toronto time) on the applicable Funding Date, Conversion or Rollover date, Company shall (i) either deliver to each Lender in Toronto, or, if previously delivered, be deemed to have authorized each Lender to complete and accept, or (ii) where the power of attorney in Section 3.2A is in force with respect to a Lender, be deemed to have authorized each such Lender to sign on behalf of Company, complete and accept, drafts drawn by Company on such Lender in a principal amount at maturity equal to such Lender’s share of the Bankers’ Acceptances specified by Company in the relevant Notice of Borrowing or Notice of Conversion/Rollover, as the case may be, as notified to the Lenders by Administrative Agent.

3.3	Mechanics of Issuance.

A. Apportionment. Upon receipt by Administrative Agent of a Notice of Borrowing or Notice of Conversion/Rollover from Company requesting the issuance of Bankers’ Acceptances, Administrative Agent shall promptly notify the Lenders thereof and advise each Lender of the aggregate face amount of Bankers’ Acceptances to be accepted and purchased by such Lender, the date of issue and the BA Interest Period for such Loan; the apportionment among the Lenders of the face amounts of Bankers’ Acceptances to be accepted by each Lender shall be determined by Administrative Agent by reference and in proportion to the respective applicable Revolving Loan Commitments of each Lender, provided that, when such apportionment cannot be evenly made, Administrative Agent shall round allocations amongst such Lenders consistent with Administrative Agent’s normal money market practices.

B. Rate Determination. On each date for borrowing, Rollover or Conversion involving the issuance of Bankers’ Acceptances:

(i) on or about 11:00 a.m. (Toronto time) on such date, Administrative Agent shall determine the CDOR Rate and shall obtain quotations from the Schedule II Reference Lenders in order to determine the BA Discount Rate then applicable to Bankers’ Acceptances accepted by such Schedule II Lender and Schedule III Lender in respect of an issue of Bankers’ Acceptances in a comparable amount and with comparable maturity to the Bankers’ Acceptances proposed to be issued on such date;

(ii) on or about 11:00 a.m. (Toronto time) on such date, Administrative Agent shall determine the BA Discount Rate applicable to each Lender and shall advise each Lender of the BA Discount Rate applicable to it;

(iii) each Lender shall complete and accept, in accordance with the Notice of Borrowing or Notice of Conversion/Rollover delivered by Company and advised by Administrative Agent in connection with such issue, its share of the Bankers’ Acceptances to be issued on such date and shall purchase such Bankers’ Acceptances for its own account at a purchase price which reflects the BA Discount Rate applicable to such issue; and

(iv) in the case of a borrowing, each Lender shall, for same day value on the Funding Date, remit the BA Discount Proceeds or advance the BA Equivalent Advance,

as the case may be, payable by such Lender (net of the stamping fee payable to such Lender pursuant to Section 3.9) to Administrative Agent for the account of Company; Administrative Agent shall make such funds available to Company for same day value on such date.

C. Resale. Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it for its own account.

3.4	Rollover of Bankers’ Acceptances.

In order to satisfy the liability of Company to a Lender for the face amount of maturing Bankers’ Acceptances accepted by such Lender, such Lender shall receive and retain for its own account the BA Discount Proceeds of new Bankers’ Acceptances issued on a Rollover, and Company shall on the maturity date of the Bankers’ Acceptances being rolled over pay to Administrative Agent for the account of the Lenders an amount equal to the difference between the face amount of the maturing Bankers’ Acceptances and the BA Discount Proceeds from the new Bankers’ Acceptances, together with the stamping fees to which the Lenders are entitled pursuant to Section 3.9.

3.5	Conversion into Bankers’ Acceptances.

In respect of Conversions into Bankers’ Acceptances, in order to satisfy the liability of Company to the Lenders for the amount of the converted Loan, each Lender shall receive and retain for its own account the BA Discount Proceeds of the Bankers’ Acceptances issued upon such Conversion, and Company shall on the date for Conversion pay to Administrative Agent for the account of the Lenders an amount equal to the difference between the principal amount of the converted Loan and the aggregate BA Discount Proceeds from the Bankers’ Acceptances issued on such Conversion, together with the stamping fees to which the Lenders are entitled pursuant to Section 3.9.

3.6	Conversion from Bankers’ Acceptances.

In order to satisfy the liability of Company to the Lenders for an amount equal to the aggregate face amount of the maturing Bankers’ Acceptances converted to another type of Loan, Administrative Agent shall record the obligation of Company to the Lenders as a Loan of the type into which such continuing liability has been converted.

3.7	BA Equivalent Advances.

Notwithstanding the foregoing provisions of this Article, a Non-Acceptance Lender shall, in lieu of accepting Bankers’ Acceptances, make a BA Equivalent Advance. The amount of each BA Equivalent Advance shall be equal to the BA Discount Proceeds which would be realized from a hypothetical sale of those Bankers’ Acceptances which, but for this Section, such Lender would otherwise be required to accept as part of such a borrowing, Conversion or Rollover of Bankers’ Acceptances. To determine the amount of such BA Discount

Proceeds, the hypothetical sale shall be deemed to take place at the BA Discount Rate for such Loan. Any BA Equivalent Advance shall be made on the relevant Funding Date, or Rollover or Conversion date as the case may be and shall remain outstanding for the term of the relevant Bankers’ Acceptances. Concurrent with the making of a BA Equivalent Advance, a Non-Acceptance Lender shall be entitled to deduct therefrom an amount equal to the stamping fee which, but for this Section, such Lender would otherwise be entitled to receive as part of such Loan. Upon the maturity date for such Bankers’ Acceptances, Company shall pay to each Non-Acceptance Lender an amount equal to the face amount of the Bankers’ Acceptances which such Lender would have accepted as part of such Loan if it was not a Non-Acceptance Lender.

All references herein to “Loans” and “Bankers’ Acceptances” shall, unless otherwise expressly provided herein or unless the context otherwise requires, be deemed to include BA Equivalent Advances made by a Non-Acceptance Lender as part of a borrowing, Conversion or Rollover of Bankers’ Acceptances.

3.8	Termination of Bankers’ Acceptances.

If at any time a Lender ceases to accept Bankers’ Acceptances in the ordinary course of its business, such Lender shall be deemed to be a Non-Acceptance Lender and shall make BA Equivalent Advances in lieu of accepting Bankers’ Acceptances under this Agreement.

3.9	Stamping Fees.

Upon the acceptance by a Lender of a Bankers’ Acceptance, Company shall pay to Administrative Agent for the account of such Lender a stamping fee in Cdn. Dollars equal to 3.0% per annum calculated on the principal amount at maturity of such Bankers’ Acceptance and BA Equivalent Advances and for the period of time from and including the date of acceptance or advance to but excluding the maturity date of such Bankers’ Acceptance or BA Equivalent Advance and calculated on the basis of the number of days elapsed in a year of 365 days.

3.10	No Issuance, Conversion or Rollover during Default.

Notwithstanding the foregoing provisions of this Section 3, no Bankers’ Acceptance may be accepted, no BA Equivalent Advances may be made, no Prime Rate Loan may be subject to a Conversion into a Bankers’ Acceptance or BA Equivalent Advance and no Banker’s Acceptance or BA Equivalent Advance shall be subject to a Rollover after the occurrence and during the continuation of a Potential Event of Default or an Event of Default. After the occurrence and during the continuation of an Event of Default, outstanding Bankers’ Acceptances and BA Equivalent Advances shall convert to Prime Rate Loans at the end of the BA Interest Period applicable thereto.

Section 4.	LETTERS OF CREDIT

4.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

A. Letters of Credit. In addition to Company requesting that Lenders make Loans by way of Prime Rate Loans and Bankers’ Acceptances pursuant to subsection 2.1A, Company may request, in accordance with the provisions of this subsection 4.1, from time to time during the period from the Closing Date to but excluding the 30th day prior to the Revolving Loan Commitment Termination Date, that a Revolving Lender issue Letters of Credit for the account of Company for the purposes specified in the definition of Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, any Lender may, but (except as provided in subsection 4.1B(ii) in respect of the Fronting Bank) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 4.1, provided that Company shall not request that any Revolving Lender issue (and no Revolving Lender shall issue):

(i) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed Cdn. $30,000,000 minus the amount of any cash collateral provided by Company or its Subsidiaries pursuant to subsection 9.2A(iii) then held by or for the benefit of the providers of the Bonding Program as security therefor;

(ii) any Letter of Credit having an expiration date later than the earlier of (a) 10 days prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Letter of Credit, provided that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and provided further that such Issuing Lender shall not extend such Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 12.6) at the time such Issuing Lender must elect whether or not to allow such extension; or

(iii) any Letter of Credit issued for the purpose of supporting trade payables or indebtedness for borrowed money.

As of the Closing Date, each of the Existing BNPPC Letters of Credit shall be deemed to be a Letter of Credit issued and outstanding under this Agreement.

B. Mechanics of Issuance.

(i) Request for Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent and the Fronting Bank a Request for Issuance no later than 12:00 noon (Toronto time) at least three Business Days, or such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance, and may require an application and/or indemnity of Company in such Issuing Lender’s customary form. In furtherance of the provisions of subsection 12.8, and not in limitation thereof, Company may submit Requests for Issuance by telefacsimile, and Administrative Agent and Issuing

Lenders may rely and act upon any such Request for Issuance without receiving an original signed copy thereof. Unless the Issuing Lender otherwise agrees, no Letter of Credit shall require payment against a conforming demand for payment to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such demand for payment is required to be presented is located) that such demand for payment is presented if such presentation is made after 1:00 p.m. (in the time zone of such office of the Issuing Lender) on such business day.

Company shall notify the applicable Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Request for Issuance is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit, Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Request for Issuance.

(ii) Determination of Issuing Lender. Upon receipt by Administrative Agent of a Request for Issuance pursuant to subsection 4.1B(i) requesting the issuance of a Letter of Credit, in the event Fronting Bank elects to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, and Fronting Bank shall be the Issuing Lender with respect thereto. In the event that Fronting Bank, in its sole discretion, elects not to issue such Letter of Credit, Fronting Bank shall promptly so notify Company and Administrative Agent, whereupon Company may request any other Revolving Lender to issue such Letter of Credit by delivering to such Revolving Lender a copy of the applicable Request for Issuance. Any Revolving Lender so requested to issue such Letter of Credit shall promptly notify Company, Fronting Bank and Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Revolving Lender that so elects to issue such Letter of Credit shall be the Issuing Lender with respect thereto, provided that if more than one Revolving Lender so elects to issue such Letter of Credit, Company shall determine which Revolving Lender shall be the Issuing Lender.

In the event that all other Revolving Lenders shall have declined to issue such Letter of Credit, notwithstanding the prior election of Fronting Bank not to issue such Letter of Credit, Fronting Bank shall be obligated to issue such Letter of Credit and shall be the Issuing Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Fronting Bank, when aggregated with Fronting Bank’s outstanding Revolving Loans, may exceed Fronting Bank’s Revolving Loan Commitment then in effect. If Fronting Bank has resigned as provided in subclause 11.5C and no successor Fronting Bank has been appointed at the time of a Request for Issuance, then, unless prior to the issuance the Company withdraws its Request for Issuance, each Revolving Lender shall issue or cause to be issued a Letter of Credit as to its own Pro Rata Share of each requested Letter of Credit, all of which taken together would aggregate the amount requested in the Request for Issuance.

(iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 12.6) of the conditions set forth in subsection 6.3, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender’s standard operating procedures.

(iv) Notification to Revolving Lenders. Upon the issuance of or amendment to any Letter of Credit, the applicable Issuing Lender shall promptly notify Administrative Agent and Company of such issuance or amendment in writing and such notice shall be accompanied by a copy of such Letter of Credit or amendment. Upon receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), Administrative Agent shall notify each Revolving Lender in writing of such issuance or amendment and the amount of such Revolving Lender’s respective participation in such Letter of Credit or amendment, and, if so requested by a Revolving Lender, Administrative Agent shall provide such Lender with a copy of such Letter of Credit or amendment.

C. Revolving Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.

4.2	Letter of Credit Fees.

Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

(i) with respect to each Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to the greater of (X) Cdn.$500 and (Y) 0.25% per annum of the daily amount available to be drawn under such Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to 3.0% per annum plus, upon the occurrence and during the continuance of an Event of Default, 2% per annum, multiplied by the daily amount available to be drawn under such Letter of Credit, each such fronting fee or letter of credit fee to be payable quarterly in arrears up to and including each March 31, June 30, September 30 and December 31 of each year and computed on the basis of a 365-day year for the actual number of days elapsed, and payable on the first Business Day of the month immediately following each such quarter;

(ii) with respect to the issuance, administration, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clauses (i) and (ii) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time.

For purposes of calculating any fees payable under clauses (i) and (ii) of this subsection 4.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination.

4.3	Drawings and Reimbursement of Amounts Paid Under Letters of Credit.

A. Responsibility of Issuing Lender With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

B. Reimbursement by Company of Amounts Paid Under Letters of Credit. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Company and Administrative Agent, and Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Cdn. Dollars and in same day funds equal to the amount of such payment, provided that, anything contained in this Agreement to the contrary notwithstanding, unless Company shall have notified Administrative Agent and such Issuing Lender prior to 11:00 a.m. (Toronto time) on the date such drawing is honored that Company intends to reimburse such Issuing Lender for the amount of such payment with funds other than the proceeds of Revolving Loans:

(i) Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Prime Rate Loans on the Reimbursement Date in an amount equal to the amount of such payment, and

(ii) subject to satisfaction or waiver of the conditions specified in subsection 6.2 (other than 6.2A), Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Prime Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such payment;

and provided, further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such payment, Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment by Issuing Lender over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 4.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 4.3B.

C. Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

(i) Payment by Revolving Lenders. In the event that Company shall fail for any reason to reimburse any Issuing Lender as provided in subsection 4.3B in an amount equal to the amount of any payment by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify Administrative Agent, who shall promptly notify each Revolving Lender of the unreimbursed amount of such honored drawing and of such other Revolving Lender’s respective participation therein based on such Revolving Lender’s Pro Rata Share. Each Revolving Lender (other than such Issuing Lender) shall make available to Administrative Agent an amount equal to its respective participation, in Cdn. Dollars, in same day funds, at the Funding and Payment Office, not later than 12:00 noon (Toronto time) on the first Business Day after the date notified by Administrative Agent, and Administrative Agent shall make available to such Issuing Lender in Cdn. Dollars, in same day funds, at the office of such Issuing Lender on such Business Day the aggregate amount of the payments so received by Administrative Agent. In the event that any Revolving Lender fails to make available to Administrative Agent on such Business Day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this subsection 4.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Prime Rate. Nothing in this subsection 4.3C shall be deemed to prejudice the right of Administrative Agent to recover, for the benefit of Revolving Lenders, from any Issuing Lender any amounts made available to such Issuing Lender pursuant to this subsection 4.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payments were made by Revolving Lenders constituted gross negligence or willful misconduct on the part of such Issuing Lender.

(ii) Distribution to Lenders of Reimbursements Received From Company. In the event any Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 4.3C for all or any portion of any payment by such Issuing Lender under a Letter of Credit issued by it, and Administrative Agent or such Issuing Lender thereafter receives any payments from Company in reimbursement of such payment under the Letter of Credit, to the extent any such payment is received by such Issuing Lender, it shall distribute such payment to Administrative Agent, and Administrative Agent shall distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 4.3C with respect to such payment such Revolving Lender’s Pro Rata Share of all payments subsequently received by Administrative Agent or by such Issuing Lender from Company. Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4B(iii).

D. Interest on Amounts Paid Under Letters of Credit.

(i) Payment of Interest by Company. Company agrees to pay to Administrative Agent, with respect to payments under any Letters of Credit issued by any Issuing Lender, interest on the amount paid by such Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 4.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Prime Rate Loans, and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Prime Rate Loans. Interest payable pursuant to this subsection 4.3D(i) shall be computed on the basis of a 365-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(ii) Distribution of Interest Payments by Administrative Agent. Promptly upon receipt by Administrative Agent of any payment of interest pursuant to subsection 4.3D(i) with respect to a payment under a Letter of Credit,

(a) Administrative Agent shall distribute to (x) each Revolving Lender (including the Revolving Lender that paid such drawing) out of the interest received by Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which the applicable Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 4.3B), the amount that such Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 4.2 if no drawing had been honored under such Letter of Credit, and (y) such Issuing Lender the amount, if any, remaining after payment of the amounts applied pursuant to clause (x), and

(b) in the event such Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 4.3C(i) for all or any portion of such payment, Administrative Agent shall distribute to each Revolving Lender (including such Issuing Lender) that has paid all amounts payable by it under subsection 4.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of any interest received by Administrative Agent in respect of that portion of such payment so made by Revolving Lenders for the period from the date on which such Issuing Lender was so reimbursed to but excluding the date on which such portion of such payment is reimbursed by Company.

Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4B(iii).

4.4	Obligations Absolute.

The obligation of Company to reimburse each Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 4.3B and the obligations of Revolving Lenders under subsection 4.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit;

(ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by the applicable Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

(v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

(vi) any breach of this Agreement or any other Loan Document by any party thereto;

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

4.5	Nature of Issuing Lenders’ Duties.

As between Company and any Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission by a Governmental Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 4.5, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Company.

Notwithstanding anything to the contrary contained in this subsection 4.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

Section 5.	SECURITY

5.1	Collateral Documents.

As continuing collateral security for the Obligations and the Secured Swap Obligations, Company shall deliver to Administrative Agent on behalf of Lenders, Swap Lenders and Agents (with copies to Collateral Agent) the following Loan Documents on or before the Closing Date (unless expressly indicated otherwise):

(i) the Holdings Guarantee executed by Holdings;

(ii) the Subsidiary Guarantee executed by each Subsidiary Guarantor;

(iii) a Debenture issued by Company and by each Subsidiary Guarantor, together with a Deposit Instrument in respect of each;

(iv) the Holdings Pledge Agreement in respect of all issued and outstanding stock of Company;

(v) the Company Pledge Agreement in respect of all issued and outstanding stock of NACG and Finance Co.;

(vi) a Subsidiary Pledge Agreement executed by NACG in respect of all issued and outstanding stock of its directly held Subsidiaries;

(vii) a guarantee by Company of Secured Swap Obligations of Subsidiary Guarantors; and

(viii) following Closing, from time to time, all other Collateral Documents hereafter provided as collateral security for the Obligations and the Secured Swap Obligations in accordance with the provisions of this Agreement, including pursuant to subsection 8.9.

5.2	Registration.

Company shall, at its expense, and upon consultation with Administrative Agent and Collateral Agent, register, file or record the Collateral Documents (which requirement to register, file or record may be satisfied by the Collateral Agent) in all offices where such registration, filing or recording is necessary or of advantage to the creation, perfection and preservation of the security applicable to it, provided that:

(i) registration against specific real property interests need only be effected against those parcels identified in Schedule 7.5B, and

(ii) registration against specific vehicles or other equipment (security in respect of which can be registered in a personal property registry by way of serial number) need only be effected against those items identified in Schedule 7.5C;

until Administrative Agent, at the direction of the Requisite Lenders otherwise requests, which they may do at any time and from time to time.

Company shall, in consultation with Administrative Agent and Collateral Agent, amend and renew such registrations, filings and recordings from time to time as and when required to keep them in full force and effect or to preserve the priority established by any prior registration, filing or recording thereof.

To facilitate such ongoing perfection of the Collateral Documents, Company shall provide the Administrative Agent and Collateral Agent with 30 days (or such shorter period of time agree to by the Administrative Agent and Collateral Agent) prior written notice of any name change of any Loan Party and shall promptly notify Administrative Agent and Collateral Agent of:

(a) any change in the location of any Loan Party’s chief executive office,

(b) any acquisition (whether by purchase, lease or otherwise) of any property or assets which are intended to be used or kept outside of Alberta, British Columbia, Saskatchewan and Ontario by Company or any Subsidiary Guarantor or any relocation of existing assets outside said jurisdictions, and

(c) any of Company or Subsidiary Guarantor acquiring (whether by purchase, lease or otherwise, and including the purchase of previously leased equipment from the lessor thereof) an interest in individual real properties, or in vehicles or other equipment, security in respect of which can be registered in a personal property registry by way of serial number, and where any such asset has a cost or book value in excess of Cdn.$500,000, in the case of real property interests, or in excess of Cdn.500,000, in the case of such vehicles or other equipment, and shall comply with the additional covenants set forth in the Collateral Documents with respect to the foregoing.

Company shall, at its expense, register, file or record the Collateral Documents (which requirement to register, file or record may be satisfied by the Collateral Agent) in all offices where such registration, filing or recording is necessary or of advantage to the creation, perfection and preserving of the security applicable to any interests that are the subject of clauses (c) and (d) above.

5.3	Sharing Collateral Documents.

Company and the Lenders agree and acknowledge that the Collateral Documents are being held by Collateral Agent to secure the Obligations and the Secured Swap Obligations on a pari passu basis. For purposes of the above sentence, pari passu basis means:

(i) with respect to the Lenders (other than the Issuing Lender), proportional between (a) the Obligations owed to Lenders having Revolving Loan Exposure, and (b) the aggregate of the Obligations plus the Secured Swap Obligations;

(ii) with respect to each Issuing Lender, proportional between (a) the Obligations owed to it on account of Letter of Credit Usage, and (b) the aggregate of the Obligations plus the Secured Swap Obligations; and

(iii) with respect to the Swap Lenders, proportional between (a) the Secured Swap Obligations and (b) the aggregate of the Obligations plus the Secured Swap Obligations.

The Swap Lenders, as amongst themselves, will share their pro rata allocation of the Collateral Documents, as determined in paragraph (iii) above, based on a pro rata allocation of the aggregate outstanding Secured Swap Obligations (determined, if netting is legally available to a Swap Lender, on a net basis) owing to each Swap Lender.

If requested by any of Administrative Agent, Collateral Agent, the Requisite Lenders, an Issuing Lender or any Swap Lender, then each of Collateral Agent, Administrative Agent and the Swap Lenders will enter into such further intercreditor agreements and assurances as may be reasonably requested to further evidence the sharing provisions of this subsection. The parties hereto agree, and such further agreements shall confirm, that Swap Lenders shall be entitled to share in the proceeds of realization as aforesaid, but shall have no vote in respect of amounts owed to them, and shall not have the right to initiate the enforcement of, or participate in any decisions in respect of the enforcement of, any of the Loan Documents unless and until there is no Revolving Loan Exposure, and this Agreement has been terminated.

5.4	Form of Collateral Documents.

If Collateral Agent, acting reasonably, determines at any time and from time to time that the form and nature of the then existing Collateral Documents is deficient in any way or does not fully provide Agents and the Lenders and the Swap Lenders with the security and priority to which each is entitled hereunder, Company will forthwith execute and deliver or cause to be executed and delivered to Administrative Agent and Collateral Agent, at Company’s expense, such amendments to the Collateral Documents or provide such new security as Administrative Agent or Collateral Agent may reasonably request.

The forms of Collateral Documents shall have been or be prepared based upon the laws of Alberta and other Applicable Laws in effect at the date hereof. Collateral Agent shall have the right to require that:

(i) any such Collateral Documents be amended to reflect any changes in such laws, whether arising as a result of statutory amendments, court decisions or otherwise, in order to confer upon Collateral Agent the rights and remedies intended to be created thereby, and

(ii) Company and the Subsidiary Guarantors execute and deliver to Administrative Agent and Collateral Agent such other and further debentures, mortgages, trust deeds, assignments and security agreements as may be reasonably required to ensure Collateral Agent has and holds First Priority Liens on and against all of the property and assets of Company and the Subsidiary Guarantors for the benefit of the Agents, Lenders and the Swap Lenders.

5.5	After-Acquired Property.

All property acquired by or on behalf of Company or a Subsidiary Guarantor after the date of execution of the Collateral Documents (hereinafter collectively referred to as “After-Acquired Property”), will be subject to the charges and security interests of the Debentures, without any further conveyance, mortgage, pledge, charge, assignment or other act on the part of such parties. Without limiting the effect of the preceding sentence, Company will from time to time, at the request of the Collateral Agent, acting reasonably, execute and deliver, or cause to be executed and delivered, and in consultation with Collateral Agent will cause to be registered (which requirement to register may be satisfied by the Collateral Agent), all at Company’s expense, such instruments supplemental to the Collateral Documents, in form and substance satisfactory to Collateral Agent, acting reasonably, as may be necessary or desirable to ensure that the Collateral Documents as amended and supplemented constitute in favour of Collateral Agent for the benefit of the Agents, the Lenders and the Swap Lenders a valid First Priority Lien over such After-Acquired Property as required hereunder.

5.6	Continuing Collateral Documents.

Each item or part of the Collateral Documents shall for all purposes be treated as a separate and continuing collateral security and shall be deemed to have been given in addition to and not in place of any other item or part of the Collateral Documents or any other security now held or hereafter acquired by Administrative Agent, Collateral Agent or the Lenders. No item or part of the Collateral Documents shall be merged or be deemed to have been merged in or by this Agreement or any documents, instruments or acknowledgements delivered hereunder, or any simple contract debt or any judgment, and any realization of or steps taken under or pursuant to any security, instrument or agreement shall be independent of and not create a merger with any other right available to the Lenders, the Collateral Agent or Administrative Agent under any security, instruments or agreements held by it or at law or in equity.

5.7	Dealing with Collateral Documents.

Administrative Agent, with the consent of Requisite Lenders to the extent required by subsection 12.6, may grant extensions of time or other indulgences, accept compositions, and otherwise deal with Company and other parties as Administrative Agent may see fit, and may, subject to Section 5.3, during the existence of an Event of Default, apply all amounts received from Company or others or from securities (including the Collateral Documents or any part thereof) upon such part of the liabilities of Company hereunder or under any of the Collateral Documents as Administrative Agent may think best, without prejudice to or in any way limiting the liability of Company and its Subsidiaries under this Agreement or under any of the Collateral Documents or any other collateral security.

5.8	Effectiveness.

The Collateral Documents shall be effective, and the undertakings as to the Collateral Documents herein or in any other Loan Document shall be continuing, whether any Loans or Letters of Credit are then outstanding or any amounts thereby secured or any part thereof shall be owing before or after, or at the same time as, the creation of such Collateral Documents or before or after or upon the date of execution of any amendments to this Agreement.

5.9	Release and Discharge of Collateral Documents.

Except to the extent set forth in Section 11.6 and 12.14, 12.15, the Loan Parties shall not be discharged from the Collateral Documents or any part thereof except by a written release and discharge signed by Collateral Agent with the prior written consent of all Lenders and Swap Lenders. If all of the Obligations and Secured Swap Obligations have been repaid, paid, satisfied and discharged, as the case may be, in full and the credit facilities established hereby have been fully cancelled, then the Collateral Documents shall be released and discharged by Collateral Agent, the Lenders and the Swap Lenders. Collateral Agent, at the cost and expense of Company, shall from time to time do, execute and deliver, or cause to be done, executed and delivered, all such agreements, instruments, certificates, financing statements, notices and other documents and all acts, matters and things as may be reasonably requested by Company to give effect to, establish, evidence or record the foregoing release and discharge.

5.10	Transfer of Collateral Documents.

If GE Canada Finance Holding Company, in its capacity as Collateral Agent, or any successor thereto, in its capacity as Collateral Agent ceases to be Collateral Agent, such departing agent shall transfer and assign all of the Collateral Documents to the replacement agent.

Section 6.	CONDITIONS TO LOANS AND LETTERS OF CREDIT.

The effectiveness of this Agreement and the obligations of Lenders to make Loans and to issue Letters of Credit hereunder, are subject to the satisfaction of the following conditions.

6.1	Conditions to Closing.

The effectiveness of this Agreement and the obligations of Lenders to make Loans and to issue Letters of Credit on the Closing Date are, in addition to the conditions precedent specified in subsection 6.2, subject to prior or concurrent satisfaction of the following conditions:

A. Loan Party Documents. On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Administrative Agent (with sufficient originally executed copies, where appropriate, for each Lender and the Collateral Agent) the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i) copies of the Organizational Documents of such Person, certified by the secretary or similar officer of the applicable Loan Party (or a certification that such Organizational Documents have not changed from the terms thereof delivered in connection with the Existing Credit Agreement), together with a good standing certificate issued by the applicable governmental official for its jurisdiction of organization and each other jurisdiction in which such Person is qualified to do business, each dated a recent date prior to the Closing Date;

(ii) resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

(iii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

(iv) executed originals of the Collateral Documents and each other Loan Document to which such Person is a party;

(v) lessor consents to all material leases of equipment and estoppel letters for such leased real property to the extent required by subsection 6.1H; and

(vi) such other documents as Administrative Agent or Collateral Agent may reasonably request.

B. Fees. Company shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent, Collateral Agent and Lenders, the fees and expenses payable on the Closing Date referred to in subsection 2.3.

C. Corporate and Capital Structure; Ownership.

(i) Corporate Structure. The corporate organizational structure of Holdings and its Subsidiaries shall be as set forth on Schedule 7.1 annexed hereto.

(ii) Capital Structure and Ownership. The capital structure and ownership of Holdings and its Subsidiaries shall be as set forth on Schedule 7.1 annexed hereto.

(iii) Management; Employment Contracts. The management structure of Holdings and its Subsidiaries shall be as set forth on Schedule 7.1 annexed hereto, and Administrative Agent shall have received copies of, and shall be satisfied with the form and substance of, all employment contracts, if any, with senior management of any Loan Party and the results of background checks conducted on senior management of the Loan Parties.

D. Representations and Warranties; Performance of Agreements. Company shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 7 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Agents, provided that, if a representation and warranty, covenant or condition is qualified as to materiality, with respect to such representation and warranty, covenant or condition the applicable materiality qualifier set forth above shall be disregarded for purposes of this condition.

E. Financial Statements; Pro Forma Balance Sheet. On or before the Closing Date, Lenders shall have received from Company (i) audited financial statements of Company and its Subsidiaries for the Fiscal Year ended March 31, 2004, consisting of balance sheets and the related consolidated statements of income and cash flows for such Fiscal Year, audited by independent public accountants of recognized national standing and prepared in conformity with Canadian GAAP (with reconciliation to U.S. GAAP), together with such accountants’ report thereon, (ii) unaudited financial statements of Company and its Subsidiaries for the fiscal quarters ended June 30, 2004, September 30, 2004 and December 31, 2004 (restated in the case of the statements for the fiscal quarters ended June 30, 2004 and September 30, 2004), consisting of a balance sheet and the related consolidated statements of income and cash flows for such periods, all in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (iii) unaudited interim financial statements of the Company and its Subsidiaries for the fiscal periods most recently ended more than 45 days prior to the Closing Date (including without limitation unaudited monthly financial statements of Company and its Subsidiaries for the months ended January 31, 2005, February 28, 2005, and any subsequent month ended more than 45 days prior to the Closing Date), and (iv) projected consolidated financial statements (including balance sheets and statements of income and cash flows) of the Loan Parties for the five year period after the Closing Date.

F. Opinions of Counsel to Loan Parties. Lenders shall have received originally executed copies of one or more favorable written opinions of Borden Ladner Gervais LLP and Bracewell & Giuliani LLP, counsel for Loan Parties, in form and substance reasonably satisfactory to Agents and their counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit XVIII and Exhibit XIX annexed hereto, respectively, and as to such other matters as Agents acting on behalf of Lenders may reasonably request (this Credit Agreement constituting a written request by Company to such counsel to deliver such opinions to Lenders).

G. Evidence of Insurance. Company shall have in effect insurance policies conforming to the requirement in subsection 8.4. Administrative Agent shall have received from the Company or its insurance broker copies of the policies evidencing the insurance maintained by the Company and its Subsidiaries, and evidencing that Collateral Agent has been named as additional insured and/or loss payee thereunder to the extent required under subsection 8.4, and shall have also have received a certificate from Company confirming that such insurance is in compliance with the requirements in subsection 8.4.

H. Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. Company shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and the continued operation of the business conducted by Company and its Subsidiaries in substantially the same manner as conducted prior to the Closing Date, except for consents and estoppel letters requested by the Lenders from equipment lessors and landlords (which Company shall use its commercially reasonable efforts to obtain after the Closing Date) and except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the transactions contemplated by the Loan Documents. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.

I. Security Interests. Administrative Agent shall have received evidence satisfactory to it that Holdings, Company and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (ii), (iii) and (iv) below) that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Collateral Agent, for the benefit of the Agents and Lenders, a valid and (upon such filing and recording) perfected First Priority Lien in all present and after-acquired personal property Collateral. Such actions shall include the following:

(i) Stock Certificates and Instruments. Delivery, or satisfactory arrangements for delivery, to Collateral Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Collateral Agent) representing all Capital Stock pledged pursuant to the Holdings Pledge Agreement, the Company Pledge Agreement and the Subsidiary Pledge Agreements (if applicable), and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Collateral Agent) evidencing any Collateral;

(ii) Lien Searches and Financing Change Statements. Delivery to Administrative Agent of:

(a) the results of a recent search, by a Person satisfactory to Agents, of all effective financing statements and fixture filings and all judgment lien filings which may have been made with respect to any property of any Loan Party, together with copies of all such filings disclosed by such search, and

(b) financing change statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement), or undertakings in respect of the foregoing executed by applicable Persons and acceptable to Administrative Agent.

(iii) Financing Statements. Delivery to Administrative Agent of confirmation of the filing of all financing statements in respect of each applicable Loan Party (if required) with respect to all Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents, including the specific equipment referred to subsection 5.2;

(iv) Certificates of Registration, Etc. Delivery to Collateral Agent of copies of certificates of evidence of the accuracy of serial number descriptions satisfactory to Collateral Agent acting reasonably) with respect to the motor vehicles and other equipment of Loan Parties which are to be the subject of the specific equipment registrations referred to subsection 5.2 and the taking of all actions necessary to cause Collateral Agent to perfect the Lien granted to Collateral Agent on behalf of Lenders, Swap Lenders and Agents in such equipment, provided that such evidence not available on the Closing Date shall be provided to Collateral Agent within 60 days after the Closing Date; and

(v) Opinions of Local Counsel. Delivery to Agents of an opinion of counsel (which counsel shall be reasonably satisfactory to Agents) under the laws of each jurisdiction in which any Loan Party or Collateral is located with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent.

J. Closing Date Mortgages; Closing Date Mortgage Opinions; Etc. Administrative Agent shall have received from Company and each applicable Subsidiary Guarantor:

(i) Closing Date Mortgages. Fully executed Mortgages (each a “Closing Date Mortgage” and, collectively, the “Closing Date Mortgages”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each real property listed in Schedule 7.5B annexed hereto (each a “Closing Date Mortgaged Property” and, collectively, the “Closing Date Mortgaged Properties”).

(ii) Opinions of Local Counsel. An opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each jurisdiction in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Closing Date Mortgages to be recorded in such jurisdiction and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent.

K. Updated Field Audit; Opening Borrowing Availability. Collateral Agent shall have received the results of an updated field audit, and the Borrowing Base on the Closing Date shall be sufficient in value, as determined by Collateral Agent, such that the amount of unrestricted cash and Cash Equivalents of the Credit Parties plus the Borrowing Availability, after giving effect to the extensions of credit to be made hereunder on the Closing Date, the issuance of the Senior Second Lien Secured Notes and the Equity Issuance, shall be at least $30,000,000.

L. Repayment of Existing Indebtedness and Release of Existing Liens. On the Closing Date, Company and its Subsidiaries shall have (a) repaid in full all of their respective obligations under the Existing Credit Agreement, (b) terminated all outstanding commitments to lend or make other extensions of credit thereunder, (c) delivered to Agents all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Company and/or its Subsidiaries thereunder (which requirement may be satisfied by a satisfactory undertaking by the administrative agent under the Existing Credit Agreement), and (d) with respect to any letters of credit outstanding thereunder that are not Existing BNPPC Letters of Credit, delivered all documents necessary to release all Liens securing such letters of credit and made arrangements satisfactory to Administrative Agent, acting reasonably, with respect to the cancellation of any letters of credit outstanding, the collateralization of such letters of credit, or the issuance of “back-to-back” Letters of Credit to support the obligations of Company and/or its Subsidiaries with respect thereto.

M. Solvency Assurances. On the Closing Date, Administrative Agent shall have received an Officer’s Certificate of Company dated the Closing Date, substantially in the form of Exhibit X annexed hereto and with appropriate attachments, in each case demonstrating that, after giving effect to the consummation of the transactions contemplated by the Loan Documents, Company and each guaranteeing Subsidiary Guarantor taken as a whole will be Solvent.

N. Issuance of Senior Second Lien Secured Notes and Preferred Stock; Use of Proceeds.

(i) Issuance of Senior Second Lien Secured Notes. On or before the Closing Date, Company shall have issued and sold not less than U.S.$60,481,000 in aggregate principal amount of Senior Second Lien Secured Notes at par.

(ii) Issuance of Preferred Stock. On or before the Closing Date, Company shall have issued and sold Series B New Preferred Stock to common shareholders of Parent pursuant to the Equity Issuance for cash and shall have received proceeds net of related legal costs and expenses of at least $7,300,000.

(iii) Fees and Expenses. Fees and expenses related to the issuance of the Senior Second Lien Secured Notes (including underwriters discount), the Equity Issuance and the transactions contemplated under this Agreement shall not exceed $7,500,000.

(iv) Use of Proceeds by Company. On the Closing Date, Company shall have provided evidence satisfactory to Administrative Agent that the proceeds of the Senior Second Lien Secured Notes have been applied to repay in full all outstanding obligations under the Existing Credit Agreement on the Closing Date.

O. Related Documents. Administrative Agent shall have received a fully executed or conformed copy of each Related Document and any documents executed in connection therewith, each satisfactory in form and substance to Administrative Agent, or, in the case of Related Documents delivered to the lenders pursuant to the Existing Credit Agreement, an Officer’s Certificate certifying that the Related Documents as delivered are in full force and effect, and no provision thereof has been modified or waived in any respect since November 26, 2003.

P. Appraisals. Administrative Agent and Collateral Agent shall have received the Desktop Appraisal satisfactory in form and substance to Administrative Agent and Collateral Agent.

Q. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

R. Environmental Reports. Agents shall have received reports and other information, in form, scope and substance reasonably satisfactory to Agents, regarding environmental matters relating to the Company, its Subsidiaries and its Facilities.

6.2	Conditions to All Loans.

The obligations of Lenders to make Loans (including the acceptance of Bankers’ Acceptances) on each Funding Date are subject to the following further conditions precedent:

A. Notice of Borrowing. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, a Notice of Borrowing, in each case signed by a duly authorized Officer of Company.

B. Officer’s Certificate. Administrative Agent shall have received on each Funding Date, an Officer’s Certificate certifying (i) a written calculation of the Canadian Dollar equivalent amount of the outstanding principal amount of the Second Lien Secured Notes as of such day based on the Bank of Canada nominal noon exchange rate for the immediately prior day, and (ii) that the requested Loan is permitted to be incurred as “Permitted Indebtedness”

under the Senior Note Indenture and that the Liens securing the same constitute “Permitted Liens” thereunder, and demonstrating in a manner reasonably satisfactory to the Administrative Agent, the calculations supporting such conclusions.

C. Funding Condition. As of that Funding Date:

(i) after giving effect to the Revolving Loans and/or Letters of Credit requested on such Funding Date, (1) the Total Utilization of Revolving Loan Commitments shall not exceed the Revolving Loan Commitments then in effect, and (2) the First Lien Exposure shall not exceed the Borrowing Base then in effect;

(ii) the representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date, provided, that, if a representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth above shall be disregarded for purposes of this condition;

(iii) no event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

(iv) each Loan Party shall have performed in all material respects all agreements and satisfied all conditions (other than those already satisfied or waived under subsection 6.1) which this Agreement provides shall be performed or satisfied by it on or before that Funding Date; and

(v) no order, judgment or decree of any arbitrator or Governmental Authority shall purport to enjoin or restrain any Lender from making the Loans or issuing any Letter of Credit to be made by it on that Funding Date.

6.3	Conditions to Letters of Credit.

The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

A. Initial Loans. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the Closing Date shall have occurred.

B. Request for Issuance. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 4.1B(i), an originally executed Request for Issuance (or a facsimile copy thereof) in each case signed by a duly authorized Officer of Company, together with all other information specified in subsection 4.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

C. Funding Conditions. On the date of issuance of such Letter of Credit, all conditions precedent described in subsections 6.2A, 6.2B (assuming such Letter of Credit was a Loan) and 6.2C shall be satisfied.

6.4	Waiver.

The conditions set forth in Sections 6.1, 6.2 and 6.3 are inserted for the sole benefit of the Lenders and Administrative Agent and may be waived by the Requisite Lenders (in the case of Section 6.2 and 6.3) and by all of the Lenders (in the case of Section 6.1), in whole or in part (with or without terms or conditions) without prejudicing the right of the Lenders or Administrative Agent at any time to assert such waived conditions in respect of the making of any subsequent Loan or Letter of Credit to the extent that it applies thereto.

Section 7.	COMPANY’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce Revolving Lenders to purchase participations therein, Company represents and warrants to Administrative Agent, Collateral Agent and each Lender:

7.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A. Organization and Powers. Each of Holdings and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 7.1 annexed hereto. Each of Holdings and its Subsidiaries has all requisite corporate or partnership power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

B. Qualification and Good Standing. Each of Holdings and its Subsidiaries is qualified to do business and is in good standing in every jurisdiction in which the location of its assets or the conduct of its business require it to be so qualified and in good standing, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

C. Conduct of Business. Holdings and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsections 9.10, 10.13 and 10.14.

D. Subsidiaries. All of the Subsidiaries of Company as of the Closing Date and their jurisdictions of organization are identified in Schedule 7.1 annexed hereto, as said Schedule 7.1 may be supplemented from time to time pursuant to the provisions of subsection

8.1(xii). The Capital Stock of each of the Subsidiaries of Company identified in Schedule 7.1 annexed hereto (as so supplemented), is duly authorized, validly issued, fully paid and nonassessable (in each case to the extent such legal concept is applicable to such type of Capital Stock) and none of such Capital Stock constitutes Margin Stock. Schedule 7.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

7.2	Authorization of Borrowing, etc.

A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

B. No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the Related Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, the Organizational Documents of Holdings or any of its Subsidiaries or any order, judgment or decree of any court or other Governmental Authority binding on Holdings or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of Holdings or any of its Subsidiaries including, without limitation, the existing Senior Note Indenture, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Collateral Agent on behalf of Lenders, Swap Lenders and Agents), or (iv) require any approval of stockholders or any approval or consent of any Person under any material Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

C. Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization, except as have been obtained, or are being obtained and listed in Schedule 7.2, or are registrations of the Collateral Documents being made pursuant to Section 5.2.

D. Binding Obligation. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

E. Issuance of Senior Second Lien Secured Notes. Company has the corporate power and authority to issue the Senior Second Lien Secured Notes. The Senior Second Lien Secured Notes, when issued and paid for, will be legally valid and binding obligations of

Company, enforceable against Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. The Senior Second Lien Secured Notes, when issued and sold, will either (a) have been registered or qualified under applicable securities laws or (b) be exempt therefrom.

7.3	Financial Condition.

Company has heretofore delivered to Administrative Agent, at Lenders’ request, the financial statements and information described in subsection 6.1E. All such statements other than pro forma financial statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit, absence of footnotes and normal year-end adjustments. As of the Closing Date, neither Company nor any of its Subsidiaries has (and immediately following the funding of the initial Loans will not have) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and, as of any Funding Date subsequent to the Closing Date, is not reflected in the most recent financial statements delivered to Administrative Agent pursuant to subsection 8.1 or the notes thereto and that, in any such case, is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries (except to the extent incurred after the period covered by such financial statements and such incurrence is permitted by this Agreement and except for any such matter that need not, in accordance with GAAP, be reflected in such financial statements and which has been otherwise expressly disclosed to Administrative Agent in writing).

7.4	No Material Adverse Change; No Restricted Junior Payments.

Since March 31, 2004, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect that is continuing. Neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 9.5. Company and its Subsidiaries are in compliance with all laws and regulations applicable to it where failure to be in compliance could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

7.5	Title to Properties; Liens; Real Property; Intellectual Property.

A. Title to Properties; Liens. Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 7.3 or in the most recent financial statements delivered pursuant to subsection 8.1, in each case except (A) for assets disposed of since the date of such financial statements in the ordinary course of business, (B) as otherwise permitted under subsection 9.7, or (C) where failure to have such title could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

B. Real Property. As of the Closing Date, Schedule 7.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any real property, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) in real property, regardless of whether a Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 7.5B annexed hereto, as of the Closing Date each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and no defaults by any Loan Party currently exist thereunder, and Company does not have knowledge of any defaults by any third party currently existing thereunder, in any case where any such defaults could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

C. Material Serial Number Equipment. As of the Closing Date, Schedule 7.5C annexed hereto contains a true, accurate and complete list of (i) all interests of any Loan Party in any vehicles or other equipment that can be registered in a personal property registry by way of serial number, regardless of whether the Loan Party is an owner or lessee thereof, and which vehicle or other equipment individually has a cost or book value of Cdn.$500,000 or more, and (ii) the serial numbers of such vehicles or other equipment. As of the Closing Date each lease agreement in respect of any vehicle or other equipment listed in Schedule 7.5C is in full force and effect and no defaults by any Loan Party currently exist thereunder, and Company does not have knowledge of any defaults by any third party currently existing thereunder, in any case where any such defaults could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

D. Intellectual Property. As of the Closing Date, Company and its Subsidiaries own or have the right to use all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Company know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All applicable registrations of and applications for Intellectual Property, and all unregistered Intellectual Property, that are owned or licensed by Company or any of its Subsidiaries on the Closing Date and that are material to their respective operations are described on Schedule 7.5D annexed hereto.

7.6	Litigation; Adverse Facts.

There are no Proceedings (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) before or by any court or other Governmental Authority (including any Environmental Claims) that are, to the knowledge of Company, threatened or pending against or by Holdings or any of its Subsidiaries or any property or operations of Holdings or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Company, Holdings nor any of its Subsidiaries (i) is in violation of any Applicable Laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions or decrees of any court or other Governmental Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

7.7	Payment of Taxes.

Except to the extent permitted by subsection 8.3, all tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable, except where failure to do so could not reasonably be expected to have a Material Adverse Effect. Company knows of no proposed tax assessment against Holdings or any of its Subsidiaries that is not being contested by Holdings or such Subsidiary in good faith and by appropriate proceedings, provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

7.8	Performance of Agreements; Material Contracts.

A. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except in either case where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to result in a Material Adverse Effect.

B. Schedule 7.8 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date.

C. All Material Contracts are in full force and effect and no material defaults by any Loan Party currently exist thereunder, and Company does not have knowledge of any material defaults by any third party currently existing thereunder.

7.9	Benefit Plans.

Company and its Subsidiaries have made full payment when due of all required contributions to any Benefit Plan except where failure to do so individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

7.10	Certain Fees.

Except as provided in the Advisory Services Agreement, no broker’s or finder’s fee or commission will be payable by any Loan Party with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

7.11	Environmental Protection.

(i) Neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(ii) There are and, to Company’s knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(iii) All Governmental Authorizations required by Environmental Law for Hazardous Materials Activities of the Company or any of its Subsidiaries have been obtained by the Company or its Subsidiaries, as the case may be, and to the knowledge of the Company, are in full force and effect and the Company and its Subsidiaries have not committed a breach or default of any terms and conditions of such Governmental Authorizations that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(iv) Neither Company nor, to Company’s knowledge, any of its Subsidiaries, is aware of any event or circumstances which are reasonably expected to result in any Governmental Authorizations for any Hazardous Materials Activities not being renewed, extended or replaced in the ordinary course by a Governmental Authority over the expiry of such Governmental Authorizations, in any case where, individually or in the aggregate, such non-renewal could reasonably be expected to result in a Material Adverse Effect.

(v) Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

Except where any obligations or liabilities resulting therefrom, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Company’s nor any of its Subsidiaries nor, to Company’s knowledge, any predecessor of Company or any of its Subsidiaries’ operations or Facilities involves or involved the generation, transportation, treatment, storage or disposal of Hazardous Materials over any limits or quantities or in concentrations in excess of limits, quantities or concentrations prescribed by Environmental Laws or any applicable Governmental Authorizations.

7.12	Employee Matters.

There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

7.13	Solvency.

As of the Closing Date (after giving effect to the transactions contemplated hereby on such date), Company is, and Company and its Subsidiaries taken as a whole are, Solvent. As of each Funding Date, upon the incurrence of any Loans by, or the issuance of Letters of Credit for the account of, any Loan Party on such date, Company is, and Company and its Subsidiaries taken as a whole are, Solvent.

7.14	Matters Relating to Collateral.

A. Creation, Perfection and Priority of Liens. The execution and delivery of the Collateral Documents by the Loan Parties, together with (i) the actions that have been taken, and (ii) the delivery to Collateral Agent of any Pledged Collateral in accordance herewith, are effective to create in favor of Collateral Agent for the benefit of the Agents and Lenders, as security for the Obligations and the Secured Swap Obligations, a valid First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect.

B. Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required on the part of or in respect of any Loan Party for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Collateral Agent pursuant to any of the Collateral Documents or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral

(whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by Applicable Law), except for filings or recordings contemplated by subsection 7.14A.

C. Absence of Third-Party Filings. Except such as may have been filed in favor of Collateral Agent as contemplated by subsections 5.2 and 7.14A and to evidence permitted lease obligations and other Liens permitted pursuant to subsection 9.2A, (i) no effective financing statement, fixture filing, caveat, encumbrance or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office, and (ii) no effective filing covering all or any part of the IP Collateral is on file in any Canadian registry allowing or contemplating such filings.

D. Information Regarding Collateral. All information supplied to Administrative Agent and Collateral Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

7.15	Disclosure.

As of the Closing Date, no representation or warranty of Holdings or any of its Subsidiaries contained in any Loan Document, Related Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it and not otherwise expressly disclosed in any other of the above-described documents) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

7.16	Related Documents.

Company has delivered to Lenders complete and correct copies of each Related Document and of all exhibits and schedules thereto.

7.17	Accounts.

Except as disclosed in the written information provided to Administrative Agent, Collateral Agent and Lenders by Company, Administrative Agent and Collateral Agent may rely in all material respects upon all statements, warranties, or representations made in any Borrowing Base Certificate or other written report regarding accounts receivable delivered hereunder by Company in determining which items of Collateral are to be deemed Eligible Accounts Receivable.

7.18	Compliance with Existing Senior Notes.

As of each Funding Date, the Obligations in respect of the Loans to be made, and/or the Letters of Credit to be issued on such Funding Date are permitted to be incurred and the Liens securing the same are “Permitted Liens” under the Senior Note Indenture.

7.19	Deemed Repetition.

On each Funding Date:

(i) Representations True: each of the representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date (provided that if a representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth above shall be disregarded for purposes of this representation), and Company shall so confirm in the applicable Notice of Borrowing; and

(ii) No Default: Company shall be deemed to have represented to Administrative Agent and the Lenders that, except as has otherwise been notified to Administrative Agent in writing and has been waived in accordance herewith, no Potential Event of Default or Event of Default has occurred and is continuing nor will any such event occur as a result of the aforementioned borrowing.

Section 8.	COMPANY’S AFFIRMATIVE COVENANTS

Company covenants and agrees that, so long as any of the Revolving Loan Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations), the satisfaction of all Bankers’ Acceptances and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 8.

8.1	Financial Statements and Other Reports.

Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Administrative Agent, in sufficient copies for delivery to all Lenders:

(i) Events of Default, Filings, etc.: promptly (and in any event within five days) upon any Officer of Company obtaining knowledge:

(a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default,

(b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 10.2,

(c) of any condition or event that would be required to be disclosed in a material change report filed by Company with the Alberta Securities Commission if Company were required to file such reports under the Securities Act (Alberta),

(d) of any default or claimed default under any lease of real property that has an aggregate value in excess of Cdn. $500,000, or any lease of vehicles or other equipment that has an aggregate value in excess of Cdn. $500,000, in either case that would entitle the lessor to terminate any lease in respect of such assets,

(e) of any written communication delivered to the Sellers or their advisors notifying them of a breach or potential breach of any representation or warranty of the Sellers under the Acquisition Agreement,

(f) the registration of a financing statement or other registration of a filing or recordation document which has the effect of perfecting any Liens securing the Bonding Program or the commencement of any enforcement action in respect of any such Liens; or

(g) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect,

an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(ii) Monthly and Quarterly Financials: monthly financial statements for the first two months of each Fiscal Quarter delivered as soon as available and in any event within 30 days (or 45 days in the case of months ending on or before November 30, 2005) after the end of the first two months of each Fiscal Quarter, and quarterly financial statements for the first three Fiscal Quarters of each Fiscal Year delivered within 45 days (or 60 days in the case of Fiscal Quarters ending on or before December 31, 2005) after the end of each of the first three Fiscal Quarters of each Fiscal Year,

(a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such fiscal period and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared for such fiscal period, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments,

(b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period, and

(c) a listing of all Material Contracts entered into by a Loan Party in such fiscal period, together with a copy of each such Material Contract which is reasonably expected to generate gross revenue to the Loan Parties in excess of Cdn.$50,000,000 over the term of the contract and any expected renewals thereof.

(iii) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year (or 120 days with respect to the Fiscal Year ending March 31, 2005):

(a) the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated,

(b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and

(c) in the case of such consolidated financial statements, a report thereon of one of the “Big 4” accounting firms or other independent chartered accountants of recognized national standing selected by Company and satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts, assumptions or qualifications concerning the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iv) Compliance Certificates: together with each delivery of financial statements pursuant to subclauses (ii) and (iii) above,

(a) an Officer’s Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and

(b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with those covenants and restrictions contained in Section 9 set forth on the form of Compliance Certificate attached hereto; and

(c) except in the case of monthly financial statements, an Officer’s Certificate certifying a true and correct current list of equipment in which the Company or a Subsidiary Guarantor has an interest with a cost or book value in excess of $100,000 which sets forth the cost or book value, location and serial number of such equipment and confirming that neither the Company nor any Subsidiary Guarantor has any property or assets located in any jurisdiction other than Alberta, British Columbia, Saskatchewan and Ontario (or such other jurisdictions of which the Administrative Agent and Collateral Agent have previously received written notice);

(v) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 7.3, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subclauses (ii), (iii) or (xii) of this subsection 8.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subclauses had no such change in accounting principles and policies been made, then

(a) together with the first delivery of financial statements pursuant to subclause (ii), (iii) or (xii) of this subsection 8.1 following such change, consolidated financial statements of Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) either (i) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods or (ii) a written description, in form and with detail reasonably satisfactory to Administrative Agent, of the impact such change would have had on the previous two full Fiscal Years if such change had been in effect during such periods, and

(b) together with each delivery of financial statements pursuant to subclause (ii), (iii) or (xii) of this subsection 8.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 9.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

(vi) Accountants’ Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent chartered accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

(vii) Securities Filings and Press Releases: promptly upon their becoming available, copies of:

(a) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission, the Alberta Securities Commission or any other governmental or private regulatory authority, and

(b) all press releases, notices of material changes, and other statements that the Company or any of its Subsidiaries would be required, if they were reporting issuers, to make available generally concerning material developments in the business of Company or any of its Subsidiaries.

(viii) Litigation or Other Proceedings: promptly upon any Officer of Company obtaining knowledge of (1) the institution of any Proceeding against Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries not previously disclosed in writing by Company to Lenders, (2) the Release of Hazardous Materials in violation of Environmental Laws or (3) any material development in any Proceeding that, in any case:

(a) has a reasonable possibility of giving rise to a Material Adverse Effect; or

(b) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters

(ix) Financial Plans: as soon as practicable and in any event no later than 30 days prior to the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (the “Financial Plan” for such Fiscal Year), including (a) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Year, and an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each month of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (c) such other information and projections as Administrative Agent may reasonably request;

(x) Insurance: as soon as practicable after any material change in insurance coverage maintained by or for Company and its Subsidiaries notice thereof to Administrative Agent specifying the changes and reasons therefor;

(xi) Governing Body: with reasonable promptness, written notice of any change in the Governing Body of Holdings or Company;

(xii) New Subsidiaries: promptly upon any Person becoming a Subsidiary of Company, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 7.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement Schedule 7.1 annexed hereto for all purposes of this Agreement from and after the date delivery of such notice);

(xiii) Material Contracts: promptly, and in any event within five Business Days after any Officer of the Company becomes aware that any Material Contract is terminated, will not be renewed, or is amended in a manner materially adverse to the

Company and its Subsidiaries taken as a whole, a written statement describing such event with copies of such amendments (if applicable);

(xiv) Borrowing Base Certificates: with a copy to Collateral Agent, as soon as available and in any event within 10 Business Days after the last Business Day of each month ending after the Closing Date, a Borrowing Base Certificate dated as of the last Business Day of such month, together with any additional schedules and other information as Administrative Agent and Collateral Agent may reasonably request, provided that if and for so long as the First Lien Exposure exceeds the Borrowing Base then in effect, then Company shall prepare and provide Borrowing Base Certificates and related information on a weekly basis until Requisite Lenders otherwise direct. In addition to such monthly Borrowing Base Certificates, Company may from time to time deliver to Administrative Agent, Collateral Agent and Lenders on any Business Day after the Closing Date a Borrowing Base Certificate dated as of such Business Day, together with any additional schedules and other information as Administrative Agent or Collateral Agent may reasonably request, and the most recent Borrowing Base Certificate described in this clause that is delivered to Administrative Agent and Collateral Agent shall be used in calculating the Borrowing Base as of any date of determination;

(xv) Hedge Exposure: no later than the last day of each week, a written calculation of the mark to market liabilities of Company and its Subsidiaries under all Hedge Agreements in a form satisfactory to Administrative Agent; and

(xvi) Other Information: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent.

8.2	Existence, etc.

Except as permitted under subsection 9.7, Company will, and will cause each of its Subsidiaries to at all times preserve and keep in full force and effect (i) its existence as a corporation in the jurisdiction of organization specified on Schedule 7.1, and (ii) all rights and franchises material to its business, provided that neither Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Governing Body of Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Company, such Subsidiary or Lenders.

8.3	Payment of Taxes and Claims; Tax.

A. Payment of Taxes. Except where failure to do so could reasonably be expected to have a Material Adverse Effect, Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by Applicable Law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, provided that in the case of a tax, assessment, charge or claim that has or may become a Lien against any of the Collateral, Company shall either pay the same, or shall be contesting the same in good faith by appropriate proceedings promptly instituted and diligently conducted, and in that regard shall have established such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP and (ii) such proceedings shall be operating to stay the sale of any portion of the Collateral to satisfy such charge or claim.

B. Consolidated Returns. Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).

8.4	Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds.

A. Maintenance of Properties. Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

B. Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, environmental insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment. Each such policy of insurance shall (a) name Collateral Agent for the benefit of the Agents and Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of Cdn. $10,000,000 and provides for at least 30 days prior written notice to Collateral Agent of any modification or cancellation of such policy.

C. Application of Net Insurance/Condemnation Proceeds.

(i) Business Interruption Insurance. Upon receipt by Company or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans and/or collateralize Letters of Credit (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4A;

(ii) Net Insurance/Condemnation Proceeds Received by Company. Upon receipt by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds other than from business interruption insurance,

(a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied, to prepay the Loans, including collateralizing Bankers’ Acceptances (and/or Revolving Loan Commitments shall be reduced) as provided in subsection 2.4A, and

(b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans, including collateralizing Bankers’ Acceptances (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4A.

(iii) Net Insurance/Condemnation Proceeds Received by Collateral Agent. Upon receipt by Collateral Agent of any Net Insurance/Condemnation Proceeds as loss payee,

(a) if and to the extent Company would have been required to apply such Net Insurance/Condemnation Proceeds (if it had received them directly) to prepay the Loans, collateralize Bankers’ Acceptances and reduce the Revolving Loan Commitments, Collateral Agent shall deliver such Net Insurance/Condemnation Proceeds to Administrative Agent, and Administrative Agent shall, and Company hereby authorizes Administrative Agent to, apply such Net Insurance/Condemnation Proceeds to prepay the Loans and, collateralize Bankers’ Acceptances (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4A, and

(b) to the extent the foregoing clause (a) does not apply, and (1) the aggregate amount of such Net Insurance/Condemnation Proceeds received (and reasonably expected to be received) by Collateral Agent in respect of any covered loss does not exceed Cdn.$10,000,000, Collateral Agent shall deliver such Net Insurance/Condemnation Proceeds to Company, and Company shall, or shall cause one or more of its Subsidiaries to, promptly apply such Net Insurance/Condemnation Proceeds to the costs of repairing, restoring, or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received, and (2) if the aggregate amount of Net Insurance/Condemnation Proceeds received (and reasonably expected to be received) by Collateral Agent in respect of any covered loss exceeds Cdn.$10,000,000, Collateral Agent shall hold such Net Insurance/Condemnation Proceeds in the Collateral Account pursuant to the terms of the Debenture and, so long as Company or any of its Subsidiaries proceeds diligently to repair, restore or replace the assets of Company or such Subsidiary in respect of which such Net Insurance/Condemnation Proceeds were received, Collateral Agent shall from time to time disburse to Company or such Subsidiary from the Collateral Account, to the extent of any such Net Insurance/Condemnation Proceeds remaining therein in respect of the applicable covered loss, amounts necessary to pay the cost of such repair, restoration or replacement after the receipt by Collateral Agent of invoices or other documentation reasonably satisfactory to Collateral Agent relating to the amount of costs so incurred and the work performed (including, if required by Collateral Agent, lien releases and architects’ certificates), provided that if at any time Collateral Agent reasonably determines (A) that Company or such Subsidiary is not proceeding diligently with such repair, restoration or replacement or (B) that such repair, restoration or replacement cannot be completed with the Net Insurance/Condemnation Proceeds then held by Collateral Agent for such purpose, together with funds otherwise available to Company for such purpose, or that such repair, restoration or replacement cannot be completed within 170 days after the receipt by Collateral Agent of such Net Insurance/Condemnation Proceeds, Collateral Agent shall deliver such Net Insurance/Condemnation Proceeds to Administrative Agent, and Administrative Agent shall, and Company hereby authorizes Administrative Agent to, apply such Net Insurance/ Condemnation Proceeds to prepay the Loans, including collateralizing Bankers’ Acceptances (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4A.

8.5	Inspection Rights; Lender Meeting.

A. Inspection Rights. Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent and Collateral Agent to visit and inspect any of the properties of Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), and conduct financial and/or collateral audits and appraisals, including but not limited to NOLV Appraisals of Consolidated PP&E by an appraiser acceptable to Collateral Agent no more frequently than quarterly at the expense of Company, and more if requested by Agent at the expense of the Lenders, all upon reasonable notice and at such reasonable times during normal business hours.

At any time or from time to time following the occurrence and during the continuance of an Event of Default, at the request of the Collateral Agent, Company shall, and shall cause each of its Subsidiaries to, permit such visits and inspections, extractions, discussions, audits, and appraisals and shall further permit Administrative Agent and Collateral Agent to conduct such other environmental or property inspections, audits and appraisals as Administrative Agent or Collateral Agent deems appropriate, at the expense of Company, including but not limited to NOLV Appraisals of Consolidated PP&E by an appraiser acceptable to Collateral Agent.

B. Lender Meeting. Company will, upon the request of any Agent or Requisite Lenders, participate in a meeting of Agents and Lenders once during each Fiscal Year to be held at Company’s principal offices (or at such other location as may be agreed to by Company and Agents) at such time as may be agreed to by Company and Agents.

8.6	Compliance with Laws, etc.

Company shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all Applicable Laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

8.7	Environmental Matters.

A. Environmental Disclosure. Company will deliver to Administrative Agent and Lenders:

(i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, assessments, studies, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any Governmental Authority or Person under any applicable Environmental Laws the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, and (b) any remedial action taken by Company or any other Person required by Environmental Law or in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications to or from any Governmental Authority or Person with respect to (a) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) any Release required to be reported to any Governmental Authority or Person that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (c) any request for information from any Governmental Authority investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity or violation of Environmental Laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

B. Company’s Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

(i) Remedial Actions Relating to Hazardous Materials Activities. Company shall, in compliance with all applicable Environmental Laws and Governmental Authorizations, promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials or Hazardous Materials Activity on, under or about any Facility or which originated from any Facility that is in violation of any Environmental Laws or Governmental Authorizations, and for which Company or any of its Subsidiaries is responsible under Applicable Law, or that presents a risk of giving rise to an Environmental Claim against Company or any of its Subsidiaries, in any case where individually or in the aggregate failure to do so could reasonably be expected to result in a Material Adverse Effect.

(ii) Actions with Respect to Environmental Claims and Violations of Environmental Laws. Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws or Governmental Authorizations by Company or its Subsidiaries that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder in any case where individually or in the aggregate failure to do so could reasonably be expected to result in a Material Adverse Effect.

8.8	First Priority Liens.

Company shall ensure that:

(i) subject only to subsection 8.9, all of its and its Subsidiaries’ present and after acquired property, both real and personal, is at all times subject to the Liens constituted by the Collateral Documents, and

(ii) such Liens at all times constitute First Priority Liens with respect to all such property, other than (A) property that is, in the opinion of the Administrative Agent and Collateral Agent, acting reasonably, immaterial, both individually and in the aggregate, in terms of its value and its use in the operations of Company and its Subsidiaries or (B) equipment which has been purchased or leased by Company or a Subsidiary of Company but which equipment has not yet entered the jurisdiction where the equipment will be used in the business of Company or such Subsidiary, so long as Company or such Subsidiary intends to bring such equipment into a jurisdiction where the Collateral Agent would have a First Priority Lien in such equipment, and Company or such Subsidiary does so as soon as practicable following such acquisition by purchase or lease.

8.9	Execution of Subsidiary Guarantee; Collateral Documents After the Closing Date; Further Assurances.

A. Execution of Subsidiary Guarantee and Personal Property Collateral Documents. In the event that any Person becomes a Subsidiary of Company after the date hereof, Company will promptly notify Administrative Agent of that fact and cause such new Subsidiary to execute and deliver to Administrative Agent a counterpart of, or joinder agreement in respect of, the Subsidiary Guarantee, and to issue a new Debenture and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 6.1J) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Collateral Agent, for the benefit of Agents and Lenders, a valid and perfected First Priority Lien on all of the personal property and assets of such Subsidiary. In addition, (a) if the Capital Stock of such new Subsidiary is not owned directly by the Company or by a Subsidiary that has previously provided a Subsidiary Pledge Agreement that remains in effect, the Company shall cause the Subsidiary that owns the Capital Stock of such new Subsidiary, to execute and deliver to Administrative Agent a Subsidiary Pledge Agreement, (b) the Company shall deliver, or cause the Subsidiary that owns the Capital Stock of the new Subsidiary to deliver, to Collateral Agent all certificates representing the Capital Stock of such new Subsidiary (accompanied by irrevocable undated stock powers, duly endorsed in blank), and (c) the Company shall cause the new Subsidiary to become a party to the Company Pledge Agreement or Subsidiary Pledge Agreement, as applicable (in its capacity as the entity whose securities are the subject of such Pledge Agreement), either by executing any new Pledge Agreement or an addition agreement to any existing Pledge Agreement.

B. Subsidiary Organizational Documents, Legal Opinions, Etc. Company shall deliver to Administrative Agent, together with the Loan Documents provided under subsection 8.9A,

(i) certified copies of such Subsidiary’s Organizational Documents, together with a good standing certificate from the appropriate governmental official of the jurisdiction of its organization and each other jurisdiction in which such Person is qualified to do business, each to be dated a recent date prior to their delivery to Administrative Agent,

(ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents,

(iii) a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Administrative Agent, acting reasonably, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request.

C. Further Assurances. In the event that any Loan Party delivers for the benefit of the holders of the Senior Second Lien Notes or the trustee thereof any landlord, lessor or bailee waiver, consent, or estoppel letter with respect to any real or personal property of the Company or any of its Subsidiaries, or takes any similar actions related to the Collateral for the benefit of the holders of the Senior Second Lien Notes, Company will promptly notify Administrative Agent of that fact and shall deliver to Administrative Agent the equivalent waiver, consent or estoppel letter with respect to such Collateral in favor of the Lenders, Agents and Swap Lenders.

8.10	Cash Management. Within 30 days after the Closing Date, Company shall establish and maintain the cash management systems described below:

A. On or before the Closing Date, Company shall establish lock boxes (“Lock Boxes”) and blocked accounts (“Blocked Accounts”) at one or more of the banks set forth in Schedule 8.10. From the Closing Date until the Revolving Loan Commitment Termination Date, Company shall and shall cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, cheques, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into one or more Blocked Accounts in Company’s name and at a bank identified in Schedule 8.10 (each, a “Relationship Bank”). On or before the Closing Date, Company shall also have established a concentration account in its name (the “Concentration Account”) at the bank that shall be designated as the Concentration Account bank for Company in Schedule 8.10 (the “Concentration Account Bank”) which bank shall be reasonably satisfactory to Collateral Agent.

B. Company may maintain, in its name, accounts (each a “Disbursement Account” and collectively, the “Disbursement Accounts”) at a bank acceptable to Collateral Agent, into which Administrative Agent shall, from time to time, deposit proceeds of Revolving Loans and Swing Line Loans made to Company for use by Company in accordance with the provisions of this Agreement.

C. On or before the Closing Date (or such later date as Collateral Agent may consent to in writing), the Concentration Account Bank, each bank where a Disbursement Account is maintained and all other Relationship Banks, shall have entered into tri-party blocked account agreements with Collateral Agent (for the benefit of itself, Administrative Agent and the Lenders) and Company, in form and substance reasonably acceptable to Collateral Agent (it being understood that the form of blocked account agreement attached as Exhibit XXII is acceptable to Collateral Agent), which shall become operative on or prior to the Closing Date. Each such blocked account agreement shall, unless otherwise agreed to by Collateral Agent in accordance with the immediately preceding sentence, provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the Concentration Account are held by such bank as agent or bailee in possession for Collateral Agent (for the benefit of itself, Administrative Agent and the Lenders), (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than (1) for payment of its service fees and other charges directly related to the administration of such accounts and the Disbursement Accounts maintained with such Relationship Bank, (2) for the amount of any required adjustments due to clerical error or calculation errors directly relating to such accounts or the Disbursement Accounts, (3) for returned cheques or other items of payment, (4) for clearing of Company’s cheques or other items of payment by Company or (5) in accordance with any court order, notice of garnishment or applicable law binding on such Relationship Bank, and (iii) from and after the Closing Date (A) with respect to banks at which a Blocked Account is maintained, such bank agrees, from and after the receipt of a notice (an “Activation Notice”) from Collateral Agent (which Activation Notice may be given by Collateral Agent at any time at which (1) an Event of Default has occurred and is continuing, (2) an event or circumstance having a Material Adverse Effect has occurred, or (3) Borrowing Availability plus cash and Cash Equivalents is less than $15,000,000 (any of the foregoing being referred to herein as an “Activation Event”)), to forward immediately all amounts in each Blocked Account to the Concentration Account Bank and to commence the process of daily sweeps from such Blocked Account into the Concentration Account, and (B) with respect to the Concentration Account Bank, such bank agrees from and after the receipt of an Activation Notice from Collateral Agent upon the occurrence of an Activation Event, to immediately forward all amounts received in the Concentration Account to the collection account (an account of Collateral Agent designated as such, the “Collection Account”) through daily sweeps from such Concentration Account into the Collection Account. From and after the date Collateral Agent has delivered an Activation Notice to any bank with respect to any Blocked Account(s), Company (1) shall not, and shall not cause or permit any Subsidiary thereof to, accumulate or maintain cash in Disbursement Accounts or payroll accounts as of any date of determination in excess of the sum of cheques outstanding against such accounts as of that date and $500,000, and (2) Company shall request in writing and otherwise take such reasonable steps to ensure that all account debtors of Company and each Subsidiary forward payment directly to its Lock Boxes, except for wire transfers made to the Concentration Account. If an Activation Notice has been delivered to any bank, and thereafter there shall have occurred a 180-day period during which, for the duration of such 180-day period, no Potential Event of Default or Event of Default shall have occurred and be continuing, (Y) no event or circumstance having a Material Adverse Effect has occurred and (Z) Borrowing Availability plus cash and Cash Equivalents shall have been greater than $15,000,000 at all times, Collateral Agent shall rescind such Activation Notice, and thereafter the Cash Management Systems shall operate on the basis set forth in this Section 8.10 as if no Activation Notice had been given.

D. So long as no Event of Default has occurred and is continuing, Company may amend Schedule 8.10 to add or replace a Relationship Bank, Lock Box or Blocked Account or to replace any Concentration Account or any Disbursement Account; provided that (i) Collateral Agent shall have consented in writing in advance to the opening of such account or Lock Box with the relevant bank, and (ii) prior to the time of the opening of such account or Lock Box, Company and such bank shall have executed and delivered to Collateral Agent a tri-party blocked account agreement, in form and substance reasonably satisfactory to Collateral Agent. Company shall close any of its accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days following notice from Collateral Agent that the creditworthiness of any bank holding an account is no longer acceptable in Collateral Agent’s reasonable judgment, or as promptly as practicable and in any event within sixty (60) days following notice from Collateral Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts or Lock Boxes of the bank holding such accounts or Collateral Agent’s liability under any tri-party blocked account agreement with such bank is no longer acceptable in Collateral Agent’s reasonable judgment.

E. The Lock Boxes, Blocked Accounts, Disbursement Accounts and the Concentration Account shall be cash collateral accounts, with all cash, cheques and other similar items of payment in such accounts securing payment of the Loans and all other Obligations and

Lender Hedge Agreements, and in which Company shall have granted a Lien to Collateral Agent, on behalf of itself, the Agents, the Lenders and the Swap Lenders, pursuant to the Collateral Documents.

F. All amounts deposited in the Collection Account shall be deemed received by Collateral Agent. Upon receipt, Collateral Agent shall promptly (and in all events on the same Business Day received, so long as such amounts are deposited in the Collection Account no later than noon eastern time) deliver such amounts to Administrative Agent, and Administrative Agent shall, and Company hereby authorizes Administrative Agent to, apply such amounts to prepay the outstanding Loans and, collateralize Bankers’ Acceptances (without further reduction of the Revolving Loan Commitments).

G. Company shall, and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with Company (each a “Related Person”) to, (i) hold in trust for Collateral Agent (for the benefit of itself, Administrative Agent and the Lenders) all cheques, cash and other items of payment received by Company or any such Related Person relating to or constituting payments made in respect of any and all Collateral, and (ii) within one (1) Business Day after receipt by Company or any such Related Person of any such cheques, cash or other items of payment, deposit the same into a Blocked Account. Company on behalf of itself and each Related Person acknowledges and agrees that all cash, cheques or other items of payment constituting proceeds of Collateral are part of the Collateral.

Section 9.	COMPANY’S NEGATIVE COVENANTS

Company covenants and agrees that, so long as any of the Revolving Loan Commitments hereunder shall remain in effect and until payment in full of all of the Loans, the satisfaction of all Bankers’ Acceptances and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 9.

9.1	Indebtedness.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guarantee, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i) Company may become and remain liable with respect to the Obligations;

(ii) (a) Company and its Domestic Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 9.4 (excluding Section 9.4(vi)) and, (b) upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(iii) Company and its Domestic Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases aggregating not in excess of Cdn. $20,000,000 at any one time;

(iv) Company may become and remain liable with respect to Indebtedness to any Subsidiary Guarantor, and any wholly-owned Domestic Subsidiary of Company and Finance Co. may become and remain liable with respect to Indebtedness to Company or any Subsidiary Guarantor, provided that (a) a Lien on all such intercompany Indebtedness shall have been granted to Collateral Agent for the benefit of Agents and Lenders, and (b) if such intercompany Indebtedness is evidenced by a promissory note or other instrument, such promissory note or instrument shall have been pledged to Collateral Agent pursuant to a Debenture;

(v) Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 9.1 annexed hereto;

(vi) Company may remain liable with respect to Indebtedness evidenced by the Senior Notes in an aggregate principal amount not to exceed U.S. $200,000,000;

(vii) Company and its Subsidiaries may become and remain liable with respect to Indebtedness evidenced by the Senior Second Lien Secured Notes in an aggregate principal amount not to exceed U.S. $60,481,000; and

(viii) Company and its Domestic Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed Cdn. $5,000,000 at any time outstanding.

9.2	Liens and Related Matters.

A. Prohibition on Liens. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(i) Permitted Encumbrances, provided that nothing in this Agreement shall be construed as postponing or subordinating the Liens of the Collateral Documents to any such Permitted Encumbrance;

(ii) Liens described in Schedule 9.2 annexed hereto;

(iii) other Liens securing obligations in an aggregate amount not to exceed Cdn.$5,000,000 at any time outstanding, provided that in the case of Liens securing the Bonding Program, to the extent that such obligations are also secured or supported by a Letter of Credit (or cash, to the extent permitted by subclause (iv) below), the face amount of such Letter of Credit (or the cash amount, as applicable) shall not count against the $5,000,000;

(iv) Liens on cash as security for the Bonding Program in an amount not to exceed Cdn.$30,000,000, but only if (a) at the time such Liens are granted, there is no Fronting Bank, and there is no other Revolving Lender or Revolving Lenders satisfactory to the providor(s) of the Bonding Program that have agreed to provide all Letters of Credit to serve as security therefor, and (b) after giving effect to the granting of such Liens, the sum of the amount of cash subject to such Liens plus the Letters of Credit Usage shall not exceed Cdn.$30,000,000; and

(v) Second Priority Liens on the Collateral securing Indebtedness permitted under subsection 9.1(vii) which Liens are subordinated pursuant to the Intercreditor Agreement.

Company shall not, and shall not permit any of its Subsidiaries to, permit to remain in effect for more than 30 days after it becomes aware of the same, any financing statement or other similar registration with respect to any property, asset, income or profits of any Loan Party under any security recording or notice statute, except for Liens permitted by this subsection 9.2, and filings or registrations in respect of interests that do not relate to Liens.

B. Equitable Lien in Favor of Lenders. If Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 9.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured, provided that notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 9.2A.

C. No Further Negative Pledges. Neither Company nor any of its Subsidiaries shall enter into any agreement (other than the Senior Note Indenture, the Senior Second Lien Secured Note Indenture, or any agreement prohibiting only the creation of Liens securing Indebtedness subordinated in right of payment to the Obligations) prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired to secure Indebtedness under any senior credit facility, including this Agreement, except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale.

D. No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries. Company will not, and will not permit any of its wholly-owned Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except (a) as provided in this Agreement, (b) as may be provided in an agreement with respect to an Asset Sale, and (c) as provided in the Senior Note Indenture or the Senior Second Lien Secured Note Indenture.

9.3	Investments; Acquisitions.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock or other ownership interest of any Person, or any division or line of business of any Person except:

(i) Company and its Subsidiaries may make and own Investments in Cash and Cash Equivalents;

(ii) Company and its wholly-owned Domestic Subsidiaries may make and own additional equity Investments in their respective wholly-owned Domestic Subsidiaries and Finance Co.;

(iii) Company and its Subsidiaries may make intercompany loans to the extent permitted under subsection 9.1(iv);

(iv) Company and its Subsidiaries may make Consolidated Capital Expenditures;

(v) Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 9.3 annexed hereto;

(vi) Company may acquire and hold obligations of one or more officers or other employees of Company or its Subsidiaries in connection with such officers’ or employees’ acquisition of shares of Holdings’ common stock, so long as no cash is actually advanced by Company or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(vii) Company and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any Asset Sale permitted by subsection 9.7;

(viii) Company and its Subsidiaries may, in the ordinary course of business, exchange accounts receivable that are excluded from Eligible Accounts Receivable under clause (vi) thereof, for Investments;

(ix) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, Company and its Domestic Subsidiaries may make and own Permitted Joint Venture Investments in an aggregate amount not to exceed at any time Cdn.$10,000,000; provided that, for greater certainty, upon and during the occurrence and continuation of an Event of Default or Potential Event of Default, Company and its Domestic Subsidiaries may own all Permitted Joint Venture Investments then owned by it and them; and

(x) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, Company and its Domestic Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time Cdn.$10,000,000; provided that, for greater certainty, upon and during the occurrence and continuation of an Event of Default or Potential Event of Default, Company and its Domestic Subsidiaries may own all Investments then owned by it and them.

For certainty, neither the acquisition nor the retirement of Senior Second Lien Secured Notes in connection with any exchange of exchange notes therefor (containing substantially identical terms (except that such exchange notes will not contain terms with respect to transfer restrictions or the accrual of liquidated damages) to the Senior Second Lien Secured Notes), as contemplated by the Senior Second Lien Secured Note Indenture shall constitute an Investment.

9.4	Contingent Obligations.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i) Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guarantee;

(ii) Company may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit, and Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of other letters of credit in an aggregate amount not to exceed at any time Cdn. $5,000,000;

(iii) Company may become and remain liable with respect to Contingent Obligations under Currency Agreements with respect to Indebtedness under the Senior Second Lien Secured Notes and the Senior Notes;

(iv) Company may become and remain liable with respect to Contingent Obligations under the Lender Hedge Agreements;

(v) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;

(vi) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any obligations of Company or any Subsidiary Guarantors permitted by subsection 9.1 (excluding Section 9.1(ii)(a));

(vii) Company and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 9.4 annexed hereto;

(viii) Subsidiary Guarantors may remain liable with respect to Contingent Obligations arising under their guarantees of the Senior Notes;

(ix) Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations arising under their guarantees of the Senior Second Lien Secured Notes;

(x) Company and its Subsidiaries may become and remain liable for Contingent Obligations under the Bonding Program;

(xi) Company and Subsidiary Guarantors may become and remain liable with respect to any obligation of Company or another Subsidiary Guarantor incurred in the ordinary course of its business (the “Direct Obligation”)(for certainty, excluding obligations that are dealt with in the preceding clauses (i) through (x) of this Section 9.4) if the primary purpose or intent of the Company or Subsidiary Guarantor incurring the Contingent Obligation is to provide assurance to the obligee of the Direct Obligation that the Direct Obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such Direct Obligation will be protected (in whole or part) against loss in respect thereof; and

(xii) Company and its Domestic Subsidiaries may become and remain liable with respect to other Contingent Obligations, provided that the maximum aggregate liability, contingent or otherwise, of Company and its Domestic Subsidiaries in respect of all such other Contingent Obligations shall at no time exceed Cdn. $10,000,000.

9.5	Restricted Junior Payments.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment, provided that Company may make Restricted Junior Payments to Holdings:

(i) in an aggregate amount not to exceed Cdn. $1,000,000 in any Fiscal Year, to the extent necessary to permit Holdings to pay general administrative costs and expenses,

(ii) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, in an aggregate amount not to exceed Cdn. $1,000,000 in any Fiscal Year, or Cdn. $5,000,000 during the term of this Agreement, for distribution to Parent to the extent necessary to permit Parent to repurchase shares of Parent Common Stock (or options or warrants to acquire Parent Common Stock) from employees of Company pursuant to the terms of the existing employee stock ownership plans as such plans may be modified, supplemented or replaced as approved by Agents, acting reasonably; and

(iii) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, to the extent necessary to permit Holdings to discharge its tax liabilities, so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose.

9.6	Financial Covenants.

A. Minimum Fixed Charge Coverage Ratio. Company shall not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Fixed Charges for (a) the period of April 1, 2005 through June 30, 2005, to be less than 0.45 to 1.00, (b) the period of April 1. 2005 through September 30, 2005, to be less than 0.65 to 1.00, (c) the period of April 1, 2005 through December 31, 2005, to be less than 0.65 to 1.00, and (d) for any four-Fiscal Quarter period ending during any of the periods set forth below to be less than the correlative ratio indicated:

Period	Minimum Fixed Charge Coverage Ratio
January 1, 2006 - March 31, 2006	1.05:1.00
April 1, 2006 - June 30, 2006	1.15:1.00
July 1, 2006 - September 30, 2006	1.20:1.00
October 1, 2006 - December 31, 2006	1.20:1.00
January 1, 2007 - March 31, 2007	1.20:1.00
April 1, 2007 - June 30, 2007	1.30:1.00
July 1, 2007 - September 30, 2007	1.35:1.00
October 1, 2007 - December 31, 2007	1.45:1.00
January 1, 2008 - March 31, 2008	1.55:1.00
April 1, 2008 - June 30, 2008	1.65:1.00
July 1, 2008 - September 30, 2008	1.70:1.00
October 1, 2008 - December 31, 2008	1.80:1:00
January 1, 2009 - March 31, 2009	1.80:1.00
April 1, 2009 - June 30, 2009	1.80:1.00
July 1, 2009 - September 30, 2009	1.80:1.00
October 1, 2009 - December 31, 2009	1.80:1:00
January 1, 2009 - Maturity	1.80:1:00

B. Maximum Leverage Ratio. Company shall not permit the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter ending during any of the periods set forth below to exceed the correlative ratio indicated:

Period	Maximum Leverage Ratio
April 1, 2005 - June 30, 2005	12.00:1.00
July 1, 2005 - September 30, 2005	10.25:1.00
October 1, 2005 - December 31, 2005	7.75:1.00
January 1, 2006 - March 31, 2006	7.25:1.00

Period	Maximum Leverage Ratio
April 1, 2006 - June 30, 2006	6.45:1.00
July 1, 2006 - September 30, 2006	6.10:1.00
October 1, 2006 - December 31, 2006	5.70:1.00
January 1, 2007 - March 31, 2007	5.40:1.00
April 1, 2007 - June 30, 2007	5.20:1.00
July 1, 2007 - September 30, 2007	5.00:1.00
October 1, 2007 - December 31, 2007	4.80:1.00
January 1, 2008 - March 31, 2008	4.60:1.00
April 1, 2008 - June 30, 2008	4.40:1.00
July 1, 2008 - September 30, 2008	4.25:1.00
October 1, 2008 - December 31, 2008	4.10:1:00
January 1, 2009 - March 31, 2009	4.00:1.00
April 1, 2009 - June 30, 2009	4.00:1.00
July 1, 2009 - September 30, 2009	4.00:1.00
October 1, 2009 - December 31, 2009	4.00:1:00
January 1, 2009 - Maturity	4.00:1:00

C. Minimum Consolidated EBITDA. Company shall not permit Consolidated EBITDA for any four-Fiscal Quarter period ending during any of the periods set forth below to be less than the correlative amount indicated:

Period	Minimum Consolidated EBITDA
April 1, 2005 - June 30, 2005	$29,000,000
July 1, 2005 - September 30, 2005	$34,000,000
October 1, 2005 - December 31, 2005	$45,000,000
January 1, 2006 - March 31, 2006	$48,000,000
April 1, 2006 - June 30, 2006	$54,000,000
July 1, 2006 - September 30, 2006	$57,000,000
October 1, 2006 - December 31, 2006	$61,000,000
January 1, 2007 - March 31, 2007	$64,000,000
April 1, 2007 - June 30, 2007	$67,000,000
July 1, 2007 - September 30, 2007	$70,000,000
October 1, 2007 - December 31, 2007	$73,000,000
January 1, 2008 - March 31, 2008	$76,000,000
April 1, 2008 - June 30, 2008	$80,000,000
July 1, 2008 - September 30, 2008	$83,000,000
October 1, 2008 - December 31, 2008	$86,000,000
January 1, 2009 - March 31, 2009	$89,000,000
April 1, 2009 - June 30, 2009	$89,000,000
July 1, 2009 - September 30, 2009	$89,000,000
October 1, 2009 - December 31, 2009	$89,000,000
January 1, 2009 - Maturity	$89,000,000

9.7	Restriction on Fundamental Changes; Asset Sales.

Company shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Company or any of its Subsidiaries, or enter into any transaction of amalgamation, merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables or Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i) any Subsidiary of Company may be amalgamated or merged with or into Company or any wholly-owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, provided that in such case Company or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving Person; or all or any part of the business, property or assets of any Subsidiary of Company may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary Guarantor;

(ii) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales, provided that with respect to all such dispositions having a fair market value in excess of $500,000, Company has provided an Officer’s Certificate certifying that the consideration to be received for such assets will be in an amount at least equal to the fair market value thereof;

(iii) Company and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

(iv) Company and its Subsidiaries may make Asset Sales of assets having a fair market value not in excess of $15,000,000 in the aggregate in any Fiscal Year, provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof, (b) at least 75% of the consideration received shall be cash, and (c) the proceeds of such Asset Sales shall be applied as required by subsection 2.4A(iii)(a) or subsection 2.4F;

(v) in order to resolve disputes (or to settle with non-paying account debtors) that occur in the ordinary course of business, Company and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(vi) Company or a Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if and to the extent required by Applicable Law; and

(vii) except for clause (i) above, any Person may be merged with or into Company or any Subsidiary of Company, and Company and/or Subsidiary of Company may amalgamate with any such Person, if the acquisition of the Capital Stock of such Person by Company or such Subsidiary would have been permitted pursuant to subsection 9.3, provided that:

(a) in the case of a merger with or into Company, Company shall be the continuing or surviving Person;

(b) in the case of any other merger, if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Subsidiary of Company and complies with the provisions of subsection 9.8, and

(c) no Potential Event of Default or Event of Default shall have occurred or be continuing immediately after giving effect thereto.

9.8	Transactions with Shareholders and Affiliates.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Parent or Holdings or with any Affiliate of Company or Holdings or of any such holder:

(i) in the case of any agreement or arrangement pursuant to which any Loan Party is obligated to pay any amounts to Permitted Holders or any of their respective Affiliates, without the prior written consent of Administrative Agent, and

(ii) in all other cases, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate, provided that the foregoing restriction shall not apply:

(a) to any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries,

(b) to reasonable and customary fees paid to members of the Governing Bodies of Company and its Subsidiaries,

(c) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, to payments of Management Fees in accordance with the Advisory Services Agreement and reimbursement of expenses of Permitted Holders as provided therein, in each case so long as such payment is permitted under subsection 9.5,

(d) to indemnification payments to officers or directors of Loan Parties, and customary board of directors fees and expenses, and

(e) to the extent the same would otherwise be prohibited by this Section 9.8, for certainty, to the provision of subcontracting services to Noramac for which the applicable Loan Party is paid an amount equal to the amount Noramac is paid by the counterparty to its contract taking into consideration the percentage of such work performed for Noramac by such Loan Party less any fees paid to the joint venture partner in Noramac.

9.9	Sales and Lease-Backs.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real or personal), whether now owned or hereafter acquired,

(i) that Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries); or

(ii) that Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Company or any of its Subsidiaries to any Person (other than Company or any of its Subsidiaries) in connection with such lease;

provided that Company and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that Company or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under subsection 9.1, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale.

9.10	Conduct of Business.

From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company and its Subsidiaries on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

9.11	Amendments or Waivers of Certain Agreements.

A. Amendments or Waivers of Related Agreements. Neither Company nor any of its Subsidiaries will agree to any material amendment to, or waive any of its material rights under, any Related Document after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders. Without limiting the foregoing, the Company will not, without obtaining the prior written consent of Requisite Lenders, amend the Equity Issuance Documentation to contain any mandatory put, redemption, repayment, sinking fund or other required cash payment (other than a liquidation preference) prior to the date that is 91 days after the Revolving Loan Commitment Termination Date or any covenant or event of default (other than any covenant restricting payments by the Company with respect to the common stock of the Company in violation of the liquidation preference of the Equity Issuance). For greater certainty, nothing herein shall prevent the assignment, after the Closing Date, of Series B New Preferred Stock to Persons who are common shareholders of the Parent or to an Affiliate of any such Person.

B. Amendments or Waivers with Respect to Senior Second Lien Secured Notes. Company shall not, nor shall it permit Holdings or any of its Subsidiaries to, amend, supplement or otherwise change the terms of the Intercreditor Agreement, the Senior Second Lien Secured Note Indenture, the Second Lien Collateral Documents or the Senior Second Lien Secured Notes or any related document, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment, supplement or change is to increase the interest rate on the Senior Second Lien Secured Notes, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change any covenant to make such covenant more restrictive, change the redemption, prepayment or defeasance provisions thereof, add to the collateral securing the Senior Second Lien Secured Notes, or otherwise if the effect of such amendment or change is to increase the obligations of or restrictions applicable to Company, Holdings or any of its Subsidiaries or to confer any additional rights on the holders of the Senior Second Lien Secured Notes (or the trustee under the Senior Second Lien Secured Note Indenture or other representative on their behalf).

9.12	Fiscal Year.

Company shall not change its Fiscal Year end from March 31.

Section 10.	EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

10.1	Failure to Make Payments When Due.

Failure by Company to pay principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; failure by Company to collateralize any Bankers’ Acceptance or Letter of Credit when required hereunder; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement, on the date due; or

10.2	Default in Other Agreements.

(i) Failure of Company or any of its Subsidiaries to pay when due any principal of or interest on one or more items of Indebtedness (other than Indebtedness referred to in subsection 10.1) or Contingent Obligations in an individual principal amount of Cdn.$5,000,000 or more or with an aggregate principal amount of Cdn.$7,500,000 or more, in each case beyond the end of any grace period provided therefor; or

(ii) breach or default by Company or any of its Subsidiaries with respect to any other term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above, or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such failure, breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

10.3	Breach of Certain Covenants.

Failure of Company to perform or comply with any term or condition contained in subsection 2.5 or 8.2(i) or Section 9 of this Agreement; or

10.4	Breach of Warranty.

Any representation, warranty, certification or other statement made by Holdings, Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Holdings, Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made or deemed made (provided that if a representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth above shall be disregarded for purposes of this Section 10.4), provided that, if such false representation, warranty, certification or statement is capable of being corrected, and the applicable Loan Party causes such representation, warranty, certification or statement to be corrected by no later than 30 days after it is made or deemed made, the falseness of such representation, warranty, certification or statement shall not constitute an Event of Default; or

10.5	Other Defaults Under Loan Documents.

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 10, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Officer of Company or such Loan Party becoming aware of such default or (ii) receipt by Company and such Loan Party of notice from Administrative Agent or any Lender of such default; or

10.6	Involuntary Bankruptcy; Appointment of Receiver, etc.

If any case, proceeding or other action shall be instituted in any court of competent jurisdiction, against Holdings, Company or any Subsidiary seeking in respect of such Person an adjudication in bankruptcy, reorganization of its indebtedness, dissolution, winding up, liquidation, a composition, proposal or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian, liquidator or any Person with similar powers with respect to such Person or of all or any substantial part of its assets, or any other like relief in respect of such Person under a Bankruptcy Law, the Partnership Act (Alberta) or any other bankruptcy, insolvency or analogous law and:

(i) such case, proceeding or other action results in an entry of an order for relief or any such adjudication or appointment; or

(ii) if such case, proceeding or other action is being contested in good faith and by appropriate proceedings, the same shall continue undismissed, or unstayed and in effect, for any period of 45 days past the commencement of such case, proceeding or action; or

10.7	Voluntary Insolvency.

If Company, Holdings or any Subsidiary:

(i) makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors;

(ii) makes any proposal or seeks relief under a Bankruptcy Law or any comparable law, seeks relief under any other bankruptcy, insolvency or analogous law, or files a petition or proposal to take advantage of any act of insolvency;

(iii) consents to or acquiesces in the appointment of a trustee in bankruptcy, receiver, receiver and manager, interim receiver, custodian, sequestrator or other person with similar powers of itself or of all or any portion of its assets which is, in the opinion of the Requisite Lenders, material;

(iv) files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition, administration or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors’ rights;

(v) commits an act of bankruptcy under a Bankruptcy Law;

(vi) is adjudicated insolvent under a Bankruptcy Law, or admits in writing its inability to pay its debts as they become due; or

(vii) consents to, or acquiesces in, the filing of such assignment, proposal, relief, petition, proposal, appointment or proceeding set out in this Section 10.7 (excluding clause (iii)) or takes any action to authorize or effect any of the foregoing; or

10.8	Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of Cdn. $5,000,000 or (ii) in the aggregate at any time an amount in excess of Cdn. $7,500,000 (in either case not adequately covered by insurance of a solvent unaffiliated insurance company that has not denied coverage in writing) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

10.9	Dissolution.

Any order, judgment or decree of a court of competent jurisdiction shall be entered against Holdings, Company or any of its Subsidiaries decreeing the dissolution or split up of Holdings, Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 60 days; or

10.10	Seizure.

If property and assets of Company or any Subsidiary having an aggregate fair market value in excess of Cdn $5,000,000 is seized or otherwise attached by anyone pursuant to any legal process or other means, including distress, execution or any other step or proceeding with similar effect and such attachment, step or other proceeding shall continue in effect and not be released, discharged, bonded or stayed within 60 days; or

10.11	Change in Control.

A Change in Control shall have occurred; or

10.12	Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations.

At any time after the execution and delivery thereof:

(i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms),

(ii) any Loan Document or any provision thereof shall be declared by a court of competent jurisdiction to be null and void,

(iii) Collateral Agent shall not have or shall cease to have a valid and perfected First Priority Lien in Collateral purported to be covered by the Collateral Documents, or

(iv) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document or any provision thereof to which it is a party;

unless, in the case of clause (i) above, such unenforceability is capable of remedy and the applicable Loan Party remedies such unenforceability within 30 days of it being determined, or in the case of clause (ii) above such Loan Party appeals such declaration and has it finally overturned within 30 days of such declaration having been made, in which case the unenforceability, declaration or failure shall not constitute an Event of Default.

10.13	Conduct of Business By Holdings.

Holdings shall (i) engage in any business other than entering into and performing its obligations under and in accordance with the Loan Documents and Related Documents to which it is a party, and its obligations to bonding companies referred to in subclause (iii) below, (ii) own any assets other than (a) the capital stock of Company, and (b) Cash and Cash Equivalents in an amount not exceeding the amounts theretofore permitted to be distributed to Holdings under subsection 9.5 plus the aggregate amount of Net Securities Proceeds from the issuance of Capital Stock of Holdings or from any capital contribution to Holdings by any holder of the Capital Stock thereof not required to be applied to prepay the Loans pursuant to subsection 2.4A, or (iii) have any Indebtedness or other liability other than its obligations under the Holdings Guarantee or the Holdings Preferred Stock, or liabilities to bonding companies in respect of any Bonding Program; or

10.14	Conduct of Business by Finance Co.

Finance Co. shall (i) engage in any business other than entering into and performing its obligations under, in accordance with, and as contemplated in, the Loan Documents, the Senior Notes, the Senior Second Lien Secured Notes, any guarantee related to the Senior Second Lien Secured Notes or the Senior Notes, and Related Documents to which it is a party, or (ii) own any assets other than Loans made to a Loan Party, and any notes evidencing the same.

10.15	Amendment of Certain Documents of Holdings.

Holdings shall agree to any material amendment to, or waive any of its material rights under, or otherwise change any material terms of, any of the Acquisition Agreement or the Holdings Certificate of Designations, in each case as in effect on the Closing Date, in a manner adverse to Holdings or any of its Subsidiaries or to Lenders without the prior written consent of Administrative Agent and Requisite Lenders:

then:

Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the aggregate face amount of all Bankers’ Acceptances and the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations to be immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company to the extent permitted by Applicable Law, and the obligation of each Lender to make any Loan, the obligation of Fronting Bank to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 4.3C(i) or the obligations of Revolving Lenders to purchase assignments of any unpaid Swing Line Loans as provided in subsection 2.1A(ii).

Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of this Agreement and shall be applied as provided in subsection 2.4F.

Section 11.	ADMINISTRATIVE AGENT AND COLLATERAL AGENT

11.1	Appointment.

A. Appointment of Administrative Agent. BNP PARIBAS (Canada) is hereby appointed Administrative Agent hereunder and under the other Loan Documents. Each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. Except for subsections 11.1B, 11.5 and 11.6, the provisions of this Section 11 are solely for the benefit of Administrative Agent, Collateral Agent and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

B. Appointment of Collateral Agent. GE Canada Finance Holding Company is hereby appointed Collateral Agent hereunder and under the other Loan Documents. Each Lender hereby authorizes Collateral Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Collateral Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. Except for subsections 11.1B, 11.5 and 11.6, the provisions of this Section 11 are solely for the benefit of Administrative Agent, Collateral Agent and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Collateral Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

C. Appointment of Supplemental Collateral Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Collateral Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Collateral Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

In the event that Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty, and each obligation, expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Collateral Agent, or to which Collateral Agent is subject, with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral as if such Supplemental Collateral Agent were the Collateral Agent, and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by and against such Supplemental Collateral Agent shall run to and be enforceable by and against either Collateral Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 11 and of subsections 12.2 and 12.3 that refer to Collateral Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Collateral Agent shall be deemed to be references to Collateral Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Collateral Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Collateral Agent until the appointment of a new Supplemental Collateral Agent.

D. Control. Each Lender and Collateral Agent hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets that, in accordance with any governing legislation, can be perfected by possession or control.

11.2	Powers and Duties; General Immunity.

A. Powers; Duties Specified. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Company; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

Each Lender irrevocably authorizes Collateral Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Collateral Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Collateral Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents together with such powers, rights and remedies as are reasonably incidental thereto. Collateral Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Collateral Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Company; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Collateral Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B. No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of Company to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

C. Exculpatory Provisions. No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 12.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 12.6).

D. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

11.3	Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or issuance of any Letter of Credit or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

11.4	Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements on a solicitor and his own client basis, and fees and disbursements of any financial advisor engaged by Agents) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent or and other such Persons in exercising the powers, rights and remedies of an Agent or performing duties of an Agent hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting solely from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

11.5	Successor Agents and Swing Line Lender.

A. Successor Agents. Any Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to Collateral Agent, Lenders and Company. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Administrative Agent, which must be a Lender, subject (if no Event of Default exists) to the approval of Company. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. Whether or not a successor is appointed, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement upon its resignation becoming effective in accordance with its notice of resignation. After any retiring Administrative Agent’s resignation hereunder as an Administrative Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement.

Any Collateral Agent may resign at any time by giving 30 days’ prior written notice thereof to Administrative Agent, Lenders and Company. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Collateral Agent, subject (if no Event of Default exists) to the approval of Company. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent. Whether or not a successor is appointed, the retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement upon its resignation becoming effective in accordance with its notice of resignation. After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement.

B. Successor Swing Line Lender. Any resignation of Administrative Agent pursuant to subsection 11.5A shall also constitute the resignation of it or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 11.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event Company shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender.

C. Successor Fronting Bank. The Fronting Bank may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Company. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Fronting Bank, which must be a Lender, subject (if no Event of Default exists) to the approval of Company. Upon the acceptance of any appointment as Fronting Bank hereunder by a successor Fronting Bank, that successor Fronting Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Fronting Bank and the retiring Fronting Bank shall be discharged from its duties and obligations under this Agreement. Whether or not a successor is appointed, the retiring Fronting Bank shall be discharged from its duties and obligations under this Agreement upon its resignation becoming effective in accordance with its notice of resignation. After any retiring Fronting Bank’s resignation hereunder as Fronting Bank, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Fronting Bank under this Agreement.

11.6	Collateral Documents and Guarantees.

A. Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders under any Loan Document (other than this Agreement and the Collateral Documents) and each Lender agrees to be bound by the terms of each such Loan Document, provided that Administrative Agent shall not enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any such Loan Document, except in compliance with subsection 12.6, and provided further that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to release any Subsidiary Guarantor from the Subsidiary Guarantee if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented so long as, in the case of a sale of such item of Collateral or Capital Stock referred to above, the requirements of subsections 12.14 and 12.15 are satisfied. In addition, each Lender (and by accepting the benefits thereof, each Swap Lender) hereby further authorizes Administrative Agent to execute the St. Paul Priority Agreement as agent for and representative of the Lenders, and each Lender (and by accepting the benefits thereof, each Swap Lender) agrees to be bound thereby. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to enforce any Guarantee, it being understood and agreed that all powers, rights and remedies under the Guarantees may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof.

B. Each Lender (and by accepting the benefits thereof, each Swap Lender) hereby further authorizes Collateral Agent, on behalf of and for the benefit of Lenders, without further authorization or consent of the Lenders, to enter into the Intercreditor Agreement, the St. Paul Priority Agreement and each Collateral Document as secured party, and each Lender agrees to be bound by the terms of each such Collateral Document, provided that Collateral Agent shall not:

(i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any such Collateral Document or the Intercreditor Agreement, or

(ii) release any Collateral,

except in compliance with subsection 12.6, and provided further that, without further written consent or authorization from Lenders, Collateral Agent may execute any documents or instruments necessary to:

(a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented, or

(b) subordinate the Liens of Collateral Agent, on behalf of Lenders, Swap Lenders and Agents, to any Liens permitted by subsections 9.2A(i), (ii) and (iv);

so long as, in the case of a sale of such item of Collateral referred to in subclause (a), the requirements of subsections 12.14 and 12.15 are satisfied. Anything contained in any of the Collateral Documents to the contrary notwithstanding, Company, Collateral Agent and each Lender hereby agree that:

(1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document, it being understood and agreed that all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of Lenders in accordance with the terms thereof, and

(2) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

11.7	Duties of Other Agents.

To the extent that any Lender is identified in this Agreement as a “co-agent,” documentation agent or syndication agent, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

11.8	Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Holdings, Company or any of the Subsidiaries of Holdings or Company, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans or Letters of Credit and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections 2.3 and 12.2) allowed in such judicial proceeding, and

(ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.3 and 12.2.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

11.9	Borrowing Base Communication.

If, at any time, Collateral Agent determines that the Borrowing Base is not the amount set forth in the most recent Borrowing Base Certificate delivered by the Company pursuant to Section 8.1(xiv), whether due to the establishment of a Reserve, the ineligibility of accounts receivable, the receipt of an updated NOLV Appraisal or otherwise, Collateral Agent shall notify Administrative Agent of same in writing (with a copy to the Company), which notice shall state the newly calculated Borrowing Base. Administrative Agent, Swing Line Lender and Issuing Lender shall have no liability to the Lenders for Loans made (including Swing Line Loans) or Letters of Credit issued (and Lenders shall be responsible for their Pro Rata shares of such Loans or Letters of Credit pursuant to Sections 2.1A(i), 2.1A(ii)(d), 2.1A(ii)(e) and 4.1C) in good faith based on the Company’s most recent Borrowing Base Certificate unless and until Collateral Agent has delivered such notice.

Section 12.	MISCELLANEOUS

12.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.

A. General. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 12.1). Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders (and any attempted assignment or transfer by Company without such consent shall be null and void). No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation. Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(ii) and subsection 12.5, the Swing Line Loan Subcommitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described below to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 11.5. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B. Assignments.

(i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement, provided that:

(a) except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or Agent or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure of the assigning Lender and the assignee subject to each such assignment shall not be less than Cdn. $1,000,000 in the case of any assignment of a Revolving Loan or Revolving Loan Commitment, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Company otherwise consents (each such consent not to be unreasonably withheld or delayed),

(b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Loan Commitment assigned,

(c) the assignor and the assignee under each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required), and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent information reasonably requested by Administrative Agent), and

(d) except in the case of an assignment to another Lender, an Affiliate of a Lender or Agent or an Approved Fund of a Lender, Agents, if no Event of Default has occurred and is continuing, Company, shall have consented thereto (each of which consents shall not be unreasonably withheld and in the case of Collateral Agent such consent may only be withheld if in Collateral Agent’s reasonable judgment such assignment would likely result in additional liability, cost or administrative burden for the Collateral Agent), and shall evidence such consent in writing on request by any party to the Assignment Agreement. Collateral Agent’s consent to any assignment shall be deemed given 5 Business Days after written request therefor by Administrative Agent or Company if, by such time Collateral Agent has not consented (or denied consent).

Upon such execution, delivery and consent, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 12.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is an Issuing Lender such Lender shall continue to have all rights and obligations of an Issuing Lender until the cancellation or expiration of any Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder). Other than as provided in subsection 2.1A(ii) and subsection 12.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 12.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 12.1C.

(ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 12.1B(i), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 12.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 12.1B(ii).

(iii) Deemed Consent by Company. If the consent of Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 12.1B(i), but excluding any consent of Company required for the sale of a participation set forth in subsection 12.1C), Company shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Company on or prior to such fifth Business Day.

C. Participations. Any Lender may, without the consent of, or notice to, Company or Administrative Agent, sell participations to one or more Persons (other than a natural Person or Company or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement, provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (a) the extension of the regularly scheduled maturity of any portion of the principal amount of or interest on any Loan allocated to such participation (other than interest imposed by subsection 2.2D for a period not to exceed 60 days) or (b) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation (other than interest imposed by subsection 2.2D for a period not to exceed 60 days). Subject to the further provisions of this subsection 12.1C, Company agrees that each Participant shall be entitled to the benefits of subsection 2.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 12.1B. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of subsection 12.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 12.5 and 12.20 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsection 2.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Company’s prior written consent.

Where payments to a Participant are subject to withholding tax pursuant to Part XIII of the Income Tax Act, a Participant shall not be entitled to the benefits of subsection 2.6 unless Company is notified of the participation sold to such Participant and Company agrees to comply with subsection 2.6 as though such Participant were a Lender.

D. Pledges and Assignments. Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to any banking or finance Governmental Authority to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank, provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E. Information. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 12.20.

F. Agreements of Lenders. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other securities laws (it being understood that, subject to the provisions of this subsection 12.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

12.2	Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly:

(i) all reasonable costs and expenses of the Agents incurred in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto;

(ii) all costs and expenses of furnishing all opinions by counsel for Company (including any opinions requested by Agents or Lenders as to any legal matters arising hereunder) and of Company’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements;

(iii) all reasonable fees, expenses and disbursements of counsel to Administrative Agent on a solicitor and his own client basis (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company;

(iv) all costs and expenses of creating and perfecting Liens in favor of Collateral Agent on behalf of Lenders, Swap Lenders and Agents pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees and reasonable fees, expenses and disbursements of counsel to Administrative Agent and Collateral Agent and of counsel providing any opinions that Administrative Agent, Collateral Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto;

(v) all costs and expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental, engineering or other consultants, advisors and agents employed or retained by Administrative Agent, Collateral Agent or its counsel) of obtaining and reviewing any appraisals or any environmental audits or reports provided for under this Agreement, provided that Administrative Agent and Collateral Agent shall advise Company of Lenders’ intent to obtain such information, although failure to do so will not affect Company’s obligations under this subsection 12.2;

(vi) all costs and expenses incurred by Collateral Agent in connection with the custody or preservation of any of the Collateral;

(vii) all other costs and expenses incurred by Agents in connection with the syndication of the Revolving Loan Commitments;

(viii) all costs and expenses, including reasonable legal fees on a solicitor and his own client basis (including allocated costs of internal counsel) and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and

Collateral Agent and its counsel relating to efforts to (a) evaluate or assess any Loan Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral; and

(ix) all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel), fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent, Collateral Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

12.3	Indemnity.

In addition to the payment of expenses pursuant to subsection 12.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend, indemnify, pay and hold harmless Agents and Lenders (including Issuing Lenders), and the officers, directors, employees, agents and Affiliates of Agents and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined), provided that (i) an Indemnitee shall always be entitled to select its own counsel, and (ii) Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials or Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of:

(i) this Agreement, the other Loan Documents or the Related Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of

Letters of Credit hereunder or the use or intended use of any thereof, the failure of an Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guarantees)), and further including:

(a) any cost or expense incurred by reason of the liquidation or re-deployment in whole or in part of deposits or other funds required by any Lender to fund any Bankers’ Acceptance or to fund or maintain any Loan as a result of Company’s failure to complete a borrowing or to make any payment, repayment or prepayment on the date required hereunder or specified by it in any notice given hereunder;

(b) subject to permitted or deemed Rollovers and Conversions, Company’s failure to provide for the payment to Administrative Agent for the account of the Lenders of the full principal amount of each Bankers’ Acceptance on its maturity date;

(c) Company’s failure to pay any other amount, including any interest or fee, due hereunder on its due date after the expiration of any applicable grace or notice periods (subject, however, to the interest obligations of Company hereunder for overdue amounts);

(d) the prepayment of any outstanding Bankers’ Acceptance otherwise than on the last day of its BA Interest Period;

(e) Company’s failure to give any notice required to be given by it to Administrative Agent or the Lenders hereunder;

(f) the failure of Company to make any other payment due hereunder;

(g) any inaccuracy or incompleteness of Company’s representations and warranties contained herein;

(h) any failure of Company to observe or fulfill its covenants contained herein;

(i) any failure of Company to observe or fulfill any other Obligation not specifically referred to above; or

(j) the occurrence of any Default or Event of Default in respect of Company; or

(ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 12.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

12.4	Set-Off; Security Interest in Deposit Accounts.

In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, during the existence of any Event of Default (and with the approval of the Requisite Lenders prior to any Loans becoming or being declared to be due under Section 10), each Lender is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Company and each other Loan Party against and on account of the Obligations of Company or any other Loan Party to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 10 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Company hereby further grants to Collateral Agent and each Lender a security interest in all deposits and accounts maintained with Administrative Agent, Collateral Agent or such Lender as security for the Obligations.

12.5	Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under a Bankruptcy Law, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment)

of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them, provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy, receivership or reorganization of a Loan Party or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 12.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an assignment agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

12.6	Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders, provided that no such amendment, modification, termination, waiver or consent shall:

(i) without the additional consent of each Lender with Obligations directly affected:

(a) reduce the principal amount payable on account of any Loan,

(b) increase the maximum aggregate amount of Letters of Credit available,

(c) postpone any installment date or the final maturity date of any Loan,

(d) postpone the date on which any interest or any fees are payable, other than interest imposed by subsection 2.2D for a period not to exceed 60 days,

(e) decrease the interest rate or stamping fee borne by any Loan or the amount of any fees payable hereunder, other than interest imposed by subsection 2.2D for a period not to exceed 60 days,

(f) reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit,

(g) extend the expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date,

(h) change in any manner the obligations of Revolving Lenders relating to the purchase of participations in Letters of Credit, or

(i) increase such Lender’s Revolving Loan Commitment;

(ii) without the consent of all Lenders:

(a) change in any manner the definition of “Pro Rata Share” or the definition of “Requisite Lenders” (except for any changes resulting solely from an increase in Revolving Loan Commitments approved by Requisite Lenders),

(b) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders,

(c) increase the maximum duration of BA Interest Periods permitted hereunder,

(d) release any Lien granted in favor of Collateral Agent with respect to the Collateral, or release Holdings from its obligations under the Holdings Guarantee, or release any of the Subsidiary Guarantors from their obligations under the Subsidiary Guarantee, in each case other than in accordance with the terms of this Agreement and the other Loan Documents, including subsections 12.14 and 12.15, or

(e) change in any manner or waive the provisions contained in subsection 10.1 or this subsection 12.6.

In addition:

(1) no amendment, modification, termination or waiver of any provision of subsection 2.1A(ii) or of any other provision of this Agreement relating to the Swing Line Loan Subcommitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender,

(2) no amendment, modification, termination or waiver of any provision of Section 4 shall be effective without the written concurrence of Fronting Bank (if any) and, with respect to Letters of Credit, without the written concurrence of each Issuing Lender that has issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit,

(3) no amendment, modification, termination or waiver of any provision of Section 11 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent or Collateral Agent shall be effective without the written concurrence of Administrative Agent or Collateral Agent, as applicable; and

(4) no amendment, modification, termination or waiver of Section 2.4F affecting the rights thereunder of any Swap Lender shall be effective without the written concurrence of such Swap Lender.

Either Administrative Agent or Collateral Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. If Administrative Agent or Collateral Agent expressly executes any such amendment, modification, waiver or consent on behalf of any Lender or Lenders, Company may rely on such execution as conclusive evidence that the written concurrence of the Lender or Lenders on whose behalf such Agent has executed has been obtained.

Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 12.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company and each Subsidiary Guarantor.

12.7	Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

12.8	Notices; Effectiveness of Signatures.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or Canadian mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the Canadian mail with postage prepaid and properly addressed, provided that notices to Administrative Agent, Collateral Agent, Swing Line Lender and any Issuing Lender shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Company, Collateral Agent and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent, Collateral Agent and Company. Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information, provided that no signature with respect to any notice, request, agreement, waiver, amendment or other document or any notice that is intended to have binding effect may be sent by electronic mail.

Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile. The effectiveness of any such documents and signatures shall, subject to Applicable Law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Agents and Lenders. Agents may also require that any such documents and signature be confirmed by a manually-signed copy thereof, provided that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

12.9	Survival of Representations, Warranties and Agreements.

A. Survive Execution. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

B. Survive Termination. Notwithstanding anything in this Agreement or implied by Applicable Law to the contrary, the agreements of Company set forth in subsections 2.6, 12.2, 12.3, 12.18 and 12.19 and the agreements of Lenders set forth in subsections 11.2C, 11.4, 12.5, 12.19 and 12.20 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

12.10	Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

12.11	Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any similar official in respect of a Loan Party under any Bankruptcy Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

12.12	Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

12.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Loan Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by Applicable Law, Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof.

12.14	Release of Subsidiary Guarantee.

Upon the sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than to an Affiliate of Company, unless such sale or other disposition is permitted under subclause 9.7(i)) permitted by this Agreement, or termination of the existence of a Subsidiary Guarantor in a transaction permitted by subclause 9.7(i), or to which Requisite Lenders have otherwise consented, for which a Loan Party desires to obtain a release of the Subsidiary Guarantor from the Subsidiary Guarantee, such Loan Party shall deliver an Officer’s Certificate:

(i) specifying the Capital Stock being sold or otherwise disposed of in the proposed transaction,

(ii) stating that the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof, and

(iii) certifying that no Event of Default or Potential Event of Default exists;

and upon the receipt of such Officer’s Certificate, Administrative Agent shall, at such Loan Party’s expense (so long as Administrative Agent does not have actual knowledge, without independent inquiry, that the facts stated in such Officer’s Certificate are not true and correct) execute and deliver a release of the Subsidiary Guarantor from the Subsidiary Guarantee, as may be reasonably requested by such Loan Party.

12.15	Release of Security Interest on Asset Disposition.

Upon the sale or other disposition of any Collateral that is permitted by this Agreement or to which Requisite Lenders have otherwise consented and for which a Loan Party desires to obtain a security interest release, such Loan Party shall deliver an Officer’s Certificate:

(i) specifying the Collateral being sold or otherwise disposed of in the proposed transaction,

(ii) stating that the Collateral subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof,

(iii) stating whether the sale or other disposition of such item of Collateral constitutes an Asset Sale, and

(iv) certifying that no Event of Default or Potential Event of Default exists.

Upon the receipt of such Officer’s Certificate, Collateral Agent shall, at such Loan Party’s expense (so long as Collateral Agent does not have actual knowledge, without independent inquiry, that the facts stated in such Officer’s Certificate are not true and correct, and if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, Collateral Agent shall have received evidence satisfactory to it in its sole discretion that satisfactory arrangements or undertakings have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4) execute and deliver such releases of the security interests created by the Collateral Documents in the Collateral which is the subject of such sale, as may be reasonably requested by such Loan Party.

12.16	Applicable Law.

This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the laws of the Province of Alberta, without regard to conflicts of laws principles that would require application of another law.

12.17	Construction of Agreement; Nature of Relationship.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

12.18	Consent to Jurisdiction and Service of Process.

All judicial proceedings brought against Company arising out of or relating to this Agreement or any other Loan Document, or any obligations thereunder, may be brought in any court of competent jurisdiction in the Province of Alberta. By executing and delivering this Agreement, Company, for itself and in connection with its properties, irrevocably

(i) accepts generally and unconditionally the nonexclusive jurisdiction and venue of such courts;

(ii) waives any defense of forum non conveniens;

(iii) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Company at its address provided in accordance with subsection 12.8;

(iv) agrees that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over Company in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and

(v) agrees that Lenders retain the right to serve process in any other manner permitted by Applicable Law or to bring proceedings against Company in the courts of any other jurisdiction.

12.19	Waiver of Jury Trial.

Each of the Parties to this Agreement hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising out of this agreement or any of the other loan documents or any dealings between them relating to the subject matter of this loan transaction or the lender/borrower relationship that is being established. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing (other than by a mutual written waiver specifically referring to this subsection 12.19 and executed by each of the parties hereto), and this waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement or any of the other Loan Documents or to any other documents or agreements relating to the Loans made or Letters of Credit issued hereunder.

12.20	Confidentiality.

Each Agent and Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as confidential by Company in accordance with such Agent’s or Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by Company that in any event a Lender may make disclosures:

(i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential),

(ii) to the extent requested by any Governmental Authority,

(iii) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder,

(iv) to the extent required by Applicable Law or by any subpoena or similar legal process,

(v) to any other party to this Agreement,

(vi) to the trustee under the Senior Second Lien Secured Note Indenture in accordance with the terms of the Intercreditor Agreement,

(vii) subject to an agreement containing provisions substantially the same as those of this subsection 12.20, to any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement,

(viii) with the consent of Company,

(ix) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 12.20 or (ii) becomes available to any Agent or any Lender on a nonconfidential basis from a source other than Company, or

(x) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about an Agent’s or a Lender’s or their Affiliates’ investment portfolio in connection with ratings issued with respect to such Agent, Lender or Affiliates, provided that, unless specifically prohibited by Applicable Law or court order, each Agent or Lender, applicable, shall notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Agent or Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Agent or Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries. In addition, any Agent and any Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Agents and Lenders.

Notwithstanding anything herein to the contrary, information required to be treated as confidential by reason of the foregoing shall not include, and any Agent and each Lender may disclose to any and all Persons, without limitation of any kind, any information with respect to income tax treatment and income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Agent or such Lender relating to such tax treatment and tax structure.

12.21	Paramountcy; Superseding Effect.

If there is any conflict or inconsistency between any provision of this Agreement and any provision of any other Loan Document, the provisions of this Agreement shall, to the extent necessary to resolve such conflict, govern. The commitment letter by and among BNP Paribas, GE Canada Finance Holding Company and the Company dated as of May 12, 2005 is cancelled and superseded in its entirety by this Agreement upon its effectiveness.

12.22	Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

NORTH AMERICAN ENERGY PARTNERS INC.

By:	/s/ Vincent Gallant

Name:	Vincent Gallant

Title:	Vice President, Finance

By:	/s/ Chris Hayman

Name:	Chris Hayman

Title:	Treasurer

Notice Address:

North American Energy Partners Inc.
Zone 3, Acheson Industrial Area
2-53016 Highway 60
Acheson, Alberta T7X 5G7
Facsimile: (780) 960-7103
Attention: Vincent Gallant

BNP PARIBAS (CANADA),
as Administrative Agent and Lender

By:	/s/ James Goodall
Name:	James Goodall
Title:	Managing Director, Leveraged Finance & Real Estate Finance

By:	/s/ Eric Borromeo
Name:	Eric Borromeo
Title:	Vice President, Leveraged Finance

Notice Address:

(Funding, Conversions, Rollovers and other payment related notices)

Ms. Paule Fortin
BNP PARIBAS (Canada)
1981 McGill College Avenue,
Montreal, Quebec H3A 2W8 Canada
Phone: (514) 285-6127
Fax: (514) 285-2944

with a copy to:

Eric Borromeo
Vice-President
BNP PARIBAS (Canada)
77 King Street West, Suite 4100, P.O. Box 31
Royal Trust Tower, T-D Centre,
Toronto, Ontario, M5K 1N8 Canada
Phone: (416) 365-6719
Fax: (416) 947-9995

(All other notices)
Anthony Wilson
Merchant Banking Group
BNP Paribas
One Front Street, 23rd Floor
San Francisco CA, USA 94111
Phone: (415) 772-1526
Fax: (415) 398-4240

with a copy to:

Eric Borromeo
Vice-President
BNP PARIBAS (Canada)
77 King Street West, Suite 4100, P.O. Box 31
Royal Trust Tower, T-D Centre,
Toronto, Ontario, M5K 1N8 Canada
Phone: (416) 365-6719
Fax: (416) 947-9995

GE CANADA FINANCE HOLDING COMPANY, as Collateral Agent and Lender

By:	/s/ Stephen B. Smith
Name:	Stephen B. Smith
Title:	President

Notice Address:

GE Canada Finance Holding Company
100 California Street, 10th Floor
San Francisco, California 94111
Attention:	Daniel Shapiro, Global Sponsor Finance
Facsimile:	(415) 277-7443